Exhibit 4.1

Executed Version

6.125% SENIOR NOTES DUE 2023

INDENTURE

Dated as of June 27, 2014

among

SANCHEZ ENERGY CORPORATION,

THE GUARANTORS PARTY HERETO,

and

U.S. BANK NATIONAL ASSOCIATION,

As Trustee

CROSS-REFERENCE TABLE*

Trust Indenture Act Section		Indenture Section
310	(a)(1)	7.10
	(a)(2)	7.10
	(a)(3)	N/A
	(a)(4)	N/A
	(a)(5)	7.10
	(b)	7.10
311	(a)	7.11
	(b)	7.11
312	(a)	2.05
	(b)	11.03
	(c)	11.03
313	(a)	7.06
	(b)(1)	7.06
	(b)(2)	7.06, 7.07
	(c)	7.06, 11.02
	(d)	7.06
314	(a)	4.03, 4.04, 11.02
	(b)	N/A
	(c)(1)	11.04
	(c)(2)	11.04
	(c)(3)	N/A
	(d)	N/A
	(e)	11.05
	(f)	N/A
315	(a)	7.01
	(b)	7.05, 11.02
	(c)	7.01
	(d)	7.01
	(e)	6.11
316	(a)(last sentence)	2.08
	(a)(1)(A)	6.05
	(a)(1)(B)	6.04
	(a)(2)	N/A
	(b)	6.07
	(c)	9.04
317	(a)(1)	6.08
	(a)(2)	6.09
	(b)	2.04
318	(a)	11.01
	(b)	N/A
	(c)	11.01

N/A means not applicable.

* This Cross-Reference Table is not part of the Indenture.

i

v

APPENDIX AND ANNEX

RULE 144A/REGULATION S APPENDIX	App.-1
EXHIBIT 1 Form of Initial Note	Exhibit 1 to App.-1
EXHIBIT 2 Form of Exchange Note	Exhibit 2 to App.-1
ANNEX A Form of Supplemental Indenture	A-1

This INDENTURE, dated as of June 27, 2014 is among SANCHEZ ENERGY CORPORATION, a Delaware corporation (the “Company”), the Guarantors party hereto from time to time, and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

The Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Company’s Initial Notes, Exchange Notes and Additional Notes:

ARTICLE ONE
DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01                             Definitions.

“Additional Assets” means:

(1)                                 any assets used or useful in the Oil and Gas Business, other than Indebtedness or Capital Stock;

(2)                                 the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or any of its Restricted Subsidiaries; or

(3)                                 Capital Stock constituting a Minority Interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) is primarily engaged in the Oil and Gas Business.

“Additional Interest” means all Additional Interest then owing pursuant to Section 5 of the Registration Rights Agreement referred to in clause (1) of the definition of “Registration Rights Agreement” in the Appendix.  Unless the context indicates otherwise, all references to “interest” in this Indenture or the Notes shall be deemed to include any Additional Interest.

“Additional Notes” means, subject to the Company’s compliance with Section 4.09, 6.125% Senior Notes due 2023 issued from time to time after the Initial Issuance Date under the terms of this Indenture (other than pursuant to Section 2.06, 2.07, 2.09, 3.06, Section 3.09, 4.10, 4.15 or 9.05 of this Indenture or Section 2.3 or 2.4 of the Appendix and other than Exchange Notes issued pursuant to a Registered Exchange Offer for other Notes outstanding under this Indenture).

“Adjusted Consolidated Net Tangible Assets” of the Company means (without duplication), as of the date of determination:

(1)                                 the sum of:

(a)                                 discounted future net revenue from proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal or other income taxes, as estimated by the

Company in a reserve report prepared as of the end of the most recently completed fiscal year of the Company for which audited financial statements are available and giving effect to applicable Oil and Natural Gas Hedging Contracts in place as of the date of determination (whether positive or negative), as increased by, as of the date of determination, the estimated discounted future net revenue from:

(i)                                     estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to acquisitions consummated since the date of such reserve report, which reserves were not reflected in such year-end reserve report, and

(ii)                                  estimated crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward revisions of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior period end) due to exploration, development or exploitation, production or other activities which would, in accordance with standard industry practice, cause such revisions (including the impact to proved reserves and future net revenue from estimated development costs incurred and the accretion discount), and in the case of clauses (i) and (ii) calculated in accordance with SEC guidelines, and decreased by, as of the date of determination, the estimated discounted future net revenue attributable to:

(A)                               estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such year-end reserve report produced or disposed of since the date of such reserve report, and

(B)                               reductions in the estimated crude oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such reserve report attributable to downward revisions of estimates of proved crude oil and natural gas reserves since the date of such year-end reserve report due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, and in the case of clauses (A) and (B) calculated on a pre-tax basis in accordance with SEC guidelines (utilizing the prices utilized in the Company’s year-end reserve report) and estimated by the Company’s petroleum engineers or, at the Company’s election, any independent petroleum engineers engaged by the Company for that purpose;

(b)                                 the capitalized costs that are attributable to crude oil and natural gas properties of the Company and its Restricted Subsidiaries to which no proved crude oil and natural gas reserves are attributable, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest available annual or quarterly financial statements;

(c)                                  the Net Working Capital of the Company as of a date no earlier than the date of the Company’s latest available annual or quarterly financial statements; and

(d)                                 the greater of:

(i)                                     the net book value, and

(ii)                                  the appraised value, as estimated by independent appraisers, of other tangible assets (including Investments in unconsolidated Subsidiaries) of the Company and its Restricted Subsidiaries as of a date no earlier than the date of the Company’s latest available annual or quarterly financial statements (provided that the Company shall not be required to obtain such an appraisal of such assets if no such appraisal has been performed);

minus

(2)                                 the sum of:

(a)                                 Minority Interests;

(b)                                 any net natural gas balancing liabilities of the Company and its Restricted Subsidiaries as of the last day of the Company’s latest available annual or quarterly financial statements, to the extent not included in calculating the Net Working Capital of the Company in accordance with clause 1(c) above;

(c)                                  to the extent included in clause (1)(a) above, the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the prices utilized in the Company’s year-end reserve report), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties;

(d)                                 to the extent included in clause (1)(a) above, the discounted future net revenue calculated in accordance with SEC guidelines (utilizing the prices utilized in the Company’s year-end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

(e)                                  the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production and price assumptions included in determining the discounted future net revenue specified in clause (1)(a) above, would be necessary to satisfy fully the obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

If the Company changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, “Adjusted Consolidated Net Tangible Assets” of the Company will continue to be calculated as if the Company were still using the full cost method of accounting.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar or Paying Agent.

“Agent Members” has the meaning provided in the Appendix.

“Applicable Law” except as the context may otherwise require, means all applicable laws, rules, regulations, ordinances, judgments, decrees, injunctions, writs and orders of any court or governmental or congressional agency or authority and rules, regulations, orders, licenses and permits of any United States federal, state, municipal, regional, or other governmental body, instrumentality, agency or authority.

“Applicable Procedures” of a Depository means, with respect to any matter at any time, the policies and procedures of such Depository, if any, that are applicable to such matter at such time.

“as determined in good faith by the Company” means a determination made in good faith by the Board of Directors of the Company or any Company Officer involved in or otherwise familiar with the transaction for which such determination is being made.

“Asset Sale” means:

(1)                                 the sale, lease (other than operating leases entered into in the ordinary course of business), conveyance or other disposition of any properties or assets (including by way of a Production Payment or a sale and leaseback transaction or mergers, consolidations or otherwise); and

(2)                                 the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale by the Company or any Restricted Subsidiary of Equity Interests in any of the Company’s Restricted Subsidiaries (in either case other than Preferred Stock of any Restricted Subsidiary issued in compliance with Section 4.09 and directors’ qualifying shares or shares required by Applicable Law to be held by a Person other than the Company or a Restricted Subsidiary);

provided that, in the case of (1) or (2), the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company and its Restricted

Subsidiaries (including by way of a merger or consolidation) will be governed by Section 4.15 and/or Section 5.01 and not by the provisions of Section 4.10.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1)                                 any single transaction or series of related transactions that involves properties, assets or Equity Interests having a Fair Market Value of less than $10.0 million;

(2)                                 a transfer or other disposition of assets between or among any of the Company and its Restricted Subsidiaries;

(3)                                 an issuance or sale or other disposition of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4)                                 the sale, lease or other disposition of equipment, inventory, products, services, accounts receivable or other properties or assets in the ordinary course of business and any sale or other disposition of surplus, damaged, worn-out or obsolete assets (including the abandonment or other disposition of licenses and sublicenses of software, intellectual property or other general intangibles that are, as determined in good faith by the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Restricted Subsidiaries taken as whole);

(5)                                 the sale or other disposition of (a) Hedging Contracts or other financial instruments in the ordinary course of business or (b) cash or Cash Equivalents;

(6)                                 a disposition of properties or assets that constitutes (or results in by virtue of the consideration received for such disposition) either a Restricted Payment that does not violate Section 4.07 or a Permitted Investment or a Permitted Payment;

(7)                                 the abandonment, assignment, farm-out, lease or sublease of developed or undeveloped crude oil or natural gas properties, or the forfeiture or other disposition of such properties owned or held by the Company or any of its Restricted Subsidiaries in a manner that is customary in the Oil and Gas Business or in exchange for crude oil and natural gas properties owned or held by another Person;

(8)                                 an Asset Swap;

(9)                                 the creation or perfection of a Lien (but not, except to the extent contemplated in clause (10) below, the sale or other disposition of the properties or assets subject to such Lien);

(10)                          the creation or perfection of a Permitted Lien and dispositions in connection with Permitted Liens and the exercise by any Person in whose favor a Permitted Lien is granted of any of its rights in respect of that Permitted Lien;

(11)                          a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(12)                          the grant in the ordinary course of business of any non-exclusive license or sublicense of patents, trademarks, registrations therefor and other similar intellectual property, including without limitation licenses of seismic data;

(13)                          a disposition of Hydrocarbons or mineral products inventory in the ordinary course of business;

(14)                          the sale, transfer or other disposition (whether or not in the ordinary course of business) of crude oil and natural gas properties or direct or indirect interests in real property; provided that at the time of such sale, transfer or other disposition such properties do not have associated with them any proved reserves;

(15)                          any Production Payments and Reserve Sales; provided that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are customary in the Oil and Gas Business for geologist, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary, shall have been created, incurred, issued, assumed or guaranteed in connection with the financing of, and within 60 days after the acquisition of, the property that is subject thereto;

(16)                          the disposition of assets or Equity Interests received in settlement of debts owing to a Person as a result of foreclosure, perfection or enforcement of any Lien or debt, which debts were owing to such Person; and

(17)                          any sale or other disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary.

“Asset Swap” means any substantially contemporaneous (and in any event occurring within 180 days of each other) purchase and sale or exchange of any assets or properties used or useful in the Oil and Gas Business between the Company or any of its Restricted Subsidiaries and another Person; provided, that the Fair Market Value of the properties or assets traded or exchanged by the Company or such Restricted Subsidiary (together with any cash or Cash Equivalents) is reasonably equivalent, as determined in good faith by the Company, to the Fair Market Value of the properties or assets (together with any cash or Cash Equivalents) to be received by the Company or such Restricted Subsidiary, and provided further, that any net cash or Cash Equivalents received must be applied in accordance with Section 4.10 hereof as if the Asset Swap were an Asset Sale.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended.  Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.” As used in the preceding sentence, the “net rental payments” under any lease for any period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges.  In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Bankruptcy Law” means Title 11, United States Code, as it may be amended from time to time, or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire within one year by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings. For purposes of this definition, a Person shall be deemed not to Beneficially Own securities that are the subject of a stock purchase agreement, merger agreement or similar agreement until consummation of the transaction or, as applicable, series of related transactions contemplated thereby.

“Board of Directors” means:

(1)                                 with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)                                 with respect to a limited partnership, the Board of Directors of the general partner of the partnership;

(3)                                 with respect to a limited liability company, the manager or managers, the managing member or members or any controlling committee of managers or managing members thereof; and

(4)                                 with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in Houston, Texas or in New York, New York or another place of payment are authorized or required by law to close.

“Calculation Date” has the meaning ascribed to such term in the definition of “Fixed Charge Coverage Ratio”.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, with the amount of Indebtedness represented by such obligation being the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof being the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty. Notwithstanding the foregoing, any lease (whether entered into before or after the date of this Indenture) that would have been classified as an operating lease pursuant to GAAP as in effect on the date of this Indenture will be deemed not to represent a Capital Lease Obligation. For purposes of Section 4.12, a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” means:

(1)                                 in the case of a corporation, corporate stock;

(2)                                 in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)                                 in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)                                 any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities exercisable for, exchangeable for or convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)                                 United States dollars;

(2)                                 securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)                                 marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s;

(4)                                 certificates of deposit, demand deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million or that is a lender under the Credit Agreement;

(5)                                 repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)                                 commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(7)                                 money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition;

(8)                                 with respect to any Foreign Subsidiary of the Company, investments denominated in local currency that are similar to the items specified in clauses (1) through (7) above; and

(9)                                 marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively, and in each case maturing within 24 months after the date of the creation thereof.

“Cash Management Obligations” means, with respect to any Person, any obligations of such Person to any lender in respect of treasury management arrangements, depositary or other cash management services, including any treasury management line of credit.

“Catarina Acquisition” means the transactions contemplated by the Purchase and Sale Agreement.

“Change of Control” means the occurrence of any of the following:

(1)                                 the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Equity Interests of the Restricted Subsidiaries) of the Company and its Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2)                                 the adoption by the stockholders of the Company of a plan relating to the liquidation or dissolution of the Company;

(3)                                 the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares, units or the like; provided that, solely to the extent that a Change of Control would result under this clause (3) from the sale of any assets or properties used or useful in the Oil and Gas Business by any Permitted Holder to the Company or any Restricted Subsidiary for Equity Interests, a Change of Control shall be deemed not to have occurred; or

(4)                                 the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

Notwithstanding the preceding, a conversion of the Company or any of its Restricted Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited liability company, corporation, limited partnership or other form of entity, an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity or the transfer or redomestication of the Company to or in another jurisdiction shall not, in any case, constitute a Change of Control, so long as following such conversion, exchange, transfer or redomestication, the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of the Company immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or Beneficially Own sufficient Equity Interests in such entity or its general partner, as applicable, to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, and, in either case no “person,” Beneficially Owns more than 50% of the Voting Stock of such entity or its general partner, as applicable.

“Clearstream” means Clearstream Banking, société anonyme, or any successor securities clearing agency.

“Commission” or “SEC” means the Securities and Exchange Commission.

“Company” has the meaning ascribed to such term in the introductory paragraph hereto.

“Company Officer” means any person who is authorized by the Board of Directors of the Company to execute documents binding on the Company, either directly or as an officer of a general partner, manager or other business entity with the ultimate authority to manage the business and operations of the Company.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)                                 an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)                                 provision for taxes based on income or profits (including state franchise taxes accounted for as income taxes in accordance with GAAP) of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)                                 the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)                                 depreciation, depletion and amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment, abandonment expense, non-cash equity based compensation expense and other non-cash items (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization, impairment, abandonment and other non-cash items were deducted in computing such Consolidated Net Income; plus

(5)                                 unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; plus

(6)                                 expenses or charges related to any issuance of Equity Interests, Investment, acquisition, merger, consolidation, disposition, recapitalization, incurrence or repayment of Indebtedness or other similar transaction permitted to be incurred by this Indenture (whether or not successful); plus

(7)                                 so long as such Person accounts for crude oil and natural gas operations using successful efforts or a similar method of accounting, the consolidated exploration expense of such Person and its Restricted Subsidiaries; plus

(8)                                 to the extent reducing such Consolidated Net Income for such period, payments of scheduled or accrued dividends paid in cash on the Existing Convertible Preferred Stock; minus

(9)                                 non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business; and minus

(10)                          to the extent increasing such Consolidated Net Income for such period, the sum of (a) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (b) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments;

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and without any reduction in respect of Preferred Stock dividends (except as specified in clause (9) below), provided that:

(1)                                 the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included, but only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)                                 the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

(3)                                 the cumulative effect of a change in accounting principles will be excluded;

(4)                                 any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of such Person or its consolidated Restricted Subsidiaries (including pursuant to any sale or leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person will be excluded;

(5)                                 any asset impairment writedowns on oil and gas properties under GAAP or SEC guidelines will be excluded;

(6)                                 unrealized losses and gains under Hedging Contracts included in the determination of Consolidated Net Income, including, without limitation, those resulting from the application of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 815, will be excluded;

(7)                                 to the extent deducted in the calculation of Net Income, any non-cash or other charges relating to any premium or penalty paid, write off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be excluded;

(8)                                 income resulting from transfers of assets (other than cash) between such Person or any of its Restricted Subsidiaries, on the one hand, and an Unrestricted Subsidiary of such Person, on the other hand, will be excluded; and

(9)                                 the Consolidated Net Income of the Company shall be reduced by the amount of any payment of scheduled or accrued dividends paid in cash on the Existing Convertible Preferred Stock.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)                                 to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)                                 to advance or supply funds:

(a)                                 for the purchase or payment of any such primary obligation; or

(b)                                 to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)                                 to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1)                                 was a member of such Board of Directors on the date of this Indenture; or

(2)                                 was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Corporate Trust Office of the Trustee” means the office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at 5555 San Felipe, Suite 1150, Houston, Texas 77056, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as a successor Trustee may designate from time to time by notice to the Holders and the Company).

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of May 31, 2013, by and among the Company, Sanchez Energy Corporation, SEP Holdings III, LLC, SN Marquis LLC and SN Cotulla Assets, LLC, as borrowers, Royal Bank of Canada as administrative agent, Capital One, National Association as syndication agent, and the other lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), indentures, commercial paper facilities, secured or unsecured capital market financings or other debt issuances, in each case with banks or other institutional lenders or institutional investors or other lenders or credit providers providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other borrowings, capital markets financings or other debt issuances, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including refinancing with any capital markets transaction or otherwise by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

“Customary Recourse Exceptions” means with respect to any Non-Recourse Debt of an Unrestricted Subsidiary, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Unrestricted Subsidiary, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“De Minimis Guaranteed Amount” means a principal amount of Indebtedness that does not exceed $5.0 million.

“date of this Indenture” means June 27, 2014.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depository” has the meaning provided in the Appendix.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the earlier of (a) the date on which no Notes are outstanding and (b) the date on which the Notes mature; provided that only the portion of Capital Stock which is mandatorily redeemable or matures or is redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided further that any Capital Stock issued pursuant to any plan of the Company or any of its Affiliates for the benefit of one or more employees will not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or any of its Affiliates in order to satisfy applicable contractual, statutory or regulatory obligations; provided further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if (x) the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 or (y) the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the Company’s purchase of the Notes as is required to be purchased pursuant to the terms of this Indenture.  The amount (or principal amount) of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.  For the avoidance of doubt, the Existing Convertible Preferred Stock does not constitute “Disqualified Stock.”

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“DTC” means The Depository Trust & Clearing Corporation, its nominees, successors and assigns.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is exercisable for, convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Equity Interests (other than Disqualified Stock) made for cash on a primary basis by the Company after the date of this Indenture.

“Escrow Agent” means U.S. Bank National Association, in its capacity as escrow agent pursuant to the Escrow Agreement.

“Escrow Agreement” means that certain Escrow Agreement dated as of June 27, 2014 by and among the Company, the Trustee and the Escrow Agent.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear System, or any successor securities clearing agency.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” has the meaning provided in the Appendix.

“Existing Convertible Preferred Stock” means (i) the 1,886,485 shares of the Company’s 4.875% Cumulative Perpetual Convertible Preferred Stock, Series A and (ii) the 3,532,330 shares of the Company’s 6.500% Cumulative Perpetual Convertible Preferred Stock, Series B, in each case, as existing and outstanding on the date of this Indenture.

“Existing Indebtedness” means (i) the Existing Senior Notes and (ii) the aggregate principal amount of any other Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement, Preferred Stock of any Subsidiary and intercompany Indebtedness) or any Disqualified Stock of the Company in existence on the date of this Indenture, until, in the case of (i) or (ii), such amounts are repaid.

“Existing Senior Notes” means the 7.75% Senior Notes due 2021 in the aggregate principal amount of $600.0 million outstanding on the date of this Indenture or issued in an exchange offer therefor pursuant to a registration rights agreement.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company in the case of transactions involving $40.0 million or more and otherwise by a Company Officer.

“Fitch” means Fitch Ratings, a unit of Fimalac, S.A., or any successor to the rating agency business thereof.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period.  In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period (except that in making such computation, the amount of Indebtedness under any revolving Credit Facility outstanding on the date of such determination will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such Credit Facility was outstanding or (ii) if such revolving Credit Facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such revolving Credit Facility to the date of such determination). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the average rate in effect from the beginning of such period to the Calculation Date had been the applicable rate for the entire period (taking into account any interest Hedging Contract applicable to such Indebtedness, but if the remaining term of such interest Hedging Contract is less than 12 months, then such interest Hedging Contract shall only be taken into account for that portion of the period equal to the remaining term thereof).  If any Indebtedness that is being given pro forma effect bears an interest rate at the option of such Person, the interest rate shall be calculated by applying such option rate chosen by such Person.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as such Person may designate. Interest on any Indebtedness under a revolving Credit Facility will be calculated based upon the average daily balance of such Indebtedness during the applicable period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)                                 acquisitions or Investments that have been made, or contributions received by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions or Investments or contributions of assets used or useful in the Oil and Gas Business), or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including in each case any related financing transactions and increases in ownership of Restricted Subsidiaries, during the applicable four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and the Consolidated Cash Flow for such reference period will be calculated giving pro forma effect to any expense and cost reductions or synergies that have occurred or are reasonably expected to occur, in the reasonable judgment of a Company Officer who serves as principal financial or accounting officer (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto);

(2)                                 the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses or Investments (and ownership interests therein) disposed of on or prior to the Calculation Date, will be excluded;

(3)                                 the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses or Investments (and ownership interests therein) disposed of on or prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)                                 any Person that is to be a Restricted Subsidiary of the specified Person immediately following the Calculation Date will be deemed to have been a Restricted Subsidiary of the specified Person at all times during such four-quarter reference period;

(5)                                 any Person that is not to be a Restricted Subsidiary of the specified Person immediately following the Calculation Date will be deemed not to have been a Restricted Subsidiary of the specified Person at any time during such four-quarter reference period;

(6)                                 interest income reasonably anticipated by such Person to be received during the applicable four-quarter reference period from cash or Cash Equivalents held by such Person or any Restricted Subsidiary of such Person, which cash or Cash Equivalents exist on the Calculation Date or will exist as a result of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, will be included; and

(7)                                 if, since the beginning of such applicable four-quarter reference period and on or prior to the Calculation Date, any Person (that subsequently became a Restricted Subsidiary or was merged or consolidated with or into such Person or any of its Restricted Subsidiaries since the beginning of such applicable four-quarter reference period and on or prior to the Calculation Date) disposed of any operations or businesses or Investments (or ownership interests therein) or made any acquisition or Investment or received any contribution that would have required an adjustment pursuant to clause (1), (2) or (3) above if made or received by such Person or any of its Restricted Subsidiaries since the beginning of such four-quarter reference period and on or prior to the Calculation Date, Consolidated Cash Flow and Fixed Charges for such period will be calculated after giving pro forma effect (on the same basis as specified in clause (1) above) thereto as if such disposition or acquisition, contribution or Investment had occurred on the first day of such four-quarter reference period.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)                                 the consolidated interest expense (less interest income) of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (excluding (i) any interest attributable to Dollar-Denominated Production Payments, (ii) write-off of deferred financing costs and (iii) accretion of interest charges on future plugging and abandonment obligations, future retirement benefits and other obligations that do not constitute Indebtedness, but including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations other than that attributable to any Oil and Natural Gas Hedging Contract, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Contracts; plus

(2)                                 the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)                                 any interest expense on Indebtedness of another Person (other than Non-Recourse Debt of any Unrestricted Subsidiary or Joint Venture) that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4)                                 all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any series of Preferred Stock of its Restricted Subsidiaries, other than dividends on Preferred Stock payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary;

in each case, on a consolidated basis and determined in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, which are in effect from time to time.  All ratios and computations based on GAAP contained in this Indenture will be computed in conformity with GAAP.  For the purposes of this Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Global Note” has the meaning provided in the Appendix.

“Government Securities” means, securities that are:

(1)                                 direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)                                 obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means, unless the context otherwise requires, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, directly or indirectly, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part).  When used as a verb, “guarantee” has a correlative meaning.

“Guarantors” means each Restricted Subsidiary of the Company that becomes a Guarantor in accordance with the provisions of this Indenture and their respective successors and assigns, in each case until the Subsidiary Guarantee of such Person is released in accordance with the provisions of this Indenture.

“Hedging Contracts” means, with respect to any specified Person:

(1)                                 interest rate swap agreements (whether from fixed to floating or floating to fixed), interest rate cap agreements and interest rate collar agreements entered into with one or more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in interest rates, or to otherwise reduce the cost of borrowing of such Person or any of such Restricted Subsidiaries, with respect to Indebtedness incurred;

(2)                                 foreign exchange contracts and currency protection agreements entered into with one or more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchange rates;

(3)                                 Oil and Natural Gas Hedging Contracts; and

(4)                                 other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or currency exchange rates;

and, in each case, that are not entered into for speculative purposes.

“Holder” or “Noteholder” means a Person in whose name a Note is registered.

“Hydrocarbons” means crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)                                 in respect of borrowed money;

(2)                                 evidenced by bonds, notes, debentures or similar instruments;

(3)                                 in respect of letters of credit issued for the account of such Person that support obligations that constitute Indebtedness (provided that the amount of such letters of credit included in Indebtedness shall not exceed the amount of the Indebtedness being supported) and, without duplication, the unreimbursed amount of all drafts drawn under letters of credit issued for the account of such Person;

(4)                                 in respect of bankers’ acceptances;

(5)                                 representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(6)                                 representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or Trade Payable; or

(7)                                 representing any obligations under Hedging Contracts,

if and to the extent any of the preceding items (other than letters of credit and obligations under Hedging Contracts) would appear as a liability upon a balance sheet of the specified Person (excluding the footnotes thereto) prepared in accordance with GAAP.  In addition, the term “Indebtedness” includes all Indebtedness of other Persons secured by a Lien on any asset of the specified Person, whether or not such Indebtedness is assumed by the specified Person, and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person (including, with respect to any Production Payment, any warranties or guarantees of production or payment by such Person with respect to such Production Payment, but excluding other contractual obligations of such Person with respect to such Production Payment). Notwithstanding anything in this Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted “Indebtedness” under this Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under this Indenture. Furthermore, notwithstanding the foregoing, the following shall not constitute or be deemed “Indebtedness”:

(i)                                     any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness;

(ii)                                  any obligation of a Person in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property;

(iii)                               any obligations arising from agreements of a Person providing for indemnification, guarantees, adjustment of purchase price, holdbacks, contingent payment obligations based on a final financial statement or performance of acquired or disposed of assets or similar obligations (other than guarantees of Indebtedness), in each case incurred or assumed by such Person in connection with the acquisition or disposition of assets (including through mergers, consolidations or otherwise);

(iv)                              subject to the parenthetical at the end of the second preceding sentence of this definition, any Dollar-Denominated Production Payments or Volumetric Production Payments or Production Payments and Reserve Sales;

(v)                                 any Disqualified Stock;

(vi)                              accrued expenses or Trade Payables;

(vii)                           any unrealized losses or charges in respect of Hedging Contracts (including those resulting from application of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 815);

(viii)                        all contracts and other obligations, agreements, instruments or arrangements described in clauses (10), (11), (17), (24), (35) and (36) of the definition of “Permitted Liens”;

(ix)                              Cash Management Obligations;

(x)                                 Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money;

(xi)                              deferred or prepaid revenues; and

(xii)                           in-kind obligations relating to net Hydrocarbon balancing positions arising in the ordinary course of business.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Initial Issuance Date” means June 27, 2014.

“Initial Notes” has the meaning provided in the Appendix.

“Initial Purchasers” has the meaning provided in the Appendix.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or if either Moody’s or S&P ceases to rate the Notes for reasons outside of the Company’s control, the equivalent investment grade rating from Fitch.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans; advances or extensions of credit (including guarantees), capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, or any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP (excluding, in each case, (1) commission, travel and similar advances to officers and employees made in the ordinary course of business, (2) advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender, prepaid expenses or deposits and extensions of trade credit on commercially reasonable terms and (3) any interest in a crude oil or natural gas leasehold to the extent constituting a security under Applicable Law). If the Company or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary (other than the sale of all of the outstanding Capital Stock of such Subsidiary), the Company will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the Fair Market Value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the penultimate paragraph of Section 4.07.  The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment made by the Company or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person on the date of any such acquisition in an amount determined as provided in the penultimate paragraph of Section 4.07.  Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value or write-ups, write-downs or write-offs with respect to such Investment.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Company in which the Company or any of its Restricted Subsidiaries makes any Investment (other than an Investment in a Person constituting an issuer or other obligor of Cash Equivalents).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under Applicable Law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement.

“Make Whole Premium” means, with respect to a Note at any time as calculated by the Company, the excess, if any, of (a) the present value at such time of (i) the redemption price of such Note at July 15, 2018 pursuant to Section 3.07(a) plus (ii) any required interest payments due on such Note through July 15, 2018 (except for currently accrued and unpaid interest), computed using a discount rate equal to the Treasury Rate at such time plus 50 basis points, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), over (b) the principal amount of such Note.

“Measurement Date” means June 13, 2013, the original issue date of the Existing Senior Notes.

“Minority Interest” means the percentage interest represented by any Capital Stock of a Restricted Subsidiary that is not owned by the Company or a Restricted Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:

(1)                                 any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or the extinguishment of any Indebtedness of such Person;

(2)                                 any extraordinary, unusual or non-recurring item of gain (or loss), together with any related provision for taxes on such extraordinary, unusual or non-recurring item of gain (or loss); and

(3)                                 any non-cash equity compensation expense.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale but excluding any non-cash consideration deemed to be cash or Cash Equivalents pursuant to Section 4.10), net of:

(1)                                 the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, title and recording tax expenses and sales commissions, severance and associated costs, expenses and charges of personnel and any relocation expenses relating to the properties or assets subject to or incurred as a result of the Asset Sale;

(2)                                 taxes paid or payable or required to be accrued as a liability under GAAP as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements;

(3)                                 amounts required to be applied to the repayment of Indebtedness secured by a Lien on the properties or assets that were the subject of such Asset Sale;

(4)                                 all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Sale;

(5)                                 any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by the Company or any of its Restricted Subsidiaries (including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction) until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be; and

(6)                                 amounts paid in connection with the termination of Hedging Contracts of the Company or any of its Restricted Subsidiaries.

“Net Working Capital” means, with respect to any specified Person, (a) all current assets of such Person and its Restricted Subsidiaries except current assets from commodity price risk management activities arising in the ordinary course of business, less (b) all current liabilities of such Person and its Restricted Subsidiaries, except (i) current liabilities included in Indebtedness, (ii) current liabilities associated with asset retirement obligations relating to oil and gas properties, and (iii) any current liabilities from commodity price risk management activities arising in the ordinary course of business, in each case as set forth in the consolidated financial statements of such Person prepared in accordance with GAAP (excluding any adjustments made pursuant to Financial Standards Accounting Board (FASB) Accounting Standards Codification (ASC) 815).

“Non-Recourse Debt” means, with respect to Indebtedness of any Unrestricted Subsidiary or Joint Venture, Indebtedness:

(1)                                 as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise except, in each case for Customary Recourse Exceptions and except by the pledge of (or a guaranty limited in recourse solely to) the Equity Interests of such Unrestricted Subsidiary or Joint Venture;

(2)                                 no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity except for Indebtedness that results from the pledge of (or a guaranty limited in recourse solely to) Equity Interests in such Unrestricted Subsidiary or Joint Venture held by the Company or such Restricted Subsidiary to secure Indebtedness of any Unrestricted Subsidiary or Joint Venture that constitutes Non-Recourse Debt; and

(3)                                 as to which the lenders will not have any recourse to the Capital Stock or assets of the Company or any of its Restricted Subsidiaries (other than the Equity Interests of such Unrestricted Subsidiary or Joint Venture), except for Customary Recourse Exceptions.

For purposes of determining compliance with Section 4.09, in the event that any Indebtedness of any of the Company’s Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary.

“Notes” has the meaning provided in the Appendix.

“Notes Custodian” has the meaning specified in the Appendix.

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

“Offering Memorandum” means the offering memorandum of the Company dated June 13, 2014 relating to the offering of the Initial Notes issued on the Initial Issuance Date.

“Officer” means, with respect to any Person, the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two of its Officers, one of whom, in the case of any Officers’ Certificate delivered pursuant to Section 4.04, must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company, that meets the requirements of Section 11.05 hereof.

“Oil and Gas Business” means:

(1)                                 the acquisition, exploration, development, production, operation and disposition of interests in oil, gas and other Hydrocarbon properties;

(2)                                 the gathering, marketing, treating, processing, storage, distribution, selling and transporting of any production from such interests or properties;

(3)                                 any business relating to exploration for or development, production, treatment, processing, storage, transportation or marketing of oil, gas and other minerals and products produced in association therewith; and

(4)                                 any activity that, as determined in good faith by the Company, arises from, relates to or is ancillary, complementary or incidental to or necessary or appropriate for the activities described in clauses (1) through (3) of this definition.

“Oil and Natural Gas Hedging Contract” means any commodity futures contract, puts, cap transactions, floor transactions, collar transactions, forward contract, commodity swap, commodity option, commodity forward sale or other similar agreement or arrangement in respect of Hydrocarbons to be purchased, used, transported, produced, refined, processed, stored, held, marketed or sold by that Person or any of its Restricted Subsidiaries that are designed to protect against price risk, basis risk or other risk encountered in the Oil and Gas Business.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee that meets the requirements of Section 11.05 hereof.  The counsel may be an employee of or counsel to the Company or any Subsidiary of the Company.

“ordinary course of business” means, with respect to any activity involving the Company or any Restricted Subsidiary, performing or engaging in such activity in the ordinary course of business of the Company or such Restricted Subsidiary or in such manner as is or shall have become customary in the Oil and Gas Business, either generally or in the particular geographical location or industry segment in which such activity is performed or engaged in, in each case as determined in good faith by the Company.

“Pari Passu Indebtedness” means, with respect to any Excess Proceeds from Asset Sales, Indebtedness of the Company or any Guarantor that ranks equally in right of payment with the Notes or the Subsidiary Guarantees, as the case may be, and the terms of which require the Company or any of its Restricted Subsidiaries to apply such Excess Proceeds to offer to repurchase such Indebtedness.

“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock or Preferred Stock of the Company or any of its Restricted Subsidiaries to the extent such Indebtedness or Disqualified Stock or Preferred Stock was Indebtedness or Disqualified Stock or Preferred Stock of any other Person existing at the time (a) such Person became a Restricted Subsidiary or (b) such Person was merged or consolidated with or into the Company or any of its Restricted Subsidiaries; provided that on the date such Person became a Restricted Subsidiary or the date such Person was merged or consolidated with or into the Company or any of its Restricted Subsidiaries, as applicable, either:

(1)                                 immediately after giving effect to such transaction and any related financing transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Company or such Person (if the Company is not the survivor in the transaction), would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09, or

(2)                                 immediately after giving effect to such transaction and any related financing transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Company or such Person (if the Company is not the survivor in the transaction) would be equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction.

“Permitted Business Investments” means Investments made in the ordinary course of, or of a nature that is or shall have become customary in, the Oil and Gas Business, either generally or in the particular geographical location or industry segment in which such Investment is made, in each case as determined in good faith by the Company, including without limitation investments or expenditures for actively exploiting, exploring for, acquiring, developing, producing, processing, gathering, marketing or transporting Hydrocarbons (including with respect to plugging and abandonment) through agreements, transactions, interests or arrangements that permit one to share risk or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including without limitation:

(1)                                 direct or indirect ownership interests in crude oil, natural gas, other Hydrocarbon properties or any interest therein, gathering, transportation, processing, storage or related systems, or ancillary real property interests and interests therein; and

(2)                                 the entry into and Investments and expenditures in the form of or pursuant to operating agreements, joint ventures, processing agreements, working interests, royalty interests, mineral leases, farm-in agreements, farm-out agreements, development agreements, production sharing agreements, production sales and marketing agreements, production payment agreements, area of mutual interest agreements, contracts for the sale, purchase, transportation, gathering, processing, marketing, storing or exchange of crude oil and natural gas and related Hydrocarbons and minerals, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), incentive compensation programs on terms that are customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or any Restricted Subsidiary or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of, or of a nature that is or shall have become customary in, the Oil and Gas Business.

“Permitted Holder” means (a) Antonio R. Sanchez, III and A.R. Sanchez, Jr., (b) any spouse or descendant of any individual named in (a), or (c) any other natural person who is related to, or who has been adopted by, any such individual or such individual’s spouse referenced in (a)-(b) above within the second degree of kinship, or (d) any Person controlled, directly or indirectly, by any of the Persons referenced in clauses (a)-(c) above, individually or collectively by one or more of such Persons.

“Permitted Investments” means:

(1)                                 any Investment in the Company (including, without limitation, through the purchase of Notes) or in a Restricted Subsidiary;

(2)                                 any Investment in cash and Cash Equivalents;

(3)                                 any Investment by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment:

(a)                                 such Person becomes a Restricted Subsidiary; or

(b)                                 such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(4)                                 any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10, including pursuant to clause (6), (7) or (8) of the items deemed not to be Asset Sales under the definition of “Asset Sale;”

(5)                                 any acquisition of assets or Capital Stock or other Investment in any Person solely in exchange for the issuance of, or for consideration consisting solely of, or with or out of the net cash proceeds of the substantially concurrent (a) contribution (other than from a Restricted Subsidiary) to the equity capital of the Company in respect of, or (b) sale (other than to a Restricted Subsidiary) of, Equity Interests (other than Disqualified Stock) of the Company;

(6)                                 any Investments received in compromise or resolution of, or upon satisfaction of judgments with respect to, (a) obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (b) litigation, arbitration or other disputes (including pursuant to any bankruptcy or insolvency proceedings) with Persons who are not Affiliates;

(7)                                 Hedging Contracts;

(8)                                 guarantees of Indebtedness permitted under Section 4.09;

(9)                                 guarantees by the Company or any of its Restricted Subsidiaries of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(10)                          Permitted Business Investments;

(11)                          Investments that are in existence on the date of this Indenture;

(12)                          Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection or pledges or deposits (or guarantees or other contingent obligations) described in clause (24) of the definition of “Permitted Liens,” in each case made by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(13)                          guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course of business, including obligations under oil and natural gas exploration, development, joint operating and related agreements and licenses or concessions related to the Oil and Gas Business;

(14)                          loans or advances to officers, directors or employees made in the ordinary course of business consistent with past practices of the Company or the applicable Restricted Subsidiary and otherwise in compliance with Section 4.11;

(15)                          repurchases of, or other Investments in, the Notes or Subsidiary Guarantees;

(16)                          Investments of a Restricted Subsidiary acquired after the date of this Indenture or of any entity merged into or consolidated with the Company or a Restricted Subsidiary in accordance with Section 5.01, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(17)                          Investments received as a result of a foreclosure by, or other transfer of title to, the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default; and

(18)                          receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(19)                          professional or advisory, administrative, management, treasury or similar services, indemnification, insurance, officers’ and directors’ fees and expenses, registration fees and other like expenses paid or provided for the benefit of any Joint Venture or Unrestricted Subsidiary pursuant to arrangements not involving the incurrence of Indebtedness that comply with Section 4.11;

(20)                          advances and prepayments for asset purchases in the ordinary course of business;

(21)                          guarantees or other Investments arising from the incurrence of Indebtedness by the Company or any Restricted Subsidiary with respect to Indebtedness of any Unrestricted Subsidiary or Joint Venture permitted under Section 4.09(16);

(22)                          any transaction that constitutes an Investment to the extent permitted and made in accordance with the provisions of the second paragraph of Section 4.11 (except transactions described in clauses (5), (6), (7), (8), (10), (12), (13) and (14)) of such paragraph;

(23)                          other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with the Fair Market Value of all other Investments made pursuant to this clause (23) that are at the time outstanding, not to exceed the greater of (a) $20.0 million and (b) 3.0% of the Adjusted Consolidated Net Tangible Assets determined at the time such Investment is made; and

(24)                          Investments in Unrestricted Subsidiaries or Joint Ventures having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with the Fair Market Value of all other Investments made pursuant to this clause (24) that are at that time outstanding, not to exceed $25.0 million;

provided, however, that with respect to any Investment, the Company will be permitted to divide or classify (or later divide, re-divide, classify or reclassify in whole or in part in its sole discretion) such Investment to one or more of the above clauses (1) through (24) so that the entire Investment would be a Permitted Investment.

“Permitted Liens” means:

(1)                                 Liens securing Indebtedness under any Credit Facility that was incurred under Section 4.09(1);

(2)                                 Liens in favor of the Company or the Guarantors;

(3)                                 Liens on property (including Capital Stock) of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or the Restricted Subsidiary (together with all improvements, additions, accessions and contractual rights relating primarily thereto and all proceeds thereof (including dividends, distributions and increases in respect thereof));

(4)                                 Liens on property existing at the time of acquisition of the property by the Company or any of its Restricted Subsidiaries; provided that such Liens were in existence prior to the contemplation of such acquisition (together with all improvements, additions, accessions and contractual rights relating primarily thereto and all proceeds thereof (including dividends, distributions and increases in respect thereof));

(5)                                 any interest or title of a lessor to the property subject to a Capital Lease Obligation;

(6)                                 Liens on any asset or property acquired, designed, constructed, installed, developed, repaired or improved by the Company or any of its Restricted Subsidiaries; provided that (a) such Liens are in favor of the seller or other transferor of such asset or property, in favor of the Person or Persons designing, constructing, installing, developing, repairing or improving such asset or property, or in favor of the Person or Persons that provided the funding for the acquisition, design, construction, installation, development, repair or improvement cost, as the case may be, of such asset or property, (b) such Liens are created within 360 days after the acquisition, design, construction, installation, development, repair or improvement, (c) the aggregate principal amount of the Indebtedness secured by such Liens is otherwise permitted to be incurred under this Indenture and does not exceed the greater of (i) the cost of the asset or property so acquired, designed, constructed, installed, developed, repaired or improved plus related financing costs and (ii) the Fair Market Value of the asset or property so acquired, designed, constructed, installed, developed, repaired or improved, measured at the date of such acquisition, or the date of completion of such design, construction, installation, development, repair or improvement plus related financing costs, and (d) such Liens are limited to the asset or property so acquired, designed, constructed, installed, developed, repaired or improved (together with improvements, additions, accessions and contractual rights relating primarily thereto and including the proceeds thereof (including dividends, distributions and increases in respect thereof and accessions thereto, upgrades thereof and improvements thereto));

(7)                                 Liens existing on the date of this Indenture other than Liens securing the Credit Facilities;

(8)                                 Liens to secure the performance of leases, tenders, bids, statutory obligations, surety or appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations or other obligations of a like nature incurred in the ordinary course of business;

(9)                                 Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by the Company or any Restricted Subsidiary to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture;

(10)                          Liens in respect of Production Payments and Reserve Sales;

(11)                          Liens on pipelines or pipeline facilities that arise by operation of law;

(12)                          Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(13)                          bankers’ Liens, rights of setoff, rights of revocation, refund or chargeback with respect to money or instruments of the Company or any Restricted Subsidiary, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(14)                          grants of software and other technology licenses in the ordinary course of business;

(15)                          Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(16)                          Liens securing Permitted Acquisition Indebtedness created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by the Company or the Restricted Subsidiaries; provided that such Lien is limited to the assets acquired in connection with the transaction pursuant to which the Permitted Acquisition Indebtedness became an obligation of the Company or a Restricted Subsidiary;

(17)                          Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and natural gas leases or subleases, overriding royalty interests, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing or exchange of crude oil and natural gas and related Hydrocarbons and minerals, unitization and pooling designations, declarations, orders and agreements, development agreements, royalties, working interests, net profits interests, joint interest billing arrangements, participation agreements, production sales contracts, production payment agreements, royalty trust agreements, incentive compensation programs for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary, area of mutual interest agreements, royalty agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, licenses, sublicenses and other agreements arising in the ordinary course of business;

(18)                          Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases;

(19)                          Liens upon specific items of inventory, receivables or other goods or proceeds of the Company or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds and permitted by Section 4.09;

(20)                          Liens securing Obligations of the Company or the Guarantors under the Notes or the Subsidiary Guarantees, as the case may be, and Liens securing other obligations of the Company or the Guarantors under this Indenture;

(21)                          Liens to secure payment and performance of Hedging Contracts of the Company or any of its Restricted Subsidiaries;

(22)                          Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(23)                          landlords’, operators’, vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, suppliers’, workers’, construction or like Liens arising by contract or statute in the ordinary course of business or incident to the exploration, development, operation and maintenance of oil and gas properties, each of which is in respect to amounts which are not yet delinquent or are being contested in good faith by appropriate proceedings;

(24)                          pledges or deposits made in the ordinary course of business (A) in connection with leases (including, without limitation, statutory and common law landlords’ Liens), utility contracts, tenders, bids, plugging and abandonment, surety or appeal bonds, government contracts, performance and return of money bonds, trade contracts, statutory obligations, regulatory obligations and similar obligations, or (B) in connection with workers’ compensation, health, disability or other benefits, unemployment or other insurance or self-insurance obligations and other social security or similar legislation, old age pension or public liability obligations (including, in the case of (A) or (B), Liens to secure guarantees, contingent reimbursement obligations or other contingent obligations with respect to letters of credit or bank guarantees functioning as or supporting or issued to assure payment or performance of any of the foregoing bonds or obligations);

(25)                          any attachment or judgment Lien that does not constitute an Event of Default;

(26)                          survey exceptions, easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations of, or rights of others for, licenses, rights-of-way, roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, sewers, electric lines, telegraph and telephone lines and other similar purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, Liens related to surface leases and surface operations, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company or any of its Restricted Subsidiaries;

(27)                          Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained or deposited with a depositary institution; provided that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any of its Restricted Subsidiaries to provide collateral to the depositary institution;

(28)                          Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(29)                          leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;

(30)                          Liens arising under this Indenture in favor of the Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under this Indenture, including the indenture governing the Existing Senior Notes, provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

(31)                          any Lien arising by reason of:

(a)                                 good faith deposits in connection with tenders, leases and contracts (other than contracts for the payment of Indebtedness);

(b)                                 survey exceptions, zoning restrictions, easements, licenses, reservations, title defects, rights of others for rights of way, utilities, sewers, electric lines, telephone or telegraph lines, and other similar purposes, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, Liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of the Company or its Restricted Subsidiaries or the value of such property for the purpose of such business;

(c)                                  operation of law or contract in favor of mechanics, carriers, warehousemen, landlords, materialmen, laborers, employees, suppliers and similar persons, incurred in the ordinary course of business, to the extent such Liens relate only to the tangible property of the lessee which is located on such property, for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof; if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof; or

(d)                                 normal depository or cash-management arrangements with banks;

(32)                          Liens on any specific property or any interest therein, construction thereon or improvement thereto to secure all or any part of the costs incurred for surveying, exploration, drilling, extraction, development, operation, production, construction, alteration, repair or improvement of, in, under or on such property and the plugging and abandonment of wells located thereon (it being understood that, in the case of oil and gas producing properties, or any interest therein, costs incurred for development shall include costs incurred for all facilities relating to such properties or to projects, ventures or other arrangements of which such properties form a part or which relate to such properties or interests);

(33)                          Liens on an oil or gas producing property to secure obligations incurred or guarantees of obligations incurred in connection with or necessarily incidental to commitments for the purchase or sale of, or the transportation or distribution of, the products derived from such property;

(34)                          Liens arising from the deposit of funds or securities in trust for the purpose of decreasing, discharging, redeeming or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing, discharging, redeeming or defeasing of Indebtedness are permitted under Section 4.07;

(35)                          Liens (other than Liens securing Indebtedness) on, or related to, properties and assets to secure all or part of the costs incurred in the ordinary course of business for the exploration, drilling, development, production, processing, gathering, transportation, marketing or storage, plugging, abandonment or operation thereof;

(36)                          Liens arising from royalties, overriding royalties, revenue interests, net revenue interests, net profit interests, reversionary interests, production payments, preferential rights of purchase, working interests and other similar interests, all as arise in the ordinary course of business;

(37)                          Liens incurred by the Company or any Restricted Subsidiary with respect to Indebtedness permitted to be incurred under this Indenture; provided that, after giving effect to any such incurrence, the aggregate principal amount of all other Indebtedness then outstanding and secured by any Liens incurred pursuant to this clause (37) does not exceed the greater of (a) $15.0 million and (b) 2.5% of the Adjusted Consolidated Net Tangible Assets determined at the time such Lien is incurred;

(38)                          Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture and incurred to refinance Indebtedness that was previously so secured; provided that any such Lien is limited to all or part of the same property or assets (together with all improvements, additions, accessions and contractual rights relating primarily thereto and all proceeds thereof (including dividends, distributions and increases in respect thereof)) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property or assets that is the security for a Permitted Lien hereunder; and

(39)                          any Lien renewing, extending, refinancing or refunding a Lien permitted by clauses (1) through (38) above, provided that (a) the principal amount of the Indebtedness secured by such Lien is not increased except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection therewith and by an amount equal to any existing commitments unutilized thereunder and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby (other than all improvements, additions, accessions and contractual rights relating primarily thereto and all proceeds thereof (including dividends, distributions and increases in respect thereof)).

“Permitted Refinancing Indebtedness” means any Indebtedness or Disqualified Stock or Preferred Stock of the Company or any of its Restricted Subsidiaries incurred or issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge, refund or otherwise retire for value, in whole or in part, any other Indebtedness or Disqualified Stock or Preferred Stock of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that at the time of such exchange, extension, refinancing, renewal, replacement, defeasance, discharge, refunding or retirement:

(1)                                 the principal amount (or accreted value, if applicable), of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness or amount of the Disqualified Stock or Preferred Stock being exchanged, extended, refinanced, renewed, replaced, defeased, discharged, refunded or otherwise retired (plus all accrued and unpaid interest on the Indebtedness or accrued and unpaid dividends on the Disqualified Stock or Preferred Stock, as the case may be, and the amount of all fees, expenses and premiums incurred in connection therewith);

(2)                                 such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the shorter of (x) the Weighted Average Life to Maturity of the Indebtedness or Disqualified Stock or Preferred Stock being exchanged, extended, refinanced, renewed, replaced, defeased, discharged, refunded or otherwise retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness or Disqualified Stock or Preferred Stock being exchanged, extended, refinanced, renewed, replaced, defeased, discharged, refunded or otherwise retired that were due on or after the date that is one year following the final maturity date of any Notes then outstanding were instead due on such date;

(3)                                 if the Indebtedness being exchanged, extended, refinanced, renewed, replaced, defeased, discharged, refunded or otherwise retired is contractually subordinated or otherwise junior in right of payment to the Notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is contractually subordinated or otherwise junior in right of payment to the Notes or the Subsidiary Guarantees, as applicable, on terms at least as favorable to the Holders of Notes as those contained in the documentation governing (or shall be Capital Stock of solely one obligor on) the Indebtedness being exchanged, extended, refinanced, renewed, replaced, defeased, discharged, refunded or otherwise retired, as determined in good faith by the Company;

(4)                                 such Indebtedness is not incurred (other than by way of a guarantee) by a Restricted Subsidiary if the Company is the issuer or other primary obligor on the Indebtedness being exchanged, extended, refinanced, renewed, replaced, defeased, discharged, refunded or otherwise retired;

(5)                                 if any Preferred Stock being exchanged, extended, refinanced, renewed, replaced, defeased, discharged, refunded or otherwise retired was Disqualified Stock of the Company, the Permitted Refinancing Indebtedness shall be Disqualified Stock of the Company; and

(6)                                 if any Preferred Stock being exchanged, extended, refinanced, renewed, replaced, defeased, discharged, refunded or otherwise retired was Preferred Stock of a Restricted Subsidiary, the Permitted Refinancing Indebtedness shall be Preferred Stock of such Restricted Subsidiary.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other similar Equity Interests (however designated) of such Person whether outstanding on or issued after the date of this Indenture.

“Private Placement Legend” means the legend set forth in Section 2.3(b)(i) of the Appendix.

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Production Payments and Reserve Sales” means the grant or transfer by the Company or a Restricted Subsidiary to any Person of a royalty, overriding royalty, net profits interest, Production Payment (whether volumetric or dollar denominated), partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Subsidiary of the Company.

“Purchase Agreement” has the meaning provided in the Appendix.

“Purchase and Sale Agreement” means the purchase and sale agreement dated as of May 21, 2014 among the Company, SWEPI LP and Shell Gulf of Mexico Inc., subsidiaries of Royal Dutch Shell plc, as amended or waived from time to time.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Registered Exchange Offer” has the meaning provided in the Appendix.

“Registration Rights Agreement” has the meaning provided in the Appendix.

“Regulation S” has the meaning provided in the Appendix.

“Reporting Default” means a Default described in Section 6.01(d).

“Responsible Officer” when used with respect to the Trustee, means any officer within the corporate trust department of the Trustee having direct responsibility for the administration of this Indenture.

“Restricted Global Note” has the meaning provided in the Appendix.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.  If not otherwise specified, reference to a Restricted Subsidiary shall mean a Restricted Subsidiary of the Company.

“Rule 144A” has the meaning provided in the Appendix.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Debt” means:

(1)                                 all Indebtedness of the Company or any of its Restricted Subsidiaries outstanding under Credit Facilities and all obligations under Hedging Contracts with respect thereto;

(2)                                 any other Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any Subsidiary Guarantee; and

(3)                                 all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:

(a)                                 any intercompany Indebtedness of the Company or any of its Restricted Subsidiaries to the Company or any of its Affiliates; or

(b)                                 any Indebtedness that is incurred in violation of this Indenture.

For the avoidance of doubt, “Senior Debt” will not include any trade payables or taxes owed or owing by the Company or any of its Restricted Subsidiaries.

“Services Agreement” means that certain Services Agreement, dated December 19, 2011, by and between the Company and Sanchez Oil and Gas Corporation.

“Shelf Registration Statement” has the meaning provided in the Appendix.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.

“Special Mandatory Redemption Price” means 100% of the aggregate principal amount of the Notes being redeemed plus accrued and unpaid interest to the redemption date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)                                 any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)                                 any partnership (whether general or limited) or limited liability company (a) the sole general partner or member of which is such Person or a Subsidiary of such Person, or (b) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof).

If not otherwise specified, reference to a Subsidiary shall mean a Subsidiary of the Company.

“Subsidiary Guarantee” means any guarantee pursuant to Article 10 hereof by a Guarantor of the Company’s Obligations under this Indenture and the Notes.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C.  §§ 77aaa-77bbbb) and the rules and regulations thereunder, as in effect on the date on which this Indenture is qualified under the TIA (except as provided in Sections 9.01(h) and 9.03 hereof).

“Trade Payables” means, as to any Person, (a) accounts payable or other obligations of such Person created or assumed by such Person in the ordinary course of business in connection with the obtaining of goods or services and (b) obligations arising under contracts for the exploration, development, drilling, completion and plugging and abandonment of wells or for the construction, repair or maintenance of related infrastructure or facilities.

“Transfer Restricted Securities” has the meaning provided in the Appendix.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to July 15, 2018; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Company shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to July 15, 2018 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.  The Company will (a) calculate the Treasury Rate on the second Business Day preceding the applicable redemption date and (b) prior to such redemption date file with the Trustee an Officers’ Certificate setting forth the Make Whole Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Trustee” means the party named as such in the introductory paragraph hereto until a successor replaces it in accordance with the applicable provisions of this Indenture, and thereafter means the successor serving hereunder.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Subsidiary” means (i) SN Midstream, LLC and (ii) any other Subsidiary of the Company that is designated or deemed designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution of the Company, but only to the extent that such Subsidiary:

(1)                                 has no Indebtedness other than Non-Recourse Debt owing to any Person other than the Company or any Restricted Subsidiary (other than any guarantees of the Notes or the Subsidiary Guarantees or any Indebtedness that would be released upon designation);

(2)                                 except as permitted by Section 4.11, is not party to any agreement, contract, arrangement or understanding, together with the terms of all other agreements, contracts, arrangements and understandings with such Unrestricted Subsidiary, taken as a whole, with the Company or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, as determined in good faith by the Company;

(3)                                 is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)                                 has not guaranteed or otherwise become an obligor on any Indebtedness of the Company or any of its Restricted Subsidiaries, except to the extent such guarantee or obligation would be released upon such designation and except for (x) any Non-Recourse Debt with respect to which the Company or any of its Restricted Subsidiaries has pledged (or provided a guarantee limited in recourse solely to) Equity Interests in such Subsidiary or (y) any guarantee of the Notes and the Subsidiary Guarantees.

except, in the case of (1), (2), (3) or (4), for any such Indebtedness that is subject to a guarantee by or other obligation of, or any agreement, contract, arrangement or understanding with, or any equity subscription or credit support obligation of, the Company or Restricted Subsidiary that constitutes an Investment in such Subsidiary that has been effected as a Restricted Payment, Permitted Payment or Permitted Investment that complies with Section 4.07.

Each Subsidiary of an Unrestricted Subsidiary shall also be an Unrestricted Subsidiary.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all related undertakings and obligations.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of members of the Board of Directors of such Person; provided that with respect to a limited partnership or other entity which does not have a Board of Directors, Voting Stock means the Capital Stock of the general partner of such limited partnership or other business entity with the ultimate authority to manage the business and operations of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock at any date, the number of years obtained by dividing:

(1)                                 the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal or (with respect to Preferred Stock) redemption or similar payment, including payment at final maturity or redemption, in respect of the Indebtedness or Disqualified Stock or Preferred Stock,

by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)                                 the then outstanding aggregate principal amount of such Indebtedness or Disqualified Stock or Preferred Stock.

Section 1.02                             Other Definitions.

Term	Defined in Section
“Act”	9.07
“Affiliate Transaction”	4.11
“Alternate Offer”	4.15
“Appendix”	2.01
“Asset Sale Offer”	3.09
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Settlement Date”	4.15
“Covenant Defeasance”	8.03
“Discharge”	8.08
“Event of Default”	6.01
“Excess Proceeds”	4.10
“incur”	4.09
“Legal Defeasance”	8.02
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Payment Default”	6.01
“Permitted Debt”	4.09
“Permitted Payment”	4.07
“Register”	2.03
“Registrar”	2.03
“Restricted Payments”	4.07
“Settlement Date”	3.09
“Termination Date”	3.09
“Special Mandatory Redemption”	3.10(c)

Section 1.03                             Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.  Any terms incorporated in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04                             Rules of Construction.

Unless the context otherwise requires:

(1)                                 a term has the meaning assigned to it;

(2)                                 an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)                                 words in the singular include the plural, and in the plural include the singular;

(4)                                 the meanings of the words “will” and “shall” are the same when used to express an obligation;

(5)                                 references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(6)                                 “herein,” “hereof” and other words of similar import refer to this Indenture as a whole (as amended or supplemented from time to time) and not to any particular Article, Section or other subdivision of this Indenture; and

(7)                                 “including” means “including, without limitation.”

ARTICLE TWO
THE NOTES

Section 2.01                             Form and Dating.

Provisions relating to the Initial Notes and the Exchange Notes are set forth in the Rule 144A/Regulation S Appendix attached hereto (the “Appendix”) which is hereby incorporated in and expressly made part of this Indenture.  The Initial Notes and the Trustee’s certificate of authentication therefor shall be substantially in the form of Exhibit 1 to the Appendix, which is hereby incorporated in and expressly made a part of this Indenture.  The Exchange Notes and the Trustee’s certificate of authentication therefor shall be substantially in the form of Exhibit 2 to the Appendix, which is hereby incorporated in and expressly made a part of this Indenture.  The Notes may have notations, legends or endorsements required by law, stock exchange rule, or agreements to which the Company is subject, if any, (provided that any such notation, legend or endorsement is in a form acceptable to the Company).  Each Note shall be dated the date of its authentication.  The terms of the Notes set forth in the Appendix are part of the terms of this Indenture. Subject to compliance with Section 4.09, the aggregate principal amount of the Notes that may be issued under this Indenture is unlimited. To the extent any provision of the Notes conflicts with any provision of this Indenture, the provisions of this Indenture shall govern and be controlling.

Section 2.02                             Execution and Authentication.

An Officer of the Company shall sign the Notes on behalf of the Company by manual or facsimile signature.

If an Officer of the Company whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note.  The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

On the Initial Issuance Date, upon receipt of a written order of the Company, the Trustee shall authenticate and deliver $850,000,000 aggregate principal amount of 6.125% Senior Notes due 2023 for original issue and, at any time and from time to time thereafter, the Trustee shall authenticate and deliver Additional Notes for original issue in an aggregate principal amount specified in a written order of the Company.  Such order shall specify the aggregate principal amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated and to whom the Notes shall be registered and delivered and, in the case of an issuance of Additional Notes pursuant to Section 2.13 after the Initial Issuance Date, shall certify that such issuance is in compliance with Section 4.09.

Upon receipt of a written order of the Company, the Trustee shall authenticate for original issue (i) Exchange Notes in exchange for Initial Notes in an aggregate principal amount not to exceed $850,000,000 or (ii) Exchange Notes in exchange for Additional Notes in an aggregate principal amount not to exceed the aggregate principal amount of such Additional Notes so exchanged; provided that such Exchange Notes shall be issuable only upon the valid surrender for cancellation of Initial Notes issued on the date hereof or Additional Notes, as the case may be, of a like aggregate principal amount in accordance with a Registered Exchange Offer pursuant to an applicable Registration Rights Agreement.

The Trustee shall also authenticate and deliver Notes at the times and in the manner specified in Sections 2.06, 2.07, 2.09, 3.06, 3.09, 4.10, 4.15 and 9.05 and Sections 2.3 and 2.4 of the Appendix.

The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate the Notes.  Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

Section 2.03                             Registrar and Paying Agent.

The Company shall at all times maintain an office or agency in the United States where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency in the United States where Notes may be presented for payment (the “Paying Agent”).  The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Register”).  The Company may have one or more co-registrars and one or more additional paying agents.  The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent.

The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture, which shall incorporate the terms of the TIA.  The agreement shall implement the provisions of this Indenture that relate to such agent.  The Company shall notify the Trustee of the name and address of any such agent.  If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07.  The Company or any Subsidiary may act as Paying Agent or Registrar.

The Company initially appoints the Trustee as Registrar and Paying Agent in connection with the Notes at the Corporate Trust Office of the Trustee.

Section 2.04                             Paying Agent to Hold Money in Trust.

Prior to 11:00 a.m., New York City time, on each due date of the principal, premium, if any, and interest on any Note, the Company shall deposit with the Paying Agent a sum sufficient to pay such principal, premium, if any, and interest when so becoming due.  The Company shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Noteholders or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, or interest on the Notes and shall notify the Trustee of any default by the Company in making any such payment.  If the Company or a Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund for the benefit of the Trustee and the Noteholders.  The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent.  Upon complying with this Section, the Paying Agent shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent.

Section 2.05                             Noteholder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Noteholders.  If the Trustee is not the Registrar, the Company shall furnish to the Trustee in writing, at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Noteholders.

Section 2.06                             Transfer and Exchange.

The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer.  When a Note is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer as requested if the requirements of this Indenture and Section 8-401(a) of the Uniform Commercial Code are met.  When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other authorized denominations, the Registrar shall make the exchange as requested if the same requirements are met.  The Company may require payment of a sum sufficient to cover any taxes, assessments or other governmental charges in connection with any registration of transfer or exchange (other than any such transfer taxes, assessments or similar governmental charge payable upon exchange not involving any transfer pursuant to this Section or Sections 2.07, 2.09, 3.06, 3.09, 4.10, 4.15 or 9.05 of this Indenture or Sections 2.3 and 2.4 of the Appendix).

Section 2.07                             Replacement Notes.

If any mutilated Note is surrendered to the Trustee, or the Company and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, and such other reasonable requirements as may be imposed by the Company as permitted by Section 8-405 of the Uniform Commercial Code have been satisfied, then, in the absence of notice to the Company or the Trustee that such Note has been acquired by a “protected purchaser” within the meaning of Section 8-405 of the Uniform Commercial Code, the Company will issue and the Trustee, upon receipt of a written order of the Company, will authenticate a replacement Note if the Holder satisfies any other reasonable requirements of the Trustee.  If required by the Trustee or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of the Company and the Trustee to protect the Company, the Trustee, the Paying Agent and the Registrar from any loss which any of them may suffer if a Note is replaced.  The Company and the Trustee may charge the Holder for their expenses in replacing a Note.  In the event any such Note shall have matured, instead of issuing a new Note, the Company may direct the Trustee to pay the same without surrender thereof upon the Holder furnishing the Company and the Trustee with an indemnity bond satisfactory to them and complying with such other reasonable regulations as the Trustee may prescribe and paying such reasonable expenses as the Company and the Trustee may incur in connection therewith.

Every replacement Note is an additional obligation of the Company.

Section 2.08                             Outstanding Notes.

Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section as not outstanding.  Except as otherwise provided in TIA § 316(a), a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee, any provider of an indemnity bond and the Company receive proof satisfactory to them that the replaced Note is held by a protected purchaser within the meaning of Section 8-405 of the Uniform Commercial Code.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, by 11:00 a.m., New York City time, on a redemption date or other maturity date money sufficient to pay all principal, interest, premium, if any, and Additional Interest, if any, payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, then on and after that date such Notes (or portions thereof) shall cease to be outstanding and interest and Additional Interest, if any, on them shall cease to accrue.

Section 2.09                             Temporary Notes.

Until definitive Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of a written order of the Company, shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes.  Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes and deliver them in exchange for temporary Notes.

Section 2.10                             Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation.  The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange, replacement or payment.  The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, replacement, payment or cancellation and will destroy canceled Notes (subject to the record retention requirement of the Exchange Act).  Certification of the disposition of all canceled Notes shall be delivered to the Company.  The Company may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation.

Section 2.11                             Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, the Company shall pay defaulted interest (plus interest on such defaulted interest to the extent lawful) in any lawful manner at the rate provided in the Notes.  The Company may pay the defaulted interest to the Persons who are Holders on a subsequent special record date.  The Company shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly mail to each Holder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

Section 2.12                             CUSIP Numbers.

The Company in issuing the Notes may use “CUSIP” numbers and corresponding “ISINs” (if then generally in use) and, if so, the Trustee shall use “CUSIP” numbers and corresponding “ISINs” in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.

Section 2.13                             Issuance of Additional Notes.

The Company shall be entitled, subject to its compliance with Section 4.09, to issue Additional Notes under this Indenture which Additional Notes shall be part of the same series as the Initial Notes issued on the Initial Issuance Date, rank equally with the Initial Notes and shall have identical terms as the Initial Notes issued on the Initial Issuance Date in all respects, other than with respect to (a) the date of issuance, (b) the issue price, (c) the date from which interest begins to accrue, (d) the initial interest payment date and (e) rights under a related Registration Rights Agreement, if any.  The Initial Notes, any Additional Notes issued upon original issue under this Indenture and all Exchange Notes shall be treated as a single class for all purposes under this Indenture, including waivers, consents, directions, declarations, amendments, redemptions and offers to purchase; and none of the Holders of any Initial Notes, any Exchange Notes or any Additional Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.

With respect to any Additional Notes, the Company shall set forth in an Officers’ Certificate, which shall be delivered to the Trustee, the following information:

(1)                                 the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(2)                                 the issue price, the issue date (and the corresponding date from which interest shall accrue thereon and the first interest payment date therefor) and the CUSIP number and any corresponding ISIN of such Additional Notes; and

(3)                                 whether such Additional Notes shall be Transfer Restricted Securities and issued in the form of Initial Notes as set forth in Exhibit 1 to the Appendix or shall be issued in the form of Exchange Notes as set forth in Exhibit 2 to the Appendix.

Notwithstanding anything else herein, with respect to any Additional Notes issued subsequent to the date hereof, when the context requires, (1) all references in Article 2 herein, the Appendix and elsewhere in this Indenture to a Registration Rights Agreement shall be to the registration rights agreement entered into with respect to such Additional Notes, (2) any references in this Indenture to the Registered Exchange Offer, Shelf Registration Statement and any other term related thereto shall be to such terms as they are defined in such Registration Rights Agreement entered into with respect to such Additional Notes, (3) all time periods described in the Notes with respect to the registration of such Additional Notes shall be as provided in such Registration Rights Agreement entered into with respect to such Additional Notes, (4) any Additional Interest, if set forth in such Registration Rights Agreement, may be paid to the Holders of the Additional Notes immediately prior to the making or the consummation of the Registered Exchange Offer regardless of any other provisions regarding record dates herein and (5) all provisions of this Indenture shall be construed and interpreted to permit the issuance of such Additional Notes and to allow such Additional Notes to be part of the same series as the Initial Notes originally issued under this Indenture (and Exchange Notes issued in exchange therefor).  Indebtedness represented by Additional Notes shall be subject to the covenants contained in this Indenture.

Section 2.14                             Computation of Interest.

Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

Section 2.15                             Persons Deemed Owners.

Prior to due presentment of a Note for registration of transfer, the Company, the Trustee, any Agent or any other agent of the Company or the Trustee may treat the Person in whose name such Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium, if any) and interest on, such Note and for all other purposes whatsoever, whether or not such Note be overdue, and neither the Company, the Trustee, any Agent nor any other agent of the Company or the Trustee shall be affected by notice to the contrary.

ARTICLE THREE
REDEMPTION AND PREPAYMENT

Section 3.01                             Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it shall furnish to the Trustee, at least five (5) Business Days (unless a shorter period shall be agreeable to the Trustee) before the date of giving notice of the redemption pursuant to Section 3.03, a written notice setting forth (i) the clause of Section 3.07 pursuant to which the redemption shall occur, (ii) the proposed redemption date, (iii) the aggregate principal amount of Notes to be redeemed, and (iv) whether the Company requests that the Trustee give notice of such redemption.  Any such notice to the Trustee may be cancelled at any time prior to the giving of notice of such redemption to any Holder and shall thereupon be void and of no effect.

Section 3.02                             Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed among the Holders of the Notes as follows: (1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed unless otherwise required by law or applicable depositary requirements; or (2) if the Notes are not listed on any national securities exchange, on a pro rata basis, subject to the authorized denomination for the Notes (or, in the case of Global Notes, the Trustee shall select Notes for redemption based on DTC’s method that most nearly approximates a pro rata selection) unless otherwise required by law or applicable depositary requirements.  In the event of partial redemption other than on a pro rata basis, the particular Notes to be redeemed shall be selected by the Trustee, not less than five (5) Business Days prior to the giving of notice of the redemption pursuant to Section 3.03, from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed.  Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000 in excess of $2,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not in amounts of $2,000 or a whole multiple of $1,000, shall be redeemed.  Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

The provisions of the next preceding paragraph of this Section 3.02 shall not apply with respect to any redemption affecting only a Global Note, whether such Global Note is to be redeemed in whole or in part.  In case of any such redemption in part, the unredeemed portion of the principal amount of the Global Note shall be in an authorized denomination.

Section 3.03                             Notice of Redemption.

At least 30 days but not more than 60 days before a redemption date (except that redemption notices may be given more than 60 days prior to a redemption date if the notice is issued in connection with a Legal Defeasance, Covenant Defeasance or Discharge), the

Company shall give a notice of redemption to each Holder whose Notes are to be redeemed to its registered address.

The notice shall identify the Notes to be redeemed and shall state:

(a)                                 the redemption date;

(b)                                 the redemption price or, if the redemption price is not then determinable, the manner in which it is to be determined;

(c)                                  if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a replacement Note or Notes in a principal amount equal to the unredeemed portion shall be issued in the name of the applicable Holder upon cancellation of the original Note;

(d)                                 the name and address of the Paying Agent;

(e)                                  that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f)                                   that, unless the Company defaults in making such redemption payment, interest and Additional Interest, if any, on Notes called for redemption shall cease to accrue on and after the redemption date and the only remaining right of the Holders of such Notes is to receive payment of the redemption price upon surrender to the Paying Agent of the Notes redeemed;

(g)                                  the Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h)                                 that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes.

If any of the Notes to be redeemed is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depository applicable to redemption.

At the Company’s request, the Trustee shall give the notice of optional redemption in the Company’s name and at its expense; provided, however, that the Company shall have delivered to the Trustee, as provided in Section 3.01, written notice requesting that the Trustee give such notice and a form of such notice of optional redemption.

Section 3.04                             Effect of Notice of Redemption.

Once notice of redemption is given in accordance with Section 3.03 hereof, subject to the following sentence, Notes called for redemption become irrevocably due and payable on the applicable redemption date at the applicable redemption price.  Notice of any redemption, including upon an Equity Offering, may, at the Company’s discretion, be subject to one or more conditions precedent, including completion of a related Equity Offering.  If given in the manner provided for in Section 3.03, the notice of redemption shall be conclusively presumed to have been delivered whether or not a Holder receives such notice.

Section 3.05                             Deposit of Redemption Price.

Prior to 11:00 a.m., New York City time, on the redemption date, the Company shall deposit with the Paying Agent (or, if the Company or a Subsidiary thereof is acting as its own Paying Agent, segregate and hold in trust as provided in Section 2.04 hereof) money sufficient in same day funds to pay the redemption price of and accrued interest and Additional Interest, if any, on all Notes to be redeemed on that date.  The Paying Agent shall promptly return to the Company any money deposited with the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of and accrued interest and Additional Interest, if any, on all Notes to be redeemed.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest and Additional Interest, if any, shall cease to accrue on the Notes or the portions of Notes called for redemption whether or not such Notes are presented for payment, and the only remaining right of the Holders of such Notes shall be to receive payment of the redemption price upon surrender to the Paying Agent of the Notes redeemed.  If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal and premium, if any, from the redemption date until such amount is paid, and to the extent lawful, on any interest and Additional Interest, if any, not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06                             Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Company shall issue in the name of the applicable Holder and the Trustee shall authenticate for such Holder at the expense of the Company a replacement Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07                             Optional Redemption.

(a)                                 Except as set forth in clauses (b), (c) and (d) of this Section 3.07, the Company shall not have the option to redeem the Notes pursuant to this Section 3.07 prior to July 15, 2018.  On or after July 15, 2018, on any one or more occasions, the Company shall have the option to redeem the Notes, in whole or in part at any time, at the redemption prices (expressed as percentages of principal amount of the Notes redeemed) set forth below, plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning on July 15 of the years indicated below:

YEAR	PERCENTAGE
2018	103.063%
2019	101.531%
2020 and thereafter	100.000%

(b)                                 Notwithstanding the provisions of clause (a) of this Section 3.07, at any time prior to July 15, 2017, the Company may on one or more occasions redeem up to 35% of the aggregate principal amount of Notes (including any Additional Notes) issued under this Indenture at a redemption price of 106.125% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and Additional Interest, if any, thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), in an amount not greater than the net cash proceeds of one or more Equity Offerings, provided that, with respect to each such redemption:

(i)                                     at least 65% of the aggregate principal amount of Notes (including any Additional Notes) originally issued under this Indenture remains outstanding immediately after the occurrence of such redemption (excluding any Notes held by the Company and its Subsidiaries); and

(ii)                                  such redemption occurs within 180 days after the date of the closing of the related Equity Offering.

(c)                                  Prior to July 15, 2018, the Company may redeem on one or more occasions all or part of the Notes at a redemption price equal to the sum of:

(i)                                     the principal amount thereof, plus

(ii)                                  the Make Whole Premium at the redemption date, plus

(iii)                               accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

(d)                                 The Notes may also be redeemed, as a whole, following certain Change of Control Offers, at the redemption price and subject to the conditions set forth in the last paragraph of Section 4.15 hereof.

(e)                                  Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through Section 3.06 hereof.

Section 3.08                             Mandatory Redemption.

Except as set forth under Sections 3.10, 4.10 and 4.15 hereof, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes or to repurchase the Notes at the option of the Holders.

Section 3.09                             Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Company shall be required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it shall follow the procedures specified below.

The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by Applicable Law (the “Offer Period”).  No later than five Business Days after the termination of the Offer Period (the “Settlement Date”), the Company shall purchase and pay for the principal amount of Notes required to be purchased pursuant to Section 4.10 hereof (the “Offer Amount”) or, if less than the Offer Amount has been validly tendered (and not validly withdrawn), all Notes validly tendered (and not validly withdrawn) in response to the Asset Sale Offer.  Payment for any Notes so purchased shall be made in the manner prescribed in the Notes.

Upon the commencement of an Asset Sale Offer, the Company shall send, by first class mail or the Applicable Procedures, a notice to each of the Holders, with a copy to the Trustee.  The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer.  The Asset Sale Offer shall be made to all Holders.  The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(a)                                 that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open, including the time and date the Asset Sale Offer will terminate (the “Termination Date”);

(b)                                 the Offer Amount and the purchase price;

(c)                                  that any Note not tendered or accepted for payment shall continue to accrue interest and Additional Interest, if any;

(d)                                 that, unless the Company defaults in paying the offer amount, any Note accepted for purchase pursuant to the Asset Sale Offer shall cease to accrue interest and Additional Interest, if any, on or after the Settlement Date;

(e)                                  that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, together with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed and such customary documents as the Company may reasonably request, to the Company or a Paying Agent at the address specified in the notice, before the Termination Date;

(f)                                   that Holders shall be entitled to withdraw their election if the Company or the Paying Agent, as the case may be, receives, prior to the Termination Date, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase, and a statement that such Holder is withdrawing his election to have such Note purchased;

(g)                                  that, if the aggregate principal amount of Notes surrendered by Holders, and Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount the Company is required to repurchase, the Trustee shall select the Notes and the applicable agent or trustee for the Pari Passu Indebtedness shall select the Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in minimum denominations of $2,000, or integral multiples of $1,000 in excess of $2,000, shall be purchased); and

(h)                                 that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess of $2,000.

If any of the Notes subject to an Asset Sale Offer is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depository applicable to repurchases.

Promptly after the Termination Date, the Company shall, to the extent lawful, accept for payment Notes or portions thereof validly tendered (and not validly withdrawn) pursuant to the Asset Sale Offer in the aggregate principal amount required by Section 4.10 hereof, and prior to the Settlement Date it shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09 and Section 4.10.

Prior to 11:00 a.m., New York City time, on the Settlement Date, the Company or the Paying Agent, as the case may be, shall mail or deliver to each tendering Holder (or, if any Notes are then in global form, it will promptly make such payment thereon through the facilities of DTC) an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, together with accrued and unpaid interest and Additional Interest, if any, thereon to the Settlement Date, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Settlement Date, and the Company shall issue, and the Trustee shall authenticate and mail or deliver (or cause to be transferred by book entry) to the surrendering Holder of any Notes purchased only in part a new Note in a principal amount equal to any unpurchased portion of the Note surrendered.  Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.  The Company shall publicly announce the results of the Asset Sale Offer on or before the Settlement Date.

Section 3.10                             Escrow of Proceeds; Special Mandatory Redemption.

(a)                                 On the date of this Indenture, the Company shall enter into the Escrow Agreement, for the ratable benefit of the Holders of the Notes and shall deposit the net proceeds from the offering of the Initial Notes into escrow.

(b)                                 If the closing of the Catarina Acquisition occurs on or prior to August 31, 2014, then upon closing, the funds in escrow will be released to the Company in accordance with the Escrow Agreement.  Pending release of the funds in the escrow account, the funds will be invested in Government Securities as provided in the Escrow Agreement.

(c)                                  If the closing of the Catarina Acquisition does not occur on or prior to August 31, 2014, or if the Purchase and Sale Agreement is terminated at any time prior thereto, the Company shall redeem the Initial Notes (the “Special Mandatory Redemption”), upon not less than one Business Day’s and no more than ten Business Days’ notice, or such other minimum period as is required by DTC, at the Special Mandatory Redemption Price.

(d)                                 The Company will be entitled to direct the Escrow Agent to release the escrowed funds from the escrow account only in accordance with the Escrow Agreement.

(e)                                  The Company will deliver to the Paying Agent all additional funds needed to pay the Special Mandatory Redemption Price in accordance with Section 3.05.

ARTICLE FOUR
COVENANTS

Section 4.01                             Payment of Notes.

The Company shall pay or cause to be paid the principal of, interest, premium, if any, and Additional Interest, if any, on, the Notes on the dates and in the manner provided in the Notes.  Principal, interest, premium, if any, and Additional Interest, if any, shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 11:00 a.m., New York City time, on the due date money deposited by the Company or a Guarantor in immediately available funds and designated for and sufficient to pay all principal, interest, premium, if any, and Additional Interest, if any, then due.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at the rate specified therefor in the Notes to the extent lawful; and it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

The Company shall notify the Trustee of the amounts and payment dates of any Additional Interest that may become payable under any Registration Rights Agreement.

The Company may at any time, for the purpose of obtaining satisfaction and discharge with respect to the Notes or for any other purpose, pay, or direct any Paying Agent to pay, to the Trustee all sums held in trust by the Company or such Paying Agent, such sums to be held by the Trustee upon the same terms as those upon which such sums were held by the Company or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such money.

Subject to any applicable escheat laws, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request, or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall, at the expense of the Company, cause to be published once, in The New York Times or The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 4.02                             Maintenance of Office or Agency.

The Company shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee) where Notes may be presented or surrendered for payment, and it shall maintain an office or agency in the United States (which may be an office of the Trustee or an affiliate of the Trustee) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served.  The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations.  Further, if at any time there shall be no such office or agency where the Notes may be presented or surrendered for payment, the Company shall forthwith designate and maintain such an office or agency, in order that the Notes shall at all times be payable.  The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03.

With respect to any Global Notes, the Corporate Trust Office of the Trustee shall be the office or agency where such Global Notes may be presented or surrendered for payment or for registration of transfer or exchange, or where successor Notes may be delivered in exchange therefor; provided, however, that any such presentation, surrender or delivery effected pursuant to the Applicable Procedures of the Depositary shall be deemed to have been effected at such office or agency in accordance with the provisions of this Indenture.

Section 4.03                             Reports.

(a)                                 Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, so long as any Notes are outstanding, the Company will file with the SEC for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing, in which case the Company will deliver to the Trustee, within the time periods specified in the SEC’s rules and regulations, and upon its prior written request to the Company, to any Holder or beneficial owner of Notes):

(i)                                     all quarterly and annual financial information with respect to the Company and its Subsidiaries that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results

of Operations” and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(ii)                                  all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

The Company shall at all times comply with TIA § 314(a).

(b)                                 For as long as the Notes remain outstanding and constitute “restricted securities” within the meaning of Rule 144, if at any time the Company is not filing the reports required by this Section 4.03 with the SEC, the Company shall deliver to the Holders of the Notes, and to prospective investors in the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(c)                                  If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries (other than Unrestricted Subsidiaries that, when taken together with all other Unrestricted Subsidiaries, are “minor” within the meaning of Rule 3-10 of Regulation S-X), then, to the extent material, the quarterly and annual financial information required by paragraph (a) of this Section 4.03 shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

(d)                                 The availability of the information or reports required by paragraph (a) of this Section 4.03 on the Commission’s EDGAR filing system shall be deemed to satisfy all filing and delivery requirements hereunder.

(e)                                  The Company will be deemed to have delivered to the Holders (or beneficial owners) and to the prospective investors the information or reports referred to in Section 4.03(a)(i) and (ii) or the information referred to in Section 4.03(b) if the Company has posted such information or reports on the Company Website.  For purposes of this Section 4.03 the term “Company Website” means the collection of web pages that may be accessed on the World Wide Web using the URL address http://sanchezenergycorp.com or such other address as the Company may from time to time designate in writing to the Trustee.

(f)                                   This covenant does not impose any duty on the Company under the Sarbanes-Oxley Act of 2002 and the related Commission rules that would not otherwise be applicable.

Section 4.04                             Compliance Certificate.

(a)                                 The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year ending on or after December 31, 2014, an Officers’ Certificate stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that, to the best of his or her knowledge, the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge, their status and what action the Company is taking or proposes to take in respect thereof).

(b)                                 The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, within 30 days of any Company Officer becoming aware of any Default or Event of Default, unless such Default or Event of Default has been cured before the end of the 30-day period, written notice specifying such Default or Event of Default, its status and what action the Company is taking or proposes to take in respect thereof.

Section 4.05                             Taxes.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06                             Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07                             Limitation on Restricted Payments.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)                                 declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and dividends, payments or distributions payable to the Company or a Restricted Subsidiary);

(2)                                 repurchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company (other than through the exchange therefor solely of Equity Interests (other than Disqualified Stock) of the Company and other than any acquisition or retirement for value from, or payment to, the Company or a Restricted Subsidiary);

(3)                                 make any payment on or with respect to, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is contractually subordinated in right of payment to the Notes or any Subsidiary Guarantee (excluding (a) any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries, (b) the purchase, repurchase or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes or the Subsidiary Guarantees acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or other acquisition or retirement for value, and (c) any payment of any installment of interest or principal at the Stated Maturity thereof); or

(4)                                 make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4), other than any such action (“Permitted Payment”) expressly excluded from clauses (1), (2) and (3), above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(I)                                   no Default (except a Reporting Default) or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(II)                              the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09 hereof; and

(III)                         such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (8), (9), (10), (11), (12) and (13) of the next succeeding paragraph) after the Measurement Date, is less than the sum, without duplication, of:

(a)                                 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from January 1, 2013 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b)                                 100% of the aggregate net cash proceeds and the Fair Market Value of any Capital Stock of Persons engaged primarily in the Oil and Gas Business or any other assets that are used or useful in the Oil and Gas Business, in each case received by the Company after the Measurement Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or received by the Company from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests since the Measurement Date or from the issue or sale of options, warrants or rights to purchase such Equity Interests that have been exercised for such Equity Interests since the Measurement Date (other than, in either case, Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary), plus

(c)                                  to the extent that any Restricted Investment made since the Measurement Date is sold or otherwise liquidated or repaid, 100% of the aggregate cash, and the Fair Market Value of any property other than cash, constituting the return of capital to the Company or any of its Restricted Subsidiaries with respect to such Restricted Investment (less the cost of disposition, if any), plus

(d)                                 an amount equal to (x) the net reduction in Restricted Investments since the Measurement Date resulting from dividends, distributions, redemptions or repurchases, proceeds of sales or other dispositions thereof, interest payments, repayments of loans or advances, releases of guarantees or other transfers of assets (including transfers as a result of a merger or liquidation), in each case to the Company or any of its Restricted Subsidiaries from any Person (including, without limitation, Unrestricted Subsidiaries) in respect of Restricted Investments plus (y) with respect to any Unrestricted Subsidiary redesignated as, or merged into, a Restricted Subsidiary since the Measurement Date, the Fair Market Value of the interest of the Company or Restricted Subsidiary in such Unrestricted Subsidiary at the time of redesignation of such Unrestricted Subsidiary as, or merger of such Unrestricted Subsidiary into, such Restricted Subsidiary, in each case to the extent such amounts have not been included in Consolidated Net Income of the Company for such period, plus,

(e)                                  to the extent not included in clause (d), any dividends received in cash by the Company or any of its Restricted Subsidiaries since April 1, 2013 from an Unrestricted Subsidiary to the extent such dividends were not otherwise included in the Consolidated Net Income of the Company for such period.

The preceding provisions will not prohibit any of the following actions:

(1)                                 the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of declaration, or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the payment or redemption would have complied with the provisions of this Indenture;

(2)                                 the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company in exchange for, or in an amount not greater than the net cash proceeds of the substantially concurrent (a) contribution (other than from a Restricted Subsidiary) to the equity capital of the Company or (b) sale (other than to a Restricted Subsidiary) of Equity Interests of the Company (other than Disqualified Stock); provided, however, that the amount of any such net cash proceeds that are utilized for any such repurchase, redemption, defeasance or other acquisition or retirement for value will be excluded from clause III(b) of the first paragraph of this Section 4.07;

(3)                                 the payment on or purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from a substantially concurrent incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(4)                                 the payment of any dividend or distribution by a Restricted Subsidiary to the holders of such Restricted Subsidiary’s Equity Interests on a pro rata basis;

(5)                                 so long as no Default (other than a Reporting Default) or Event of Default shall have occurred and be continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary pursuant to any director or employee equity subscription agreement or equity option agreement or other employee benefit plan or to satisfy obligations under any Equity Interests appreciation rights or option plan or similar arrangement; provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any calendar year (with any portion of such $5.0 million amount that is unused in any calendar year to be carried forward to successive calendar years and added to such amount) plus, to the extent not previously applied or included,

(a)                                 the cash proceeds received by the Company or any of its Restricted Subsidiaries from sales of Equity Interests of the Company to employees or directors of the Company or its Affiliates that occur after the Measurement Date (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (III)(b) of the first paragraph of this Section 4.07); and

(b)                                 the cash proceeds of key man life insurance policies received by the Company or any of its Restricted Subsidiaries after the Measurement Date;

(6)                                 the payment on or purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes or a Subsidiary Guarantee at a purchase price not greater than (i) 101% of the principal amount of such subordinated Indebtedness in the event of a Change of Control or (ii) 100% of the principal amount of such subordinated Indebtedness in the event of an Asset Sale, in each case plus accrued and unpaid interest thereon, in connection with any Change of Control Offer or asset sale offer required by the terms of such Indebtedness, but only if:

(a)                                 in the case of a Change of Control, the Company has first complied with and fully satisfied its obligations under Section 4.15; or

(b)                                 in the case of an Asset Sale, the Company has complied with and fully satisfied its obligations in accordance with Section 4.10;

(7)                                 the purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests of the Company or any Restricted Subsidiary representing fractional shares of such Equity Interests in connection with a merger or consolidation involving the Company or such Restricted Subsidiary or any other transaction permitted by this Indenture;

(8)                                 repurchases of Equity Interests deemed to occur upon the exercise or conversion of stock options, restricted stock, phantom stock, warrants, incentives, rights to acquire Equity Interests or other derivative securities if such Equity Interests represent a portion of the exercise, exchange or conversion price thereof;

(9)                                 the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary held by any current or former officers, directors or employees of the Company or any of its Restricted Subsidiaries or Affiliates in connection with the exercise or vesting of any equity compensation (including, without limitation, stock options, restricted stock, phantom stock, warrants, incentives, rights to acquire Equity Interests or other derivative securities) for services for the Company or any Restricted Subsidiary in order to satisfy any tax withholding obligation with respect to such exercise or vesting;

(10)                          any payments in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by this Indenture not to exceed $5.0 million in the aggregate after the Measurement Date;

(11)                          the declaration and payment of regularly scheduled or accrued dividends to holders of any class of Disqualified Stock of the Company or any Preferred Stock of a Restricted Subsidiary issued on or after the Measurement Date in accordance with the Fixed Charge Coverage Ratio test described under Section 4.09 to the extent such dividends are included (x) as consolidated interest expense in clause (1) of the definition of “Fixed Charges” or (y) under clause (4) of the definition of “Fixed Charges”;

(12)                          so long as no Default (other than a Reporting Default) or Event of Default shall have occurred and be continuing or would be caused thereby, any Restricted Payment, which when combined with the outstanding amount of all other Restricted Payments effected pursuant to this clause (12) since the Measurement Date, does not exceed $25.0 million; or

(13)                          the declaration or payment of scheduled or accrued dividends on the Existing Convertible Preferred Stock.

The amount of all Restricted Payments (or payment or other transaction that, except for being a Permitted Payment or Permitted Investment, would constitute a Restricted Payment) (other than cash) will be the Fair Market Value, on the date of the Restricted Payment or other transaction, of the Restricted Investment proposed to be made or the asset(s) or securities proposed to be transferred or issued by the Company or any of its Restricted Subsidiaries, as the case may be, pursuant to such Restricted Payment or other transaction.  The Fair Market Value of any Restricted Investment, assets or securities that are required to be valued by this covenant will be determined in accordance with the definition of that term.  For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment (or payment or other transaction that, except for being a Permitted Payment or Permitted Investment, would constitute a Restricted Payment) meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1)-(13), or is permitted pursuant to the first paragraph of this Section 4.07 or is a Permitted Payment or Permitted Investment, the Company will be permitted to divide or classify (or later divide, re-divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment or such other transaction (or portion thereof) in any manner that complies with this Section 4.07.

For the purpose of this Section 4.07 and the definition of “Permitted Investments,” a contribution, sale or incurrence will be deemed to “substantially concurrent” if the related “Restricted Payment” or purchase, repurchase, redemption, defeasance or other acquisition or retirement for value or payment of principal or acquisition of assets or Capital Stock or other Investment occurs within 90 days before or after such contribution, sale or incurrence.

Section 4.08                             Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)                                 pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries; provided that (i) the priority that any series of Preferred Stock of a Restricted Subsidiary has in receiving dividends or liquidating distributions before dividends or liquidating distributions are paid in respect of common stock of such Restricted Subsidiary shall not constitute a restriction on the ability to pay or make dividends or distributions on Capital Stock for purposes of this Section 4.08 and (ii) the subordination of indebtedness owed to the Company or any Restricted Subsidiary to other indebtedness incurred by any Restricted Subsidiary shall not be deemed a restriction on the ability to pay indebtedness;

(2)                                 make loans or advances to the Company or any of its Restricted Subsidiaries (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3)                                 sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions of this Section 4.08 will not apply to encumbrances or restrictions existing under or by reason of:

(1)                                 agreements (including in respect of any Credit Facilities and the indenture governing the Existing Senior Notes) as in effect on the date of this Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements (or the agreements referred to in this clause (1)), or the Indebtedness to which those agreements (or the agreements referred to in this clause (1)) relate, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in those agreements on the date of this Indenture, as determined in good faith by the Company;

(2)                                 this Indenture, the Notes and the Subsidiary Guarantees;

(3)                                 Applicable Law;

(4)                                 any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was otherwise permitted by the terms of this Indenture to be incurred;

(5)                                 instruments governing other Indebtedness of the Company or any of its Restricted Subsidiaries or Disqualified Stock of the Company or Preferred Stock of any Restricted Subsidiary permitted to be incurred pursuant to Section 4.09 and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the provisions relating to such encumbrance or restriction contained in such instruments are not materially more restrictive, taken as a whole, than the provisions contained in the Credit Agreement, in the indenture governing the Existing Senior Notes or in this Indenture as in effect on the date of this Indenture, as determined in good faith by the Company;

(6)                                 customary non-assignment provisions in Hydrocarbon purchase and sale or exchange agreements or similar operational agreements or in licenses, easements or leases, in each case entered into in the ordinary course of business;

(7)                                 Capital Lease Obligations, mortgage financings or purchase money obligations, in each case for property acquired for use in the business of the Company or any Restricted Subsidiary that impose restrictions on that property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(8)                                 any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9)                                 Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, as determined in good faith by the Company;

(10)                          Liens securing Indebtedness otherwise permitted to be incurred under the provisions of Section 4.12 that limit the right of the debtor to dispose of the assets subject to such Liens;

(11)                          provisions limiting the disposition or distribution of assets or property in Joint Venture agreements, asset sale agreements, sale leaseback agreements, stock sale agreements, shareholders’ agreements, partnership agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into (a) in the ordinary course of business or (b) with the approval of the Company’s Board of Directors, which limitations are applicable only to the assets or property that are the subject of such agreements;

(12)                          any agreement or instrument relating to any property or assets acquired after the date of this Indenture, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisition;

(13)                          encumbrances or restrictions on cash, Cash Equivalents or other deposits or net worth requirements imposed by customers or lessors under contracts or leases entered into in the ordinary course of business;

(14)                          customary encumbrances and restrictions contained in agreements of the types described in the definition of “Permitted Business Investments”;

(15)                          Hedging Contracts permitted from time to time under this Indenture;

(16)                          the issuance of Preferred Stock by a Restricted Subsidiary or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such Preferred Stock is permitted pursuant to Section 4.09 and the terms of such Preferred Stock do not expressly restrict the ability of a Restricted Subsidiary to pay dividends or make any other distributions on its Equity Interests (other than requirements to pay dividends or liquidation preferences on such Preferred Stock prior to paying any dividends or making any other distributions on such other Equity Interests);

(17)                          encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, taken as a whole, detract from the value of, or from the ability of the Company and its Restricted Subsidiaries to realize the value of, property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary, as determined in good faith by the Company;

(18)                          provisions restricting subletting or assignment of any lease governing a leasehold interest (including leases governing leasehold interests or farm-in agreements or farm-out agreements relating to leasehold interests in crude oil and natural gas properties) of the Company or any Restricted Subsidiary, or restrictions in licenses (including licenses of intellectual property) relating to the property covered thereby, or other encumbrances or restrictions in agreements or instruments relating to specific assets or property that restrict generally the transfers of such assets or property; provided that such encumbrances or restrictions do not materially affect the ability of the Company to permit payments on the Notes when due as required by the terms of this Indenture; and

(19)                          any Permitted Investment.

Section 4.09                             Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness, the

Company will not issue any Disqualified Stock, and the Company will not permit any of its Restricted Subsidiaries to issue any Preferred Stock; provided, however, that the Company and any of its Restricted Subsidiaries may incur Indebtedness, the Company may issue Disqualified Stock or a Restricted Subsidiary may issue Preferred Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock are issued, as the case may be, would have been at least 2.25 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this Section 4.09 will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any Disqualified Stock or Preferred Stock (collectively, “Permitted Debt”):

(1)                                 the incurrence by the Company or any of its Restricted Subsidiaries (whether as borrower or guarantor) of additional Indebtedness (including letters of credit) under one or more Credit Facilities, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) and then outstanding does not exceed the greater of (a) $500.0 million and (b) the sum of $200.0 million and 35.0% of the Adjusted Consolidated Net Tangible Assets determined on the date of such incurrence;

(2)                                 the incurrence by the Company or its Restricted Subsidiaries of the Existing Indebtedness;

(3)                                 the incurrence by the Company and the Guarantors of Indebtedness represented by (a) the Notes issued and sold on the Initial Issuance Date and the related Subsidiary Guarantees and (b) the Exchange Notes and the related Subsidiary Guarantees to be issued pursuant to any Registration Rights Agreement in exchange for Indebtedness referred to in clause (a);

(4)                                 the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations or other Indebtedness, in each case incurred for the purpose of financing all or any part of the purchase price, other acquisition cost or cost of design, construction, installation, development, repair or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary (together with improvements, additions, accessions and contractual rights relating primarily thereto) and related financing costs, and Attributable Debt in respect of sale and leaseback transactions, including all Permitted Refinancing Indebtedness incurred pursuant to clause (5) to extend, refinance, renew, replace, defease, discharge, refund or otherwise retire for value, in whole or in part, any Indebtedness incurred pursuant to this clause (4), provided that after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred pursuant to this clause (4) and then outstanding does not exceed the greater of (a) $20.0 million and (b) 2.5% of the Adjusted Consolidated Net Tangible Assets determined on the date of such incurrence;

(5)                                 the incurrence or issuance by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge, refund or otherwise retire for value, in whole or in part, Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness) or Disqualified Stock of the Company or Preferred Stock of any Restricted Subsidiary, in each case that was permitted by this Indenture to be incurred or issued under this Indenture (including Indebtedness previously incurred or Disqualified Stock or Preferred Stock previously issued pursuant to this clause (5));

(6)                                 the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among any of the Company and any of its Restricted Subsidiaries; provided, however, that:

(a)                                 if the Company is the obligor on such Indebtedness and a Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, or if a Guarantor is the obligor on such Indebtedness and neither the Company nor another Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Subsidiary Guarantee of such Guarantor; and

(b)                                 (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary will be deemed, in each case, to constitute an incurrence (as of the date of such issuance, sale or transfer) of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)                                 the incurrence by the Company or any of its Restricted Subsidiaries of obligations under Hedging Contracts;

(8)                                 the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this Section 4.09;

(9)                                 the incurrence by the Company or any of its Restricted Subsidiaries of obligations relating to net Hydrocarbon balancing positions arising in the ordinary course of business;

(10)                          the issuance by any Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of any Preferred Stock; provided, however, that:

(a)                                 any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than the Company or a Restricted Subsidiary; and

(b)                                 any sale or other transfer of any such Preferred Stock to a Person that is not either the Company or a Restricted Subsidiary;

shall be deemed, in each case, to constitute an issuance (as of the date of such issuance, sale or transfer) of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (10);

(11)                          the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Acquisition Indebtedness;

(12)                          the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business;

(13)                          the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Company and the Restricted Subsidiaries;

(14)                          the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (other than for money borrowed) in respect of obligations in connection with workers’ compensation, health, disability or other benefits, unemployment or other insurance or self-insurance obligations and other social security or similar legislation, old age pension or public liability obligations, statutory obligations, government contracts, trade contracts, regulatory obligations, leases, utility contracts and similar obligations or tender, bid, performance, surety, plugging and abandonment, appeal, reimbursement or similar bonds and completion guarantees issued or provided by, or for the account of, the Company or any of its Restricted Subsidiaries in the ordinary course of business and any guarantees, contingent reimbursement obligations or other contingent obligations with respect to letters of credit or bank guarantees functioning as or supporting or issued to assure payment or performance of any of the foregoing bonds or obligations;

(15)                          the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, guarantees (other than guarantees of Indebtedness), adjustment of purchase price, holdbacks, earn outs, or similar obligations, in each case incurred or assumed in connection with the disposition or acquisition of any business, assets or Capital Stock of a Subsidiary in a transaction permitted by this Indenture, other than guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(16)                          the incurrence by the Company or any of its Restricted Subsidiaries of liability in respect of Indebtedness of any Unrestricted Subsidiary or any Joint Venture but only to the extent that such liability is the result of (a) the Company’s or any such Restricted Subsidiary’s being a general partner or member of, or owner of an Equity Interest in, such Unrestricted Subsidiary or Joint Venture and not as guarantor of such Indebtedness and provided that after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (16) and then outstanding does not exceed $25.0 million or (b) the pledge of (or a Guaranty limited in recourse solely to) Equity Interests in such Unrestricted Subsidiary or Joint Venture held by the Company or such Restricted Subsidiary to secure such Indebtedness and solely to the extent such Indebtedness constitutes Non-Recourse Debt; and

(17)                          the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness or the issuance by the Company of additional Disqualified Stock or by any Restricted Subsidiary of Preferred Stock in an aggregate principal amount, when taken together with the aggregate principal amount of all other Indebtedness and Disqualified Stock or Preferred Stock incurred or issued under this clause (17) and then outstanding, not to exceed the greater of (a) $30.0 million and (b) 3.0% of the Adjusted Consolidated Net Tangible Assets determined on the date of such incurrence or issuance.

For purposes of determining compliance with this Section 4.09, (a) in the event that an item of Indebtedness or Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above, or is entitled to be incurred or issued pursuant to the first paragraph of this Section 4.09, the Company will be permitted to divide or classify (or later divide, re-divide, classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness or Disqualified Stock or Preferred Stock in any manner that complies with this Section 4.09; and (b) at the time of Incurrence, the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above without giving pro forma effect to the portion of such Indebtedness incurred pursuant to the second paragraph above when calculating the portion of such Indebtedness that may be incurred pursuant to the first paragraph above. Any Indebtedness under Credit Facilities outstanding on the date of this Indenture shall initially be considered incurred on such date in reliance on the exception provided by clause (1) of the definition of “Permitted Debt”, subject to any subsequent classification or reclassification or division permitted pursuant to this paragraph. For purposes of determining any particular amount of Indebtedness under this covenant, (i) guarantees of, or obligations in respect of letters of credit relating to, Indebtedness otherwise included in the determination of such amount shall not also be included and (ii) if obligations in respect of letters of credit are incurred pursuant to a Credit Facility and are being treated as incurred pursuant to clause (1) of the definition of “Permitted Debt” and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included.

The dollar equivalent principal amount of any Indebtedness denominated in a foreign currency and incurred pursuant to any dollar-denominated restriction on the incurrence of Indebtedness shall be calculated based on the relevant exchange rates in effect at the time of incurrence, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

The accrual of interest or dividends on Preferred Stock, the accretion or amortization of original issue discount or accreted value, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or Preferred Stock for purposes of this Section 4.09; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued to the extent required by the definition of such term. For purposes of this Section 4.09, (i) the accrual of an obligation to pay a premium in respect of Indebtedness or Disqualified Stock or Preferred Stock arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness or Disqualified Stock or Preferred Stock, (ii) unrealized losses or charges in respect of Hedging Contracts (including those resulting from the application of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 815), or (iii) the increase in the amount of Indebtedness or Disqualified Stock or Preferred Stock outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the Fair Market Value of assets securing Indebtedness of another Person described in the second sentence of the definition of Indebtedness will, in the case of (i), (ii) or (iii), not be deemed to be an incurrence of Indebtedness or Disqualified Stock or Preferred Stock. Further, the accounting reclassification of any obligation or Disqualified Stock or Preferred Stock of the Company or any of its Restricted Subsidiaries as Indebtedness will not be deemed an incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock for purposes of this Section 4.09.

The “amount” or “principal amount” of any Indebtedness or Preferred Stock or Disqualified Stock of a Person outstanding at any time of determination as used herein shall be as set forth below or, if not set forth below, determined in accordance with GAAP:

(1)                                 the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)                                 the principal amount of the Indebtedness, in the case of any other Indebtedness;

(3)                                 in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)                                 the Fair Market Value of such assets at the date of determination; and

(b)                                 the amount of the Indebtedness of the other Person;

(4)                                 in the case of any Capital Lease Obligation, the amount determined in accordance with the definition thereof;

(5)                                 in the case of any Preferred Stock, if other than Disqualified Stock, the greater of its voluntary or involuntary liquidation preference and its maximum fixed redemption price or repurchase price or, if Disqualified Stock, as specified in the definition thereof;

(6)                                 in the case of obligations under any Hedging Contracts of a Person, the termination value of the agreement or arrangement giving rise to such obligations that would be payable by such Person at such date;

(7)                                 in the case of all other unconditional obligations, the amount of the liability thereof determined in accordance with GAAP; and

(8)                                 in the case of all other contingent obligations of a Person, the maximum liability at such date of such Person.

Section 4.10                             Limitation on Asset Sales.

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)                                 the Company (or the Restricted Subsidiary, as the case may be) receives consideration (including by way of relief from, or any Person assuming responsibilities for, any liabilities, contingent or otherwise) at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)                                 at least 75% of the aggregate consideration received by the Company and its Restricted Subsidiaries in the Asset Sale and all other Asset Sales since the date of this Indenture is in the form of cash or Cash Equivalents.  For purposes of this provision, each of the following will be deemed to be cash:

(a)                                 any liabilities, as shown on the Company’s or any Restricted Subsidiary’s most recent consolidated balance sheet, of the Company or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated in right of payment to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a novation or indemnity agreement that releases the Company or such Restricted Subsidiary from further liability (or in lieu of such absence of liability, the acquiring Person or its parent company agrees to indemnify and hold the Company or such Restricted Subsidiary harmless from and against any loss, liability or cost in respect of such assumed liabilities accompanied by the posting of a letter of credit (issued by a commercial bank that has an Investment Grade Rating) in favor of the Company or such Restricted Subsidiary for the full amount of such liabilities and for so long as such liabilities remain outstanding unless such indemnifying party (or its long term debt securities) shall have an Investment Grade Rating (with no indication of a negative outlook or credit watch with negative implications, in any case, that contemplates such indemnifying party (or its long term debt securities) failing to have an Investment Grade Rating) at the time the indemnity is entered into) or that are otherwise cancelled or terminated in connection with the transaction with such transferee;

(b)                                 with respect to any Asset Sale of interests in oil and gas properties by the Company or any Restricted Subsidiary, any agreement by the transferee (or an Affiliate thereof) to pay all or a portion of the Company’s or such Restricted Subsidiary’s allocable share of the costs and expenses related to the exploration, development, completion or production of such properties and activities related thereto;

(c)                                  any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are, within 180 days after the Asset Sale, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;

(d)                                 accounts receivable of a business retained by the Company or any of its Restricted Subsidiaries, as the case may be, following the sale of such business; provided that such accounts receivable (i) are not past due more than 90 days and (ii) do not have a payment date greater than 120 days from the date of the invoices creating such accounts receivable; and

(e)                                  Additional Assets.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or any Restricted Subsidiary) may apply those Net Proceeds at its option to any combination of the following:

(I)                                   to prepay, repay, redeem or repurchase Senior Debt;

(II)                              to invest in or acquire Additional Assets; or

(III)                         to make capital expenditures in respect of the Company’s or any Restricted Subsidiary’s Oil and Gas Business.

The requirement of clause (II) or (III) of the preceding paragraph shall be deemed to be satisfied if a bona fide binding contract not prohibited by this Indenture committing to make the investment, acquisition or expenditure referred to therein is entered into by the Company or any of its Restricted Subsidiaries with a Person other than a Restricted Subsidiary within the time period specified in the preceding paragraph and such Net Proceeds are subsequently applied in accordance with such contract within six months following the date such agreement is entered into.

Pending the final application of any Net Proceeds, the Company or any Restricted Subsidiary may temporarily reduce Indebtedness under any Credit Facility or otherwise expend or invest the Net Proceeds in any manner that is not prohibited by this Indenture.  Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second preceding paragraph will constitute “Excess Proceeds.”

If on the 366th day after an Asset Sale the aggregate amount of Excess Proceeds then exceeds $25.0 million, within five days after such date, the Company will make an offer (the “Asset Sale Offer”) to all Holders of Notes, and all holders of other Indebtedness that is Pari Passu Indebtedness containing provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets, to purchase, prepay or redeem on a pro rata basis (based on principal amounts of Notes and Pari Passu Indebtedness (or, in the case of Pari Passu Indebtedness issued with significant original issue discount, based on the accreted value thereof) tendered) the maximum principal amount of Notes and such other Pari Passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of settlement, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or any Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds allocated to the purchase of Notes, the Trustee will select the Notes to be purchased on a pro rata basis (except that any Notes represented by a note in global form will be selected by such method as DTC or its nominee or successor may require or, where such nominee or successor is the Trustee, a method that most nearly approximates pro rata selection as the Trustee deems fair and appropriate), based on the principal amounts tendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $2,000, or an integral multiple of $1,000 thereof, will be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. The Company may satisfy the foregoing obligation with respect to any Excess Proceeds by making an Asset Sale Offer prior to the expiration of the relevant 365-day period or with respect to Excess Proceeds of $25.0 million or less.

The provisions under this Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified with the written consent of a majority in principal amount of the outstanding Notes (including, without limitation, Additional Notes, if any).

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.10, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions by virtue of such compliance.

Section 4.11                             Limitation on Transactions with Affiliates.

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company involving aggregate consideration in excess of $2.0 million (each, an “Affiliate Transaction”), unless:

(1)                                 the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person or, if, as determined in good faith by the Company, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Company or the relevant Restricted Subsidiary from a financial point of view; and

(2)                                 the Company delivers to the Trustee:

(a)                                 with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this Section 4.11; and

(b)                                 with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $40.0 million, an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this Section 4.11 and attaching a resolution of the Board of Directors of the Company to the effect that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Company.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph of this Section 4.11:

(1)                                 any employment agreement or arrangement, equity award, equity option or equity appreciation agreement or plan, employee benefit plan, officer or director indemnification agreement, severance agreement or other compensation plan or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business, and payments, awards, grants or issuances of securities pursuant thereto;

(2)                                 transactions between or among any of the Company and its Restricted Subsidiaries;

(3)                                 transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Company solely because the Company owns, directly or indirectly, an Equity Interest in, or otherwise controls, such Person;

(4)                                 customary compensation, indemnification and other benefits made available to officers, directors or employees of the Company or a Restricted Subsidiary or an Affiliate of the Company, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance;

(5)                                 sales or issuances of Equity Interests (other than Disqualified Stock) to, or receipt of capital contributions from, Affiliates of the Company and the granting of registration and other customary rights in connection therewith;

(6)                                 any Permitted Investments or Restricted Payments or Permitted Payments that are permitted by Section 4.07;

(7)                                 transactions between the Company or any of its Restricted Subsidiaries and any Person that would not otherwise constitute an Affiliate Transaction except for the fact that a director or manager of which is also a director or manager of the Company or such Restricted Subsidiary, as applicable; provided that such director or manager abstains from voting as a director or manager of the Company or such Restricted Subsidiary, as applicable, on such transaction;

(8)                                 any transaction in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of clause (1) of this Section 4.11;

(9)                                 (a) guarantees by the Company or any of its Restricted Subsidiaries of performance of obligations of the Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (b) pledges by the Company or any Restricted Subsidiary of (or any guarantee by the Company or any Restricted Subsidiary limited in recourse solely to) Equity Interests in Unrestricted Subsidiaries for the benefit of lenders or other creditors of the Unrestricted Subsidiaries;

(10)                          any Affiliate Transaction with a Person in its capacity as a holder of Indebtedness or Capital Stock of the Company or any Restricted Subsidiary if such Person is treated no more favorably than the other holders of Indebtedness or Capital Stock of the Company or such Restricted Subsidiary;

(11)                          any contracts for exploring for, drilling, developing, producing, processing, gathering, transporting, marketing or storing Hydrocarbons, or activities or services reasonably related or ancillary thereto, or other operational contracts, that are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by the Company or any of its Restricted Subsidiaries with unrelated third parties, or if neither the Company nor any Restricted Subsidiary has entered into a similar contract with a third party, then on the terms no less favorable than those available from third parties on an arm’s length basis, in each case as determined in good faith by the Company;

(12)                          transactions with Unrestricted Subsidiaries, customers, clients, suppliers or purchasers or sellers of goods or services, or lessors or lessees of property, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), not materially less favorable to the Company and its Restricted Subsidiaries than those contained in similar contracts entered into by the Company or any of its Restricted Subsidiaries with unrelated third parties, or if neither the Company nor any Restricted Subsidiary has entered into a similar contract with a third party, then on the terms no less favorable than those available from third parties on an arm’s length basis, in each case as determined in good faith by the Company;

(13)                          loans or advances to employees in the ordinary course of business not to exceed $2.5 million in aggregate principal amount at any one time outstanding; and

(14)                          transactions (other than purchases or sales of assets) effected in accordance with the terms of the Services Agreement as in effect on the date hereof and any amendment or replacement of the Services Agreement on terms no more favorable to the Affiliates of the Company party thereto than those available from third parties on an arm’s length basis.

In addition, if the Company or any of its Restricted Subsidiaries purchases or otherwise acquires assets or properties from a Person which is not an Affiliate, the purchase or acquisition by an Affiliate of the Company of an interest in all or a portion of the assets or properties acquired shall not be deemed an Affiliate Transaction (or cause such purchase or acquisition by the Company or a Restricted Subsidiary to be deemed an Affiliate Transaction), and if the Company or any of its Restricted Subsidiaries sells, conveys or otherwise disposes of assets or other properties to a Person who is not an Affiliate, the sale or other disposition by an Affiliate of the Company of an interest in all or a portion of the assets or properties sold shall not be deemed an Affiliate Transaction (or cause such sale or other disposition by the Company or a Restricted Subsidiary to be deemed an Affiliate Transaction).

Section 4.12                             Limitation on Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets (whether now owned or hereafter acquired), securing Indebtedness, unless the Notes or the Subsidiary Guarantee of such Restricted Subsidiary, as applicable, is secured on an equal and ratable basis with (or, in the case of obligations subordinated in right of payment to the Notes or such Subsidiary Guarantee, as the case may be, on a basis senior (to at least the same extent as the Notes are senior in right of payment) to) the obligations so secured until such time as such obligations are no longer secured by a Lien.

Any Lien on any property or assets of the Company or any of its Restricted Subsidiaries created for the benefit of the Holders of the Notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged at such time as there are no other Liens of any kind (other than Permitted Liens) on such property or assets securing Indebtedness.

Section 4.13                             Additional Subsidiary Guarantees.

If, after the date of this Indenture, (a) any Restricted Subsidiary that is not already a Guarantor guarantees or otherwise becomes an obligor with respect to any other Indebtedness of the Company or any Guarantor in excess of the De Minimis Guaranteed Amount, or (b) any Domestic Subsidiary, if not then a Guarantor, incurs or otherwise becomes an obligor with respect to any Indebtedness under the Credit Agreement, then in either case that Subsidiary shall become a Guarantor by executing a supplemental indenture substantially in the form of Annex A hereto and delivering it to the Trustee within 30 Business Days of the date on which it guaranteed or otherwise became an obligor with respect to such Indebtedness, as the case may be, together with any Officers’ Certificate or Opinion of Counsel required by Section 9.06; provided, however, that the preceding shall not apply to Subsidiaries of the Company that have properly been designated as Unrestricted Subsidiaries in accordance with this Indenture for so long as they continue to constitute Unrestricted Subsidiaries.  Notwithstanding the preceding, any Subsidiary Guarantee of a Restricted Subsidiary that was incurred pursuant to this Section 4.13 shall provide by its terms that it shall be automatically and unconditionally released at such time as such Guarantor ceases both (x) to guarantee or otherwise be an obligor with respect to any other Indebtedness of the Company or any other Guarantor (except as a result of payment under any such other guarantee) and (y) to be an obligor with respect to any Indebtedness under the Credit Agreement.

Each Subsidiary Guarantee shall also be released in accordance with Article 10.

Section 4.14                             Existence.

Except as otherwise permitted pursuant to the terms hereof (including consolidation and merger permitted by Section 5.01), the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary; provided, however, that the Company shall not be required to preserve the existence of any of its Restricted Subsidiaries if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.15                             Offer to Repurchase Upon Change of Control.

Within 30 days following the occurrence of a Change of Control, the Company shall make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of each Holder’s Notes at a purchase price (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of settlement (the “Change of Control Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Settlement Date.  Within 30 days following a Change of Control, the Company shall give a notice of the Change of Control Offer to each Holder and the Trustee describing the transaction or transactions that constitute the Change of Control and stating:

(a)                                 that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes validly tendered and not validly withdrawn pursuant to the Change of Control Offer will be accepted for payment;

(b)                                 the purchase price and the Change of Control Settlement Date, which shall be no earlier than 30 days but no later than 60 days from the date such notice is mailed;

(c)                                  that the Change of Control Offer will expire as of the time and date specified in such notice and that the Company shall pay the Change of Control Payment for all Notes accepted for purchase promptly thereafter on the Change of Control Settlement Date;

(d)                                 that any Note not tendered will continue to accrue interest and Additional Interest, if any;

(e)                                  that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest and Additional Interest, if any, on and after the Change of Control Settlement Date;

(f)                                   that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, properly endorsed for transfer, together with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed and such customary documents as the Company may reasonably request, to the Paying Agent at the address specified in the notice prior to the termination of the Change of Control Offer;

(g)                                  that Holders will be entitled to withdraw their election if the Paying Agent receives, prior to the termination of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing its election to have the Notes purchased; and

(h)                                 that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess of $2,000.

If any of the Notes subject to a Change of Control Offer is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depository applicable to repurchases.  Further, the Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.15, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions by virtue of such compliance.

On or before the Change of Control Settlement Date, the Company shall, to the extent lawful, accept for payment all Notes or portions thereof (in minimum denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000) properly tendered (and not validly withdrawn) pursuant to the Change of Control Offer.  Promptly after such acceptance, on the Change of Control Settlement Date, the Company shall:

(i)                                     deposit with the Paying Agent by 11:00 a.m., New York City time, an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered (and not validly withdrawn); and

(ii)                                  deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

On the Change of Control Settlement Date, the Paying Agent shall mail or deliver to each Holder of Notes properly tendered the Change of Control Payment for such Notes (or, with respect to Notes then in global form, make such payment thereon through the facilities of the Depository) and the Company will promptly issue, and the Trustee, upon written request from the Company, shall authenticate and mail or deliver (or cause to be transferred by book entry) to the surrendering Holder of any Notes purchased only in part a new Note in a principal amount equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000.  The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Settlement Date.

The Change of Control provisions of this Section 4.15 shall be applicable whether or not any other provisions of this Indenture are applicable.

Prior to complying with any of the provisions of this Section 4.15, but in any event no later than the Change of Control Settlement Date, the Company or any Guarantor shall either repay all of its other outstanding Indebtedness or obtain the requisite consents, if any, under all agreements governing such Indebtedness to permit the repurchase of Notes required by this Section 4.15.

The Company shall not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in this Section 4.15 applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not validly withdrawn under such Change of Control Offer, (2) notice of redemption of all outstanding Notes has been given pursuant to Section 3.07, unless there is a default in payment of the applicable redemption price or (3) in connection with or in contemplation of any Change of Control, the Company has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and purchases all Notes properly tendered in accordance with the terms of such Alternate Offer.

Notwithstanding anything to the contrary in this Indenture, a Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for such Change of Control at the time of making the Change of Control Offer.

In the event that Holders of not less than 90% in aggregate principal amount of the outstanding Notes accept a Change of Control Offer and the Company, or any third party making such Change of Control Offer in lieu of the Company as described above, purchases all of the Notes held by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice as provided in Section 3.03, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all of the

Notes that remain outstanding following such purchase at a redemption price in cash equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, and Additional Interest, if any, on such Notes that remain outstanding, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

The provisions under this Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified or terminated with the consent of the Holders of a majority in principal amount of the Notes (including, without limitation, Additional Notes, if any) then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) prior to the occurrence of such Change of Control.

Section 4.16                             No Partial Inducements.

The Company shall not, and the Company shall not permit any of its Subsidiaries, either directly or indirectly, to pay (or cause to be paid) any consideration, whether by way of interest, fee or otherwise, to any Beneficial Owner or Holder of the Notes for or as an inducement to any consent to any waiver, supplement or amendment of any terms or provisions of this Indenture or the Notes, unless such consideration is offered to be paid (or agreed to be paid) to all Beneficial Owners and Holders of the Notes in the time frame set forth in the solicitation documents relating to such consent.

Section 4.17                             Covenant Termination.

If at any time (a) the Notes have an Investment Grade Rating, (b) no Default (other than a Reporting Default) has occurred and is continuing under this Indenture and (c) the Company has delivered to the Trustee an Officers’ Certificate certifying to the foregoing provisions of this sentence, the Company and its Restricted Subsidiaries will no longer be subject to the provisions of Sections 3.09, 4.07, 4.08, 4.09, 4.10, 4.11, 4.13, 4.18, and clause (d) of Section 5.01 of this Indenture.  However, the Company and its Restricted Subsidiaries will remain subject to all of the other provisions of this Indenture.

Section 4.18                             Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default.  If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated as an Unrestricted Subsidiary will be deemed to either (i) be an Investment made as of the time of the designation that will reduce the amount available for Restricted Payments under the first paragraph or meets the criteria of clauses (1) through (13) of the second paragraph of Section 4.07 or (ii) represent Permitted Investments, as determined in good faith by the Company.  That designation shall only be permitted if the Investment would be permitted at that time and if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a Board Resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09, the Company will be in default of such covenant.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09, either as “Permitted Debt” or pursuant to the first paragraph of such covenant with the Fixed Charge Coverage Ratio calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable four-quarter reference period, and (2) no Default or Event of Default would be in existence following such designation.

ARTICLE FIVE
SUCCESSORS

Section 5.01                             Merger, Consolidation, or Sale of Assets.

The Company may not, directly or indirectly, (x) consolidate or merge with or into another Person (whether or not the Company is the survivor), or (y) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions to another Person, unless:

(a)                                 either (1) the Company is the survivor or (2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(b)                                 the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes, this Indenture and the applicable Registration Rights Agreement (if any obligations thereunder remain unsatisfied) pursuant to a supplemental indenture;

(c)                                  except in the case that the Company merges into, consolidates with or disposes of assets to a Guarantor, immediately after such transaction, no Default or Event of Default exists;

(d)                                 either:

(i)                                     the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction immediately after giving pro forma effect thereto and any related financing transaction as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09 hereof; or

(ii)                                  immediately after giving effect to such transaction and any related financing transactions on a pro forma basis as if the same had occurred at the beginning of the Company’s most recently ended four full quarters for which internal financial statements are available immediately preceding the date of the transaction, the Fixed Charge Coverage Ratio of the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, will be equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction; and

(e)                                  the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or disposition and such supplemental indenture (if any) comply with this Indenture.

provided that, in the case of clauses (a) through (d) above, unless such surviving Person is a corporation, a corporate co-issuer of the Notes will be added to this Indenture by a supplement reasonably satisfactory to the trustee.

Notwithstanding the restrictions described in the foregoing clause (d), any Restricted Subsidiary may consolidate with, merge into or dispose of all or part of its properties and assets to the Company, and the Company will not be required to comply with the preceding clause (d) in connection with any such consolidation, merger or disposition.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Notwithstanding the foregoing, the Company may convert into a corporation, limited liability company, limited partnership or other entity or transfer to or redomesticate in another jurisdiction solely for the purpose of realizing tax or other benefits; provided that, the resulting entity (i) is organized or existing under the laws of the United States, any state of the United States or the District of Columbia and (ii) assumes all the obligations of the Company under the Notes, this Indenture and the Registration Rights Agreement pursuant to a supplemental indenture; provided that, unless such Person is a corporation, a corporate co-issuer of the Notes will be added to this Indenture by a supplement reasonably satisfactory to the Trustee.

Section 5.02                             Successor Substituted.

Upon any consolidation or merger in which the Company is not the surviving entity or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company, in each case, in accordance with Section 5.01 hereof, the surviving entity formed by such consolidation or into or with which the Company is merged or the entity to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such surviving entity had been named as the Company herein and shall be substituted for the Company (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company,” shall refer instead to the surviving entity and not to the predecessor Company); and thereafter (except in the case of a lease of all or substantially all of the Company’s assets), the predecessor Company shall be discharged and released from all obligations and covenants under this Indenture, the Notes and any Registration Rights Agreement.  The Trustee shall enter into a supplemental indenture to evidence the succession and substitution of such successor and such discharge and release of the Company.

ARTICLE SIX
DEFAULTS AND REMEDIES

Section 6.01                             Events of Default.

An “Event of Default” occurs if one of the following shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be involuntary or be effected by operation of law):

(a)                                 the Company defaults in the payment when due of interest or Additional Interest, if any, with respect to the Notes, and such default continues for a period of 30 days;

(b)                                 the Company defaults in the payment of the principal of or premium, if any, on the Notes when due at their Stated Maturity, upon optional redemption, upon required repurchase, upon acceleration or otherwise;

(c)                                  (i) the Company fails to comply with the provisions of Section 3.10 or Section 5.01 hereof or to consummate a purchase of Notes when required pursuant to the provisions of Section 3.09 or 4.15 hereof or (ii) failure by the Company, after written notice has been given by certified mail, (1) to the Company by the Trustee or (2) to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, to consummate a purchase of Notes when required pursuant to Section 4.10 and, in the case of clause (ii), such failure shall continue for a period of 30 days;

(d)                                 the Company fails to comply with the provisions of Section 4.03 for 180 days after written notice has been given by certified mail to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding of such failure;

(e)                                  the Company fails to comply with any other covenant or other agreement in this Indenture or the Notes (including the provisions of Sections 3.09, 4.10 or 4.15 to the extent not described in clause (c) of this Section 6.01) for 60 days after written notice has been given by certified mail to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding of such failure;

(f)                                   a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Initial Issuance Date, if such default:

(i)                                     is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of any grace period provided in such Indebtedness (a “Payment Default”); or

(ii)                                  results in the acceleration of such Indebtedness prior to its Stated Maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates to $20.0 million or more; provided, however, that if any such Payment Default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 60 days from the continuation of such Payment Default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default (but not any consequential acceleration of the Notes) shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(g)                                  the Company or any of its Restricted Subsidiaries fails to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $20.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid, discharged or stayed for a period of 60 consecutive days;

(h)                                 (i) any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or (ii) any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee, except, in each case, by reason of the release of such Subsidiary Guarantee in accordance with the provisions of this Indenture;

(i)                                     the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law:

(i)                                     commences a voluntary case,

(ii)                                  consents in writing to the entry of an order for relief against it in an involuntary case,

(iii)                               consents in writing to the appointment of a Custodian of it or for all or substantially all of its property,

(iv)                              makes a general assignment for the benefit of its creditors, or

(v)                                 admits in writing it generally is not paying its debts as they become due; and

(j)                                    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)                                     is for relief against the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, in an involuntary case;

(ii)                                  appoints a Custodian (x) of the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, or (y) for all or substantially all of the property of the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries, that, taken together, would constitute a Significant Subsidiary; or

(iii)                               orders the liquidation of the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 6.02                             Acceleration.

If any Event of Default occurs and is continuing and is known to the Trustee, the Trustee, by notice to the Company, or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes, by notice to the Company and the Trustee, may declare all the Notes to be due and payable immediately.  Upon any such declaration, the Notes shall become due and payable immediately, together with all accrued and unpaid interest, Additional Interest, if any, and premium, if any, thereon.  Notwithstanding the preceding, if an Event of Default specified in clause (i) or (j) of Section 6.01 hereof occurs with respect to the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes shall become due and payable immediately without further action or notice, together with all accrued and unpaid interest, Additional Interest, if any, and premium, if any, thereon.  The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment, decree or Applicable Law and if all existing Events of Default (except with respect to nonpayment of principal, interest, premium, if any, or Additional Interest, if any, that have become due solely because of the acceleration) have been cured or waived.

Section 6.03                             Other Remedies.

If an Event of Default occurs and is continuing and is known to the Trustee, the Trustee may pursue any available remedy to collect the payment of principal of and interest, premium, if any, and Additional Interest, if any, on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

Section 6.04                             Waiver of Past Defaults.

Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes waive (including in connection with a purchase of, or tender offer or exchange offer for, Notes) any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, or interest, premium, if any, or Additional Interest, if any, on the Notes.  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05                             Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability. Notwithstanding any provision to the contrary in this Indenture, the Trustee is under no obligation to exercise any of its rights or powers under this Indenture at the direction or request of any Holder, unless such Holder shall offer to the Trustee security and reasonable indemnity satisfactory to the Trustee against any fee, loss, liability or expense.

Section 6.06                             Limitation on Suits.

A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

(a)                                 the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

(b)                                 the Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c)                                  such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity or security satisfactory to the Trustee against any fee, loss, liability or expense;

(d)                                 the Trustee does not comply with such written request within 60 days after receipt of such written request and the offer and, if requested, the provision of indemnity; and

(e)                                  during such 60-day period, the Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such written request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07                             Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of and interest, premium, if any, and Additional Interest, if any, on, the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08                             Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company and the Guarantors for the whole amount of principal of, interest, premium, if any, and Additional Interest, if any, remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and Additional Interest, if any, and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09                             Trustee is Authorized to File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10                             Priorities.

If the Trustee collects any money or property pursuant to this Article, it shall pay out the money or property in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the Trustee’s costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, interest, premium, if any, and Additional Interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, interest, premium, if any, and Additional Interest, if any, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11                             Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE SEVEN
TRUSTEE

Section 7.01                             Duties of Trustee.

(a)                                 If an Event of Default has occurred and is continuing and is known to the Trustee, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

(b)                                 Except during the continuance of an Event of Default:

(i)                                     the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)                                  in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.  However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c)                                  The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)                                     this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii)                                  the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii)                               the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof; and

(iv)                              the Trustee may refuse to perform any duty or exercise any right or power that would require it to expend its own funds or risk any liability if it shall reasonably believe that repayment of such funds or adequate indemnity against such risk is not reasonably assured to it.

(d)                                 Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e)                                  The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.  Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02                             Rights of Trustee.

(a)                                 The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document.

(b)                                 Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.  The Trustee may consult with counsel of its own selection and the advice or opinion of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)                                  The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed by it with due care.

(d)                                 The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)                                  Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.  The Trustee may, from time to time or at any time, request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers of the Company authorized at such time to deliver, on behalf of the Company, an Officers’ Certificate or order to, or otherwise take specified actions on behalf of the Company with respect to, the Trustee pursuant to this Indenture, which Officers’ Certificate may be signed on behalf of the Company by any individual authorized, on behalf of the Company, to sign an Officers’ Certificate, including any individual specified as so authorized in any such certificate previously delivered by the Company.

(f)                                   The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holder shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g)                                  The Trustee shall have no duty to inquire as to the performance of the Company’s covenants in Article 4 hereof.  In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except: (1) any Event of Default occurring pursuant to Section 6.01(a) or 6.01(b) hereof; or (2) any Default or Event of Default of which a Responsible Officer shall have received written notification from the Company or Holders or obtained actual knowledge.

(h)                                 The permissive right of the Trustee to act hereunder shall not be construed as a duty.

(i)                                     In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(j)                                    The delivery of documents and information to the Trustee under Section 4.03 is for informational purposes only, and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from the information contained therein, including the Company’s compliance with any of its covenants hereunder.

(k)                                 The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder and in its capacity as trustee under any other agreement executed in connection with this Indenture to which the Trustee is a party.

Section 7.03                             Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, any Guarantor or any Affiliate of the Company with the same rights it would have if it were not Trustee.  However, in the event that the Trustee acquires any conflicting interest (as defined in the TIA) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if this Indenture is then qualified under the TIA) or resign.  Any Agent may do the same with like rights and duties.  The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04                             Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for either Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05                             Notice of Defaults.

If a Default or Event of Default occurs and is continuing, the Trustee shall give to Holders of Notes a notice of the Default or Event of Default within 90 days after it receives written notice detailing such Default or Event of Default.  Except in the case of a Default or Event of Default in payment of principal of, or interest, premium, if any, or Additional Interest, if any, on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06                             Reports by Trustee to Holders of the Notes.

Within 60 days after each May 1 beginning with May 1, 2015, and for so long as Notes remain outstanding, the Trustee shall transmit to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted).  The Trustee also shall comply with TIA § 313(b)(2), to the extent applicable, and § 313(b)(1).  The Trustee shall also transmit all reports as required by TIA § 313(c).

A copy of each report at the time of its transmittal to the Holders of Notes shall be mailed to the Company and filed with the SEC and each stock exchange (if any) on which the Notes are listed in accordance with TIA § 313(d).  The Company shall promptly notify the Trustee when the Notes are listed on or de-listed from any stock exchange.

Section 7.07                             Compensation and Indemnity.

The Company shall pay to the Trustee from time to time such reasonable compensation as the Company and the Trustee may agree in writing for the Trustee’s acceptance of this Indenture and services hereunder.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services.  Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Company and the Guarantors shall indemnify the Trustee, jointly and severally, against any and all losses, liabilities, damages, claims or expenses, including taxes (other than those based upon, measured by or determined by the income of the Trustee) and the reasonable out of pocket fees and expenses of counsel, incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, any Guarantor or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability, damage, claim or expense may be attributable to its negligence, bad faith or willful misconduct.  The Trustee shall notify the Company and the Guarantors promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Company and the Guarantors shall not relieve the Company or the Guarantors of their obligations hereunder.  The Company and the Guarantors shall defend the claim and the Trustee shall cooperate in the defense.  The Trustee may have separate counsel and the Company and the Guarantors shall pay the reasonable fees and expenses of such counsel; provided that the Company and the Guarantors will not be required to pay such fees and expenses if they assume the Trustee’s defense with counsel acceptable to and approved by the Trustee (such approval not to be unreasonably withheld) and there is no conflict of interest between the Company and the Trustee in connection with such defense.  The Company and the Guarantors need not pay for any settlement made without their consent, which consent shall not be unreasonably withheld.

The obligations of the Company and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture, and any removal or resignation of the Trustee under Section 7.08.

To secure the Company’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes.  Such Lien shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(i) or 6.01(j) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

Section 7.08                             Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

The Trustee may resign in writing upon thirty (30) days’ notice at any time and be discharged from the trust hereby created by so notifying the Company.  The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing and may appoint a successor Trustee with the consent of the Company.  The Company may remove the Trustee if:

(a)                                 the Trustee fails to comply with Section 7.10 hereof;

(b)                                 the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)                                  a receiver, Custodian or public officer takes charge of the Trustee or its property; or

(d)                                 the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of Notes of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction, at the expense of the Company, for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder of a Note who has been a Holder of a Note for at least six months, fails to comply with Section 7.10 hereof, such Holder of a Note may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company.  Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Holders of the Notes.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof.  Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s and the Guarantors’ obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section 7.09                             Successor Trustee by Merger, etc.

If the Trustee consolidates with, or merges or converts into, or transfers or sells all or substantially all of its corporate trust business to, another corporation or banking association, the successor corporation or banking association without any further act shall be the successor Trustee. As soon as practicable, the successor Trustee shall mail a notice of its succession to the Company.

Section 7.10                             Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.  No obligor upon the Notes shall serve as a Trustee.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5).  The Trustee is subject to TIA § 310(b).

Section 7.11                             Preferential Collection of Claims Against the Company.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b).  A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE EIGHT
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01                             Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, at any time, exercise its rights under either Section 8.02 or 8.03 hereof with respect to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02                             Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have discharged its obligations with respect to all outstanding Notes, and each Guarantor shall be deemed to have discharged its obligations with respect to its Subsidiary Guarantee, on the date the conditions set forth in Section 8.04 below are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, and each Guarantor shall be deemed to have paid and discharged its Subsidiary Guarantee (which in each case shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below) and to have satisfied all its other obligations under such Notes or Subsidiary Guarantee and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.04 hereof, and as more fully set forth in such Section, payments in respect of the principal of and interest, premium, if any, and Additional Interest, if any, on, such Notes when such payments are due, (b) the Company’s obligations with respect to such Notes under Sections 2.03, 2.04, 2.06, 2.07, 2.09 and 4.02 hereof and the Appendix, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith and (d) the Legal Defeasance provisions of this Article 8.  Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

If the Company exercises its Legal Defeasance option, each Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee, and any security for the Notes (other than the trust) will be released.

Section 8.03                             Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from its obligations under the covenants contained in Article 4 (other than those in Sections 4.01, 4.02, 4.06 and 4.14) and in clause (d) of Section 5.01 hereof on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or Act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes to the extent permitted by GAAP).  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company and any Guarantor may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 (except those in Section 6.01(a),(b), (i) and (j)) hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.  In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(c) through 6.01(h) and (except as to the Company) Sections 6.01(i) and 6.01(j) hereof shall not constitute Events of Default.

If the Company exercises its Covenant Defeasance option, each Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee and any security for the Notes (other than the trust) will be released.

Section 8.04                             Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a)                                 the Company must irrevocably deposit or cause to be deposited with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment banking firm, appraisal firm or firm of independent public accountants, to pay the principal of, and interest, premium, if any, and Additional Interest, if any, on, the outstanding Notes on the date of fixed maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to the date of fixed maturity or to a particular redemption date;

(b)                                 in the case of an election under Section 8.02 hereof, the Company shall deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that:

(i)                                     the Company has received a ruling from, or a ruling has been published by, the Internal Revenue Service; or

(ii)                                  since the Initial Issuance Date, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)                                  in the case of an election under Section 8.03 hereof, the Company shall deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)                                 no Event of Default shall have occurred and be continuing on the date of such deposit (other than an Event of Default resulting from the incurrence of Indebtedness or other borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness being deferred, discharged or replaced) or the grant of Liens securing such Indebtedness or other borrowing, all or a portion of the proceeds of which will be applied to such deposit pursuant to this Section 8.04);

(e)                                  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture and the agreements governing any such other Indebtedness being defeased, discharged or replaced) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(f)                                   the Company shall deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(g)                                  the Company shall deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Section 8.05                             Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 or 8.08 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or any of its Subsidiaries acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, interest, premium, if any, and Additional Interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 or 8.08 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the written request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 or 8.08 hereof which, in the opinion of a nationally recognized investment banking, appraisal firm or firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance, Covenant Defeasance or Discharge, as the case may be.

Section 8.06                             Repayment to the Company.

Subject to applicable escheat and abandoned property laws, any money or non-callable Government Securities deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, or interest, premium, if any, or Additional Interest, if any, on, any Note and remaining unclaimed for two years after such principal, interest, premium, if any, or Additional Interest, if any, has become due and payable shall be paid to the Company on its written request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money or non-callable Government Securities, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that, if any Note then outstanding is not in global form, the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.07                             Reinstatement.

If the Trustee or Paying Agent is unable to apply any money or non-callable Government Securities in accordance with Section 8.05 hereof by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application or requiring the Trustee to turn-over such money or non-callable Government Securities, then the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.05 hereof; provided, however, that, if the Company makes any payment of principal of, interest, premium, if any, or Additional Interest, if any, on, any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities deposited with or held by the Trustee or Paying Agent.

Section 8.08                             Discharge.

This Indenture shall be satisfied and discharged and shall cease to be of further effect as to all Notes issued hereunder (except for (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in clause (1)(B) of this Section 8.08, and as more fully set forth in such clause (1)(B), payments in respect of the principal of and interest, premium, if any, and Additional Interest, if any, on, such Notes when such payments are due, (b) the Company’s obligations with respect to such Notes under Sections 2.03, 2.04, 2.06, 2.07, 2.09 and 4.02 hereof and the Appendix, (c) if money or Government Securities have been deposited with the Trustee pursuant to subclause (B) of clause (1) of this Section 8.08, the provisions of Section 8.06 and 8.09 hereof; and (d) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s obligations in connection therewith), and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture with respect to all the Notes, when:

(1)                                 either:

(A)                               all Notes that have been authenticated, except lost, wrongfully taken or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(B)                               all Notes that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise, and either the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, accrued interest, premium, if any, and Additional Interest, if any, to the date of Stated Maturity or redemption;

(2)                                 In respect of (1)(B) above, no Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than an Event of Default resulting from the incurrence of Indebtedness or other borrowing of funds to be applied to such deposit (and any similar deposit relating to other Indebtedness being defeased, discharged or replaced) or the grant of Liens securing such Indebtedness or other borrowing, all or a portion of the proceeds of which will be applied to such deposits) and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and the agreements governing such other Indebtedness being defeased, discharged or replaced) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3)                                 the Company and the Guarantors have paid or caused to be paid all other sums payable by them under this Indenture;

(4)                                 the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at Stated Maturity or the redemption date, as the case may be; and

(5)                                 the Company has delivered an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of this Indenture (“Discharge”) have been satisfied.

Notwithstanding the above, the Trustee shall pay to the Company from time to time upon its request any cash or Government Securities held by it as provided in this Section 8.08 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect satisfaction and discharge under this Section 8.08.

Subject to any applicable escheat laws, any money or Government Securities deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust;

and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may, at the expense of the Company, cause to be published once, in The New York Times or The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Company.

Section 8.09                             Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money or Government Securities deposited with the Trustee pursuant to Section 8.08 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, interest and Additional Interest, if any, for whose payment such money or Government Securities have been deposited with the Trustee; but such money or Government Securities need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 8.08 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.08 hereof; provided that if the Company has made any payment of principal of, premium on, if any, or interest or Additional Interest, if any, on, any Notes because of the reinstatement of their obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE NINE
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01                             Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Company, the Guarantors and the Trustee may amend or supplement this Indenture or the Notes without the consent of any Holder of a Note:

(a)                                 to cure any ambiguity, defect or inconsistency;

(b)                                 to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c)                                  to provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders of Notes and Subsidiary Guarantees pursuant to Article 5 hereof;

(d)                                 to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any such Holder;

(e)                                  to secure the Notes or the Subsidiary Guarantees pursuant to the requirements of Section 4.12 or otherwise;

(f)                                   to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture;

(g)                                  to add any additional Guarantor with respect to the Notes or to evidence the release of any Guarantor from its Subsidiary Guarantee, in each case as provided herein;

(h)                                 to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(i)                                     to evidence or provide for the acceptance of appointment under this Indenture of a successor Trustee;

(j)                                    to conform the text of this Indenture, the Subsidiary Guarantees or the Notes to any provision described in the “Description of Notes” contained in the Offering Memorandum;

(k)                                 to provide for the conversion, transfer or redomestication of the Company in accordance with the last paragraph of Section 5.01.

Upon the request of the Company, and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee shall join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Section 9.01, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Any supplemental indenture authorized by the provisions of this Section 9.01 may be executed by the Company, the Guarantors and the Trustee without the consent of the Holders of any of the Notes at the time outstanding, notwithstanding any of the provisions of Section 9.02.

Section 9.02                             With Consent of Holders of Notes.

Except as provided above in Section 9.01 and below in this Section 9.02, the Company, the Guarantors and the Trustee may amend or supplement this Indenture and the Notes may be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, or interest or premium, if any, on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, tender offer or exchange offer for, Notes).  However, without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

(a)                                 reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b)                                 reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption or repurchase of the Notes (other than the provisions relating to the covenants in Sections 3.09, 4.10 and 4.15 hereof);

(c)                                  reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(d)                                 waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes (except (i) a payment required under Section 3.09, Section 4.10 or Section 4.15 or (ii) a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(e)                                  make any Note payable in currency other than that stated in the Notes;

(f)                                   make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest, premium, if any, on, the Notes (except a payment required under Section 3.09, Section 4.10 or Section 4.15);

(g)                                  waive a redemption or repurchase payment with respect to any Note (other than a payment required by Section 3.09, 4.10 or 4.15 hereof);

(h)                                 release any Guarantor from any of its obligations under its Subsidiary Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(i)                                     make any change in the preceding amendment, supplement and waiver provisions.

Upon the request of the Company accompanied by Board Resolutions authorizing their execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee shall join with the Company and the Guarantors in the execution of such amended or supplemental indenture, unless such amended or supplemental indenture affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holders of Notes a notice briefly describing the amendment, supplement or waiver.  Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

Section 9.03                             Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

A consent to any amendment, supplement or waiver under this Indenture by any Holder given in connection with a purchase, tender or exchange of such Holder’s Notes shall not be rendered invalid by such purchase, tender or exchange.

Section 9.04                             Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives notice of revocation before the date the waiver, supplement or amendment becomes effective.  An amendment, supplement or waiver becomes effective in accordance with its terms and, except as provided in the second succeeding paragraph, thereafter binds every Holder unless it makes a change described in any of clauses (a) through (i) of the first paragraph of Section 9.02, in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to such amendment, supplement or waiver and every subsequent Holder of a Note or portion of a Note that evidences the same indebtedness as the consenting Holder’s Note.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver.  If a record date is fixed, then notwithstanding the second to last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to consent to such amendment or waiver or revoke any consent previously given, whether or not such Persons continue to be Holders after such record date.  No consent shall be valid or effective for more than 90 days after such record date except to the extent that the requisite number of consents to the amendment, supplement or waiver have been obtained within such 90-day period or as set forth in the next paragraph of this Section 9.04.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder, unless it makes a change described in any of clauses (a) through (i) of Section 9.02, in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same indebtedness as the consenting Holder’s Note.

Section 9.05                             Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Company, in exchange for all Notes, may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06                             Trustee to Sign Amendments, etc.

The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  If any such amendment or supplement does adversely affect the rights, duties, liabilities or immunities of the Trustee, the Trustee may, but need not, sign such amended or supplemented Indenture.  In executing any amended or supplemental indenture, the Trustee shall be entitled to receive and (subject to Section 7.01) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

Section 9.07                             Acts of Holders.

(a)                                 Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given, made or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing and may be given, made or taken in connection with a purchase of, or tender offer or exchange offer for, outstanding Notes; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company.  Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments.  Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 9.07.

(b)                                 Without limiting the generality of this Section, unless otherwise provided in or pursuant to this Indenture, (i) a Holder, including a Depository or its nominee that is a Holder of a Global Note, may give, make or take, by an agent or agents duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in or pursuant to this Indenture to be given, made or taken by Holders, and a Depository or its nominee that is a Holder of a Global Note may duly appoint in writing as its agent or agents members of, or participants in, such Depository holding interests in such Global Note in the records of such Depository; and (ii) with respect to any Global Note the Depository for which is DTC, any consent or other action given, made or taken by an Agent Member of DTC by electronic means in accordance with the Automated Tender Offer Procedures system or other customary procedures of, and pursuant to authorization by, DTC shall be deemed to constitute the Act of the Holder of such Global Note, and such Act shall be deemed to have been delivered to the Company and the Trustee upon the delivery by DTC of an “agent’s message” or other notice of such consent or other action having been so given, made or taken in accordance with the customary procedures of DTC.

(c)                                  The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such witness, notary or officer the execution thereof.  Where such execution is by a Person acting in a capacity other than such Person’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of the authority of the Person executing the same.  The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(d)                                 Notwithstanding anything to the contrary contained in this Section 9.07 or elsewhere in this Indenture, the ownership of Notes, and the principal amount and serial numbers of Notes held by any Holder, and the date of holding the same, shall be proved by the Register.

(e)                                  Without limiting the foregoing, a Holder entitled hereunder to give, make or take any action hereunder with regard to any particular Note may do so itself with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents each of which may do so pursuant to such appointment with regard to all or any part of the principal amount of such Note.

(f)                                   Subject to Section 9.04, any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration or transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Issuers in reliance thereon, whether or not notation of such action is made upon such Note.

(g)                                  For purposes of this Indenture, any action by the Holders which may be taken in writing may be taken by electronic means or as otherwise reasonably acceptable to the Trustee.

(h)                                 If the Company shall solicit from the Holders of the Notes any request, demand, authorization, direction, notice, consent, waiver or other Act, the Company may, at its option, by or pursuant to a resolution of its Board of Directors, fix in advance a record date for the determination of the Holders entitled to give, make or take such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Company shall have no obligation to do so.  Notwithstanding TIA Section 316(c), such record date shall be the record date specified in or pursuant to such resolution, which shall be a date not earlier than the date 30 days prior to the first solicitation of the Holders generally in connection therewith or the date of the most recent list of the Holders forwarded to the Trustee prior to such solicitation pursuant to Section 2.05 and not later than the date such solicitation is completed.  If such a record date is fixed, then notwithstanding the second sentence of Section 9.04, any instrument embodying and evidencing such request, demand, authorization, direction, notice, consent, waiver or other Act may be executed before or after such record date, but only the Holders of record at the close of business on such record date (whether or not such Persons were Holders before, or continue to be Holders after, such record date) shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of the then outstanding Notes have given, made or taken such request, demand, authorization, direction, notice, consent, waiver or other Act, and (except to the extent otherwise required by the TIA) for that purpose the then outstanding Notes shall be computed as of such record date; provided that no such Act by the Holders of record on any record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than eleven months after such record date.

Section 9.08                             Effect of Supplemental Indentures.

Subject to the last sentence of Section 9.08, upon the execution of any amended or supplemental indenture under this Article 9, this Indenture shall be modified in accordance therewith, and such amended or supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

ARTICLE TEN

GUARANTEES OF NOTES

Section 10.01                      Subsidiary Guarantees.

Subject to this Article 10, each of the Guarantors hereby, jointly and severally, unconditionally guarantees, on a senior unsecured basis, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes held thereby and the Obligations of the Company hereunder and thereunder, that: (a) the principal of, and interest, premium, if any, and Additional Interest, if any, on, the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at Stated Maturity, by acceleration, upon repurchase or redemption or otherwise, and interest on the overdue principal of, premium, if any, and (to the extent permitted by law) interest and Additional Interest, if any, on, the Notes, and all other payment Obligations of the Company to the Holders or the Trustee under this Indenture or the Notes will be promptly paid in full and performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at Stated Maturity, by acceleration, upon repurchase or redemption or otherwise.  Failing payment when so due of any amount so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately.  Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a guarantor.  Each Guarantor further, to the extent permitted by law, hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its Subsidiary Guarantee will not be discharged except by complete performance of the Obligations contained in the Notes and this Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors, or any Custodian, Trustee or other similar official acting in relation to any of the Company or the Guarantors, any amount paid by the Company or any Guarantor to the Trustee or such Holder, the Subsidiary Guarantees, to the extent theretofore discharged, shall be reinstated in full force and effect.  Each Guarantor agrees that it shall not be entitled to, and hereby waives, any right of subrogation in relation to the Holders in respect of any Obligations guaranteed hereby until payment in full of the Obligations guaranteed hereby.

Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (a) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of its Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed thereby, and (b) in the event of any declaration of acceleration of such Obligations as provided in Article 6 hereof, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of its Subsidiary Guarantee.  The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantees.

Section 10.02                      Guarantors May Consolidate, etc., on Certain Terms.

(a)                                 No Guarantor shall sell or otherwise dispose of, in one or a series of related transactions, all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person (other than the Company or another Guarantor), unless, (i) either (1) the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) unconditionally assumes, pursuant to a supplemental indenture substantially in the form of Annex A hereto, all the obligations of such Guarantor under the Notes, this Indenture and its Subsidiary Guarantee on terms set forth therein, or (2) such transaction or series of related transactions does not violate the provisions of Section 4.10, and (ii) immediately after giving effect to such transaction or series of related transactions, no Default or Event of Default exists.

(b)                                 In the case of any such consolidation or merger and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and substantially in the form of Annex A hereto, of the Subsidiary Guarantee of, and the due and punctual performance of all of the covenants of this Indenture to be performed by, the applicable Guarantor, such successor Person shall succeed to and be substituted for such Guarantor with the same effect as if it had been named herein as a Guarantor.

Section 10.03                      Releases of Subsidiary Guarantees.

The Subsidiary Guarantee of a Guarantor shall be released, and such Guarantor deemed automatically and unconditionally released and discharged from all of its obligations under this Indenture, in each case without any further action on the part of the Trustee or any Holder of the Notes: (1) in connection with any sale or other disposition of all or substantially all of the properties or assets of such Guarantor (including by way of merger or consolidation or otherwise) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary, if the sale or other disposition does not violate Section 4.10; (2) in connection with any sale or other disposition of the Capital Stock of such Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary, if the sale or other disposition does not violate Section 4.10 and such Guarantor no longer qualifies as a Subsidiary of the Company as a result of such disposition; (3) if the Company designates such Guarantor as an Unrestricted Subsidiary in accordance with Section 4.18 of this Indenture; (4) upon Legal Defeasance or Covenant Defeasance or Discharge in accordance with Article 8; (5) upon the liquidation or dissolution of such Guarantor provided no Default or Event of Default has occurred that is continuing; (6) at such time as such Guarantor ceases both (x) to guarantee (or otherwise be an obligor with respect to) any other Indebtedness of the Company or any other Guarantor in excess of the De Minimis Guaranteed Amount (except as a result of payment under any such other guarantee) and (y) to be an obligor with respect to any Indebtedness under the Credit Agreement; or (7) upon such Guarantor consolidating with, merging into or transferring all of its properties or assets to the Company or another Guarantor, and as a result of, or in connection with, such transaction such Guarantor dissolves or otherwise ceases to exist.

Upon delivery by the Company to the Trustee of an Officers’ Certificate to the effect that any of the conditions described in the foregoing clauses (1)-(7) has occurred, the Trustee shall execute any documents reasonably requested by the Company in order to evidence the release of any Guarantor from its obligations under its Subsidiary Guarantee.  Any Guarantor not released from its obligations under its Subsidiary Guarantee shall remain liable for the full amount of principal of and interest, premium, if any, and Additional Interest, if any, on, the Notes and for the other obligations of such Guarantor under this Indenture as provided in this Article 10.

Section 10.04                      Limitation on Guarantor Liability.

Each Guarantor and, by its acceptance of Notes, each Holder hereby confirm that it is the intention of all such parties that the Subsidiary Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Subsidiary Guarantee.  To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor under its Subsidiary Guarantee will be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

Section 10.05                      “Trustee” to Include Paying Agent.

In case at any time any Paying Agent other than the Trustee shall have been appointed and be then acting hereunder, the term “Trustee” as used in this Article 10 shall in each case (unless the context shall otherwise require) be construed as extending to and including such Paying Agent within its meaning as fully and for all intents and purposes as if such Paying Agent were named in this Article 10 in place of the Trustee.

Section 10.06                      Subsidiary Guarantee Evidenced by Indenture.

The Subsidiary Guarantee of any Guarantor shall be evidenced solely by its execution and delivery of this Indenture (or, in the case of any Guarantor that is not party to this Indenture on the date hereof, a supplemental indenture hereto) and not by an endorsement on, or attachment to, any Note or any guarantee or notation thereof.

Each Guarantor hereby agrees that its Subsidiary Guarantee set forth in Section 10.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Subsidiary Guarantee.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Subsidiary Guarantee set forth in this Indenture on behalf of the Guarantors.

In the event that the Company or any of its Restricted Subsidiaries creates or acquires any Restricted Subsidiary after the date of this Indenture, if required by Section 4.13 hereof, the Company will cause such Restricted Subsidiary to comply with the provisions of Section 4.13 hereof and this Article 10, to the extent applicable.

ARTICLE ELEVEN

MISCELLANEOUS

Section 11.01                      Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties will control.  If any provision hereof limits, qualifies or conflicts with a provision of the TIA which is required to be a part of and govern this Indenture, such required provision of the TIA shall control. If any provision of this Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to this Indenture as so modified or shall be excluded, as the case may be.

Section 11.02                      Notices.

Any notice or communication by the Company, any Guarantor or the Trustee to the other parties hereto is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), or by electronic image scan transmission, facsimile or overnight air courier guaranteeing next day delivery, to their respective addresses:

If to the Company or the Guarantors:

Sanchez Energy Corporation

1111 Bagby Street, Suite 1800

Houston, Texas 77002

Attention: Chief Financial Officer

Facsimile No.: (713) 783-5323

with a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street

44th Floor

Houston, TX 77002-5200

Attention: David P. Elder

Facsimile No.: 713-236-0822

If to the Trustee:

U.S. Bank National Association

5555 San Felipe, Suite 1150

Houston, Texas 77056

Attention: Corporate Trust Services

Facsimile No.: (713) 235-9213

The Company, any of the Guarantors or the Trustee, by notice to the other parties hereto, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt is acknowledged, if transmitted by electronic image scan or sent by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery, in each case to the address shown above or otherwise designated in writing. Notices given by publication will be deemed given on the first date on which publication is made.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar.  Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA.  Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company or a Guarantor mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice.  Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

Where this Indenture provides for notice of any event or any communication to a Holder of a Global Note, such notice or communication shall be sufficiently given if given to the Depository for such Note (or its designee), pursuant to its Applicable Procedures, not later than the latest date (if any), and not earlier than the earliest date (if any), prescribed for the giving of such notice or communication.

Section 11.03                      Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes.  The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 11.04                      Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action or refrain from taking any action under this Indenture, the Company shall furnish to the Trustee:

(a)                                 an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 11.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)                                 an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 11.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 11.05                      Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

(a)                                 a statement that the person making such certificate or opinion has read such condition or covenant;

(b)                                 a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)                                  a statement that, in the opinion of such person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such condition or covenant has been satisfied; and

(d)                                 a statement as to whether or not, in the opinion of such person, such condition or covenant has been satisfied.

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an Officer with respect to any Person may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous.  Any such certificate or opinion of, or representation by, counsel may be based, insofar as it relates to factual matters, upon certificates of public officials or upon a certificate or opinion of, or representations by, an Officer or Officers with respect to any Person stating that the information with respect to such factual matters is in the possession of such Person (or, if such Person is a limited partnership, such Person’s general partner) unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Section 11.06                      Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 11.07                      No Personal Liability of Directors, Officers, Employees and Shareholders.

No past, present or future director, officer, partner, employee, incorporator, manager or shareholder or other owner of Capital Stock of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Subsidiary Guarantees or this Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

Section 11.08                      Governing Law.

THIS INDENTURE, THE NOTES AND THE SUBSIDIARY GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 11.09                      No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 11.10                      Successors.

All agreements of the Company and the Guarantors in this Indenture and the Notes shall bind their respective successors except as otherwise provided as to any Guarantor in Section 10.03 hereof.  All agreements of the Trustee in this Indenture shall bind its successors.

Section 11.11                      Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11.12                      Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 11.13                      Counterparts.

This Indenture may be signed in counterparts and by the different parties hereto in separate counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.  The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 11.14                      Benefits of Indenture.

Nothing in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, and the Holders of Notes, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 11.15                      Language of Notices, Etc.

Any request, demand, authorization, direction, notice, consent, waiver or Act required or permitted under this Indenture shall be in the English language, except that any published notice may be in an official language of the country of publication.

Section 11.16                      Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A.  Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee.  The parties to this Indenture agree that they will provide the Trustee with such information within their possession or control as it may reasonably request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

Section 11.17                      Payment Date Other Than a Business Day.

If any payment with respect to any principal of, premium on, if any, or interest or Additional Interest, if any, on, any Note (including any payment to be made on any date fixed for redemption or purchase of any Note) is due on a day that is not a Business Day, the payment need not be made on such date, but may be made on the next Business Day with the same force and effect as if made on such date, and no interest will accrue for the intervening period.

Section 11.18                      Waiver of Jury Trial.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS INDENTURE OR THE NOTES.

Section 11.19                      Force Majeure.

In no event will the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first above written.

SANCHEZ ENERGY CORPORATION

By:	/s/ Michael G. Long
Name:	Michael G. Long
Title:	Executive Vice President, Chief Financial Officer and Secretary

SEP HOLDINGS III, LLC

SN COTULLA ASSETS, LLC

SN MARQUIS LLC

SN OPERATING, LLC

SN TMS, LLC

SN CATARINA, LLC

By:	/s/ Michael G. Long
Name:	Michael G. Long
Title:	Executive Vice President and Chief Financial Officer

Signature Page to Indenture

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Steven Finklea
	Name:	Steven A. Finklea, CCTS
	Title:	Vice President

Signature Page to Indenture

RULE 144A/REGULATION S APPENDIX

PROVISIONS RELATING TO INITIAL NOTES AND EXCHANGE NOTES

1.1                               Definitions.

For the purposes of this Appendix the following terms shall have the meanings indicated below:

“Depository” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company.

“Exchange Notes” means (1) the 6.125% Senior Notes due 2023 issued pursuant to the Indenture in connection with a Registered Exchange Offer pursuant to a Registration Rights Agreement and (2) Additional Notes, if any, issued pursuant to a registration statement filed with the SEC under the Securities Act.

“Initial Notes” means (1) $850,000,000 aggregate principal amount of 6.125% Senior Notes due 2023 issued pursuant to the Indenture on the Initial Issuance Date, (2) Additional Notes, if any, issued in a transaction exempt from the registration requirements of the Securities Act and (3) any 6.125% Senior Notes due 2023 issued pursuant to Section 2.3(b)(ii) hereof in exchange for any Initial Notes.

“Initial Purchasers” means (1) with respect to the Initial Notes issued on the Initial Issuance Date, RBC Capital Markets, LLC, Credit Suisse Securities (USA) LLC, Capital One Securities, Inc., SunTrust Robinson Humphrey, Inc., BBVA Securities Inc., BB&T Capital Markets, a division of BB&T Securities, LLC, BMO Capital Markets Corp., Credit Agricole Securities (USA) Inc., IBERIA Capital Partners L.L.C., ING Financial Markets LLC, Mitsubishi UFJ Securities (USA), Inc., and SG Americas Securites, LLC and (2) with respect to each issuance of Additional Notes, the Persons purchasing such Additional Notes under the related Purchase Agreement.

“Notes” means the Initial Notes, the Additional Notes, and the Exchange Notes treated as a single class.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depository), or any successor Person thereto and shall initially be the Trustee.

“Purchase Agreement” means (1) with respect to the Initial Notes issued on the Initial Issuance Date, the Purchase Agreement dated June 13, 2014 among the Company and the Initial Purchasers, and (2) with respect to each issuance of Additional Notes, the purchase agreement or underwriting agreement among the Company and the Persons purchasing or underwriting such Additional Notes.

“Registered Exchange Offer” means the offer by the Company, pursuant to a Registration Rights Agreement, to certain Holders of Initial Notes, to issue and deliver to such Holders, in

App - 1

exchange for the Initial Notes, a like aggregate principal amount of Exchange Notes registered under the Securities Act.

“Registration Rights Agreement” means (1) with respect to the Initial Notes issued on the Initial Issuance Date, the Registration Rights Agreement dated as of June 27, 2014 among the Company and the Initial Purchasers and (2) with respect to each issuance of Additional Notes issued in a transaction exempt from the registration requirements of the Securities Act, the registration rights agreement, if any, among the Company and the Persons purchasing such Additional Notes under the related Purchase Agreement, in each case, as amended from time to time.

“Shelf Registration Statement” means the registration statement issued by the Company in connection with the offer and sale of Initial Notes pursuant to a Registration Rights Agreement.

“Transfer Restricted Securities” means Notes that bear or are required to bear the legend set forth in Section 2.3(b)(i) hereof.

1.2                               Other Definitions.

Term	Defined in Section:
“Agent Members”	2.1(b)
“Distribution Compliance Period”	2.1(b)
“Global Note”	2.1(a)
“Regulation S”	2.1(a)
“Regulation S Notes”	2.1(a)
“Resale Restriction Termination Date”	2.3(b)
“Restricted Global Note”	2.1(a)
“Rule 144A”	2.1(a)
“Rule 144A Notes”	2.1(a)

2.1                               The Notes.

(a)                                 Form and Dating.  Initial Notes offered and sold to QIBs in reliance on Rule 144A (“Rule 144A Notes”) under the Securities Act (“Rule 144A”) or in reliance on Regulation S (“Regulation S Notes”) under the Securities Act (“Regulation S”), in each case as provided in a Purchase Agreement, shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form without interest coupons with the global Notes legend and Private Placement Legend set forth in Exhibit 1 hereto (each, a “Restricted Global Note”), which shall be deposited on behalf of the purchasers of the Initial Notes represented thereby with the Trustee, as custodian for the Depository (or with such other custodian as the Depository may direct), and registered in the name of the Depository or a nominee of the Depository, duly executed by the Company and authenticated by the Trustee as hereinafter provided.  Beneficial interests in a Restricted Global Note representing Initial Notes sold in reliance on either Rule 144A or Regulation S may be held through Euroclear or Clearstream, as indirect participants in the Depository.  The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or

App - 2

its nominee as hereinafter provided.  Exchange Notes shall be issued (i) in the form of one or more global Notes in definitive, fully registered form without interest coupons with the global Notes legend set forth in Exhibit 2 hereto, which shall be deposited, on behalf of (x) the Person holding beneficial interests in Initial Notes constituting Restricted Global Notes being exchanged in any Registered Exchange Offer or (y) the purchasers of Exchange Notes represented thereby with the Trustee as custodian for the Depository (or with such other custodian as the Depository may direct), and registered in the name of the Depository or a nominee of the Depository, duly executed by the Company and authenticated by the Trustee as hereinafter provided or (ii) in certificated form as provided in Section 2.4 of this Appendix.  Exchange Notes issued in global form, unrestricted Initial Notes issued in global form and Restricted Global Notes are sometimes referred to in this Appendix as “Global Notes.” The OID legend set forth in Section 2.3(b)(v) shall be placed on all Notes issued under the Indenture that have more than a de minimis amount of original issue discount for U.S. federal income tax purposes.

(b)                                 Book-Entry Provisions.  This Section 2.1(b) shall apply only to a Global Note deposited with or on behalf of the Depository.

The Company shall execute and the Trustee shall, in accordance with this Section 2.1(b), authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of the Depository for such Global Note or Global Notes or the nominee of such Depository and (b) shall be delivered by the Trustee to such Depository or pursuant to such Depository’s instructions or held by the Trustee as custodian for the Depository.  If such Global Notes are Restricted Global Notes, then separate Global Notes shall be issued to represent Rule 144A Notes and Regulation S Notes so long as required by law or the Depository.

Members of, or participants in, the Depository (“Agent Members”) shall have no rights under the Indenture with respect to any Global Note held on their behalf by the Depository or by the Trustee as the custodian of the Depository or under such Global Note, and the Company, the Guarantors, the Trustee and any agent of the Company, the Guarantors or the Trustee shall be entitled to treat the Depository as the absolute owner of such Global Note for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Company, the Guarantors, the Trustee or any agent of the Company, the Guarantors or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices of such Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

Until the 40th day after the later of the commencement of the offering of any Initial Notes and the original issue date of such Initial Notes (such period, the “Distribution Compliance Period”), a beneficial interest in a Restricted Global Note representing Regulation S Notes may be transferred to a Person who takes delivery in the form of an interest in a Restricted Global Note representing Rule 144A Notes only if the transferor first delivers to the Trustee a written certificate (in the form provided in Exhibit 1 hereto) to the effect that such transfer is being made to a Person who the transferor reasonably believes is purchasing for its own account or accounts as to which it exercises sole investment discretion and that such Person is a QIB, in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction.  After the expiration of

App - 3

the Distribution Compliance Period, such certification requirements shall not apply to such transfers of beneficial interests in a Restricted Global Note representing Regulation S Notes.

Beneficial interests in a Restricted Global Note representing Rule 144A Notes may be transferred to a Person who takes delivery in the form of an interest in a Restricted Global Note representing Regulation S Notes, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in Exhibit 1 hereto) to the effect that such transfer is being made in accordance with Rule 904 of Regulation S or Rule 144 (if available).

(c)                                  Certificated Notes.  Except as provided in Section 2.3 or 2.4, owners of beneficial interests in Restricted Global Notes shall not be entitled to receive physical delivery of certificated Notes.  Certificated Notes shall not be exchangeable for beneficial interests in Global Notes, except with the consent of the Company.

2.2                               Authentication.  The Trustee shall authenticate and deliver: (1) on the Initial Issuance Date, an aggregate principal amount of $850,000,000 6.125% Senior Notes due 2023, (2) at any time or from time to time, any Additional Notes for an original issue in an aggregate principal amount specified in the written order of the Company pursuant to Section 2.02 of the Indenture and (3) at any time or from time to time, Exchange Notes for issue only in a Registered Exchange Offer, pursuant to a Registration Rights Agreement, for a like principal amount of Initial Notes, in each case upon a written order of the Company.  Such order (x) shall specify (i) the aggregate principal amount of the Notes to be authenticated, the date on which such Notes are to be authenticated and to whom such Notes shall be registered and delivered; (ii) whether such Notes constitute Initial Notes or Exchange Notes; (iii) whether or not such Notes constitute Additional Notes; and (iv) if such Notes constitute Additional Notes, the issue price, the issue date (and the corresponding date from which interest shall accrue thereon and the first interest payment date therefor) and the CUSIP number and any corresponding ISIN of such Additional Notes and whether such Additional Notes shall be Transfer Restricted Securities and issued in the form of Initial Notes as set forth in Exhibit 1 hereto or shall be issued in the form of Exchange Notes as set forth in Exhibit 2 hereto and (y) in the case of any issuance of Additional Notes pursuant to Section 2.13 of the Indenture, shall certify that such issuance is in compliance with Section 4.09 of the Indenture.

2.3                               Transfer and Exchange.

(a)                                 Transfer and Exchange of Global Notes.

(i)                                     The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depository, in accordance with the Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depository therefor.  A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with a beneficial interest in the Global Note.  The Registrar shall, in accordance with such instructions instruct the Depository to credit to the account of the Person specified in such instructions a beneficial interest in the Global Note and to

App - 4

debit the account of the Person making the transfer the beneficial interest in the Global Note being transferred.

(ii)                                  Notwithstanding any other provisions of this Appendix, a Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.

(iii)                               In the event that a Restricted Global Note is exchanged for Notes in certificated form pursuant to Section 2.4 of this Appendix, prior to the consummation of a Registered Exchange Offer or the effectiveness of a Shelf Registration Statement with respect to such Notes, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification requirements set forth on the reverse of the Initial Notes intended to ensure that such transfers comply with Rule 144A or Regulation S, as the case may be) and such other procedures as may from time to time be adopted by the Company.

(b)                                 Legend.

(i)                                     Except as permitted by the following paragraphs (ii), (iii), (iv) and (v), each Note certificate evidencing the Restricted Global Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend (the “Private Placement Legend”) in substantially the following form:

THIS NOTE WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (IV) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (V) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (V) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES,

App - 5

AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

(ii)                                  Notwithstanding any other provisions of this Appendix, the Company, acting in its discretion, may remove the Private Placement Legend from any Transfer Restricted Security at any time on or after the date which is one year after the later of the original issue date hereof (or of any predecessor of such Note) or the last day on which the Company or any Affiliate of the Company were the owners of such Note (or any predecessor of such Note) (the “Resale Restriction Termination Date”) applicable to such Transfer Restricted Security.  Without limiting the generality of the preceding sentence, the Company may effect such removal by issuing and delivering, in exchange for such Transfer Restricted Security, a Note without such legend, registered to the same Holder and in an equal principal amount, and upon receipt by the Trustee of a written order of the Company stating that the Resale Restriction Termination Date applicable to such Transfer Restricted Security has occurred and requesting the authentication and delivery of an unrestricted Initial Note in exchange therefor given at least three Business Days in advance of the proposed date of exchange specified therein (which shall be no earlier than the Resale Restriction Termination Date), the Trustee shall authenticate and deliver such Note to the Depository or pursuant to such Depository’s instructions or hold such Note as Notes Custodian for the Depository and shall request the Depository to, or, if the Trustee is Notes Custodian of such Transfer Restricted Security, shall itself, surrender such Transfer Restricted Security in exchange for such unrestricted Initial Note without such legend and thereupon cancel such Transfer Restricted Security so surrendered, all as directed in such order. For purposes of determining whether the Resale Restriction Termination Date has occurred with respect to any Restricted Global Note or delivering any order pursuant to this Section 2.3(b)(ii) with respect to such Restricted Global Notes, (i) only those Restricted Global Notes that a Principal Officer of the Company actually knows (after reasonable inquiry) to be or to have been owned by an Affiliate of the Company shall be deemed to be or to have been, respectively, owned by an Affiliate of the Company; and (ii) “Principal Officer” means the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company.  For purposes of this Section 2.3(b)(ii), all provisions relating to the removal of the Private Placement Legend shall relate, if the Resale Restriction Termination Date has occurred only with respect to a portion of the Notes evidenced by a Restricted Global Note, to such portion of the Notes so evidenced as to which the Resale Restriction Termination Date has occurred.

Each Holder of any Note evidenced by any Restricted Global Note, by its acceptance thereof, (A) authorizes and consents to, (B) appoints the Company as its agent for the sole purpose of delivering such electronic messages, executing and delivering such instruments and taking such other actions, on such Holder’s behalf, as the Depository or the Trustee may require to effect, and (C) upon the request of the Company, agrees to deliver such electronic messages, execute and deliver such instruments and take such other actions as the Depository or the Trustee may require, or as shall otherwise be necessary to effect, the removal of the Private Placement Legend (including by means of the exchange of all or the portion of such Restricted Global Note evidencing such Note for a certificate evidencing such Note that does not bear such legend) at any time after the Resale Restriction Termination Date.

App - 6

(iii)                               After a transfer of any Initial Notes pursuant to and during the period of the effectiveness of a Shelf Registration Statement with respect to such Initial Notes, all requirements pertaining to legends on such Initial Note will cease to apply, the requirement that any such Initial Note issued to certain Holders be issued in global form will cease to apply, and a certificated Initial Note or an Initial Note in global form, in each case without restrictive transfer legends, will be available to the transferee of the Holder of such Initial Notes upon exchange of such transferring Holder’s certificated Initial Note or directions to transfer such Holder’s interest in the Global Note, as applicable.

(iv)                              Upon the consummation of a Registered Exchange Offer with respect to the Initial Notes, all requirements pertaining to such Initial Notes that Initial Notes issued to certain Holders be issued in global form will still apply with respect to Holders of such Initial Notes that do not exchange their Initial Notes, and Exchange Notes in global form (or, solely as to any Initial Notes in certificated form, in certificated form) will be available to Holders that exchange such Initial Notes in such Registered Exchange Offer.

(v)                                 Upon any sale or transfer of a Transferred Restricted Security (including any Transfer Restricted Security represented by a Restricted Global Note) pursuant to Rule 144 under the Securities Act, the Registrar shall permit the transferee thereof to exchange such Transfer Restricted Security for a certificated Note that does not bear the legend set forth above and rescind any restriction on the transfer of such Transfer Restricted Security, if the transferor thereof certifies in writing to the Registrar that such sale or transfer was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Note).

(vi)                              The following legend shall be placed on all Notes issued under the Indenture that have more than a de minimis amount of original issue discount for U.S. federal income tax purposes:

THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ.  OF THE INTERNAL REVENUE CODE.  A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH NOTES BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE COMPANY AT THE FOLLOWING ADDRESS: SANCHEZ ENERGY CORPORATION, 1111 BAGBY STREET, SUITE 1800, HOUSTON, TX 77002 ATTENTION: CHIEF FINANCIAL OFFICER.

(c)                                  Cancellation or Adjustment of Global Note.  At such time as all beneficial interests in a Global Note have either been exchanged for certificated Notes, redeemed, purchased or canceled, such Global Note shall be returned to the Trustee for cancellation or retained and canceled by the Trustee.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for certificated Notes, redeemed, purchased or canceled, or if any Certificated Note is exchanged for such a beneficial interest, the principal amount of Notes represented by such Global Note shall be reduced or increased, as appropriate, and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction or increase, as the case may be.

App - 7

(d)                                 Obligations with Respect to Transfers and Exchanges of Notes.

(i)                                     To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate certificated Notes and Global Notes at the Registrar’s request.

(ii)                                  No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax, assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon any exchange not involving any transfer pursuant to Sections 2.06, 2.07, 2.09, 3.06, 3.09, 4.10, 4.15 and 9.05 of the Indenture or Sections 2.3 and 2.4 hereof).

(iii)                               The Registrar shall not be required to register the transfer of or exchange of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.  Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

(iv)                              Prior to the due presentation for registration of transfer of any Note, the Company, the Guarantors, the Trustee, the Paying Agent or the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, interest, premium, if any, and Additional Interest, if any, on, such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Guarantors, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(v)                                 All Notes issued upon any transfer or exchange pursuant to the terms of the Indenture shall evidence the same debt and shall be entitled to the same benefits under the Indenture as the Notes surrendered upon such transfer or exchange.  Accordingly, for purposes of clause (3) of the second paragraph of Section 4.09 of the Indenture, “the Notes issued and sold on the Initial Issuance Date” shall be deemed to refer to and include any Notes issued in exchange for, or upon registration of transfer of, or in lieu of, any such Notes (or any predecessor Notes thereof) pursuant to Section 2.3 or 2.4 hereof or Section 2.06, 2.07, 2.09, 3.06, 3.09, 4.10, 4.15 or 9.05 of the Indenture.

(e)                                  No Obligation of the Trustee.

(i)                                     The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of optional redemption) or the payment of any amount, under or with respect to such Notes.  All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depository or its nominee in the case of a Global Note).  The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository.  The

App - 8

Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.

(ii)                                  The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under Applicable Law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

2.4                               Certificated Notes.

(a)                                 A Global Note deposited with the Depository or with the Trustee as custodian for the Depository pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of certificated Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 and (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for such Global Note or if at any time such Depository ceases to be a “clearing agency” registered under the Exchange Act and in either event a successor depositary is not appointed by the Company within 90 days, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the certificated Notes, or (iii) an Event of Default has occurred and is continuing and DTC notifies the Trustee of its decision to exchange the Global Notes; provided, that a beneficial interest in a Restricted Global Note representing Regulation S Notes may not be exchanged for certificated Notes or transferred to a Person who takes delivery thereof in the form of a certificated Note prior to (A) the expiration of the Distribution Compliance Period and (B) the receipt by the Registrar of a certification, pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act (except in the case of a “Distributor” as defined in Rule 902(d) under the Securities Act), of beneficial ownership of the Notes by a non-U.S. Person or a U.S. Person (within the meaning of Regulation S) who purchased the Notes in a transaction that did not require registration under the Securities Act.  Except as provided in the preceding sentence, and notwithstanding any contrary indication in Section 2.3(b), beneficial interests in a Global Note may be exchanged for certificated Notes only with the consent of the Company, including if an affiliate (as defined in Rule 144) of the Company acquires such interests.

(b)                                 Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section shall be surrendered by the Depository or the Notes Custodian to the Trustee located at its Corporate Trust Office to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of certificated Notes of authorized denominations.  Any portion of a Global Note transferred pursuant to this Section shall be executed, authenticated and delivered only in minimum denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000, and registered in such names as the Depository shall direct.  Any certificated Note delivered in exchange for an interest in a Global Note shall, except as otherwise provided by Section 2.3(b), bear the Private Placement Legend.

App - 9

(c)                                  In the event of the occurrence of any of the circumstances specified in Section 2.4(a), the Company shall promptly make available to the Trustee a reasonable supply of certificated Notes in definitive, fully registered form without interest coupons.

App - 10

EXHIBIT 1 TO RULE 144A/REGULATION S APPENDIX

[FORM OF FACE OF INITIAL NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO.  OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Private Placement Legend]

THIS NOTE WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (IV) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (V) PURSUANT TO ANOTHER

Exhibit 1 to App - 1

AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (V) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

Exhibit 1 to App - 2

SANCHEZ ENERGY CORPORATION

Principal Amount $[ ]
No. [ ]	CUSIP No. [ ]
ISIN No. [ ]

6.125% Senior Note due 2023

Sanchez Energy Corporation, a Delaware corporation, promises to pay to                           , or registered assigns, the principal sum of                Dollars [or such greater or lesser amount as may be indicated on Schedule A hereto](1) on January 15, 2023.

Interest Payment Dates:  January 15 and July 15

Record Dates:  January 1 and July 1

Additional provisions of this Note are set forth on the other side of this Note.

(1)  If this is a Global Note, add this provision.

Exhibit 1 to App - 3

In WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

Dated:                    , 20

SANCHEZ ENERGY CORPORATION

By:
Name:
Title:

Exhibit 1 to App - 4

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the Notes
referred to in the within-mentioned Indenture:
Dated:

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

Exhibit 1 to App - 5

[FORM OF REVERSE SIDE OF INITIAL NOTE]

6.125% Senior Note due 2023

Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.                                      Interest.  Sanchez Energy Corporation, a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 6.125% per annum from June 27, 2014 until maturity and shall pay any Additional Interest payable pursuant to Section 5 of the Registration Rights Agreement referred to below.  The Company will pay interest and Additional Interest, if any, semi-annually in arrears on January 15 and July 15 of each year (each an “Interest Payment Date”), commencing January 15, 2015.  If an Interest Payment Date falls on a day that is not a Business Day, the interest payment to be made on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest will accrue solely as a result of such delayed payment.  Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance; provided that if there is no existing Default or Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date, except in the case of the original issuance of Notes, in which case interest shall accrue from the date of authentication.  The Company shall pay (i) interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% higher than the then applicable interest rate on the Notes to the extent lawful and (ii) interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and any Additional Interest (without regard to any applicable grace periods) from time to time on demand at the rate that is 1% higher than the then applicable interest rate on the Notes to the extent lawful.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.                                      Method of Payment.  The Company will pay interest on the Notes (except defaulted interest) and any Additional Interest to the Persons who are registered Holders of Notes at the close of business on the January 1 or July 1 next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.11 of the Indenture with respect to defaulted interest.  Holders must surrender Notes to the Paying Agent to collect payments of principal and premium, if any, together with accrued and unpaid interest and Additional Interest, if any, due at maturity.  The Notes will be payable as to principal, interest, premium, if any, and Additional Interest, if any, at the office or agency of the Company maintained for such purpose, or, at the option of the Company, payment of interest and any Additional Interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds to an account in the United States of America will be required with respect to any amounts due on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent.  Notwithstanding the foregoing, if this Note is a Global Note, payment may be made pursuant to the Applicable Procedures of the Depository as permitted in the Indenture.  Such payment shall

Exhibit 1 to App - 6

be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.                                      Paying Agent and Registrar.  Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar.  The Company may appoint and change any Paying Agent or Registrar without notice to any Holder.  The Company or any of its Subsidiaries may act in any such capacity.

4.                                      Indenture.  The Company issued the Notes under an Indenture dated as of June 27, 2014 (“Indenture”) among the Company, the Guarantors party thereto, and the Trustee.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb).  The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.  Any conflict between the Notes and the Indenture will be governed by the Indenture. Each Holder, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as the same may be amended from time to time. The Notes are unsecured senior obligations of the Company, and the aggregate principal amount of the Notes is unlimited.

5.                                      Optional Redemption.

(a)                                 Except as set forth in subparagraphs (b), (c) and (d) of this Paragraph 5, the Company shall not have the option to redeem the Notes prior to July 15, 2018.  On or after July 15, 2018, on any one or more occasions, the Company shall have the option to redeem the Notes, in whole or in part at any time, upon prior notice as set forth in Paragraph 6, at the redemption prices (expressed as percentages of principal amount) of the Notes redeemed set forth below, plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning on July 15 of the years indicated below:

YEAR	PERCENTAGE
2018	103.063%
2019	101.531%
2020 and thereafter	100.000%

(b)                                 Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, at any time prior to July 15, 2017, the Company may on one or more occasions redeem up to 35% of the aggregate principal amount of Notes (including any Additional Notes) issued under the Indenture at a redemption price of 106.125% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and Additional Interest, if any, thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the redemption date), in an amount not greater than the net cash proceeds of one or more Equity Offerings; provided that, with respect to each such redemption, (i) at least 65% of the aggregate principal amount of Notes (including any Additional Notes) originally issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding any Notes held by the Company and its

Exhibit 1 to App - 7

Subsidiaries) and (ii) such redemption occurs within 180 days after the date of the closing of the related Equity Offering.

(c)                                  Prior to July 15, 2018, the Company may redeem on one or more occasions all or part of the Notes at a redemption price equal to the sum of (1) the principal amount thereof, plus (2) the Make Whole Premium at the redemption date, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the redemption date).

(d)                                 The Notes may also be redeemed, as a whole, following certain Change of Control Offers, at the redemption price and subject to the conditions set forth in the last paragraph of Section 4.15 of the Indenture.

6.                                      Notice of Redemption.  Notice of redemption will be given at least 30 days but not more than 60 days (except as otherwise provided in the Indenture if the notice is issued in connection with a Legal Defeasance, Covenant Defeasance or Discharge) before the redemption date to each Holder whose Notes are to be redeemed at its registered address.  If given in the manner provided for in Section 3.03 of the Indenture, the notice of optional redemption shall be conclusively presumed to have been delivered whether or not a Holder receives such notice.  Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 in excess of $2,000, unless all of the Notes held by a Holder are to be redeemed.  On and after the redemption date interest and Additional Interest, if any, cease to accrue on the Notes or portions thereof called for redemption.  The notice of redemption with respect to a redemption described in paragraph 5(c) above need not set forth the Make Whole Premium but only the manner of calculation thereof.

7.                                      Mandatory Redemption.

(a)                                 Except as set forth in Paragraph 7(b) and Paragraph 8 below, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes or to repurchase the Notes at the option of the Holders.

(b)                                 If the closing of the Catarina Acquisition does not occur on or prior to August 31, 2014, or if the Purchase and Sale Agreement is terminated at any time prior thereto, the Company shall redeem the Initial Notes, upon not less than one Business Day’s and no more than ten Business Days’ notice, or such other minimum period as is required by DTC, at the Special Mandatory Redemption Price.

8.                                      Repurchase at Option of Holder.

(a)                                 Within 30 days following the occurrence of a Change of Control, unless the Company has previously or concurrently exercised its right to redeem all of the Notes as described in paragraph 5 above, the Company shall make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of each Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of settlement (the “Change of Control Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an Interest

Exhibit 1 to App - 8

Payment Date that is on or prior to the Change of Control Settlement Date.  Within 30 days following a Change of Control, unless the Company has previously or concurrently exercised its right to redeem all of the Notes as described in paragraph 5 above, the Company shall give a notice of the Change of Control Offer to each Holder and the Trustee describing the transaction that constitutes the Change of Control and setting forth the procedures governing the Change of Control Offer as required by Section 4.15 of the Indenture.

(b)                                 On the 366th day after an Asset Sale (or, at the Company’s option, any earlier date), if the aggregate amount of Excess Proceeds then exceeds $25.0 million, the Company shall commence an offer to all Holders of Notes (an “Asset Sale Offer”) pursuant to Section 3.09 of the Indenture, and to all holders of any Pari Passu Indebtedness then outstanding, to purchase the maximum principal amount of Notes and such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the date of settlement, in accordance with the procedures set forth in the Indenture.  If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or any Restricted Subsidiary may use such remaining Excess Proceeds for any purpose not otherwise prohibited by the Indenture.  If the aggregate principal amount of Notes and Pari Passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the agent or trustee for the Pari Passu Indebtedness shall select the Pari Passu Indebtedness to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess of $2,000, shall be purchased).  Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes.

9.                                      Guarantees.  The payment by the Company of the principal of and interest, premium, if any, and Additional Interest, if any, on, the Notes is fully and unconditionally guaranteed on a joint and several senior unsecured basis by each of the Guarantors to the extent set forth in the Indenture.

10.                               Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes due on transfer or exchange.  The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.  Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

11.                               Persons Deemed Owners.  The registered Holder of a Note may be treated as its owner for all purposes.

Exhibit 1 to App - 9

12.                               Amendment, Supplement and Waiver.  Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of a majority in principal amount of the then outstanding Notes, and any existing Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes.  Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented (1) to cure any ambiguity, defect or inconsistency, (2) to provide for uncertificated Notes in addition to or in place of certificated Notes, (3) to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of Notes and Subsidiary Guarantees pursuant to Article 5 of the Indenture, (4) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, (5) to secure the Notes or the Subsidiary Guarantees pursuant to the requirements of Section 4.12 of the Indenture or otherwise, (6) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture, (7) to add any additional Guarantor with respect to the Notes or to evidence the release of any Guarantor from its Subsidiary Guarantee in accordance with Article 10 of the Indenture, (8) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, (9) to evidence or provide for the acceptance of appointment under the Indenture of a successor Trustee, (10) to conform the text of the Indenture, the Subsidiary Guarantees or the Notes to any provision described in the “Description of Notes” contained in the Offering Memorandum or (11) to provide for the conversion, transfer or redomestication of the Company in accordance with the last paragraph of Section 5.01 of the Indenture.

13.                               Defaults and Remedies.  Events of Default include: (i) default for 30 days in the payment when due of interest or Additional Interest, if any, on the Notes; (ii) default in payment when due of the principal of or premium, if any, on the Notes when due at their Stated Maturity, upon optional redemption, upon required repurchase, upon acceleration or otherwise; (iii) (x) failure by the Company to comply with Section 3.10 or Section 5.01 of the Indenture or to consummate a purchase of Notes when required pursuant to the provisions of Section 3.09 or 4.15 of the Indenture or (y) failure by the Company, after written notice has been given by certified mail, (1) to the Company by the Trustee or (2) to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, to consummate a purchase of Notes when required pursuant to Section 4.10 and, in the case of clause (y), such failure shall continue for a period of 30 days; (iv) failure by the Company for 180 days after written notice has been given by certified mail to the Company from the Trustee or to the Company and the Trustee from the Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with Section 4.03 of the Indenture; (v) failure by the Company for 60 days after written notice has been given by certified mail to the Company from the Trustee or to the Company and the Trustee from the Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with any of its other agreements in the Indenture or the Notes; (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Initial Issuance Date, if such default (a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of any grace period provided in such Indebtedness (a

Exhibit 1 to App - 10

“Payment Default”) or (b) results in the acceleration of such Indebtedness prior to its Stated Maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more; provided, however, that if any such Payment Default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 60 days from the continuation of such Payment Default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default (but not any consequential acceleration of the Notes) shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree; (vii) failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $20.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid, discharged or stayed for a period of 60 consecutive days; (viii)(a) any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or (b) any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee, except in each case, by reason of the release of such Subsidiary Guarantee in accordance with the provisions of the Indenture; and (ix) certain events of bankruptcy, insolvency or reorganization with respect to the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary as specified in Section 6.01(i) or 6.01(j) of the Indenture.  If any Event of Default occurs and is continuing, the Trustee, by notice to the Company, or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes, by notice to the Company and the Trustee, may declare all the Notes to be due and payable immediately.  Notwithstanding the preceding, in the case of an Event of Default arising from such events of bankruptcy, insolvency or reorganization described in Section 6.01(i) or 6.01(j) of the Indenture, all outstanding Notes will become due and payable immediately without further action or notice.  Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power conferred on it.  The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, interest, premium, if any, or Additional Interest) if a committee of Responsible Officers in good faith determines that withholding notice is in their interests.  The Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may on behalf of the Holders of all the Notes rescind an acceleration and its consequences if the rescission would not conflict with any judgment, decree or applicable law and if all existing Events of Default (except with respect to nonpayment of principal, interest, premium, if any, or Additional Interest, if any, that have become due solely because of the acceleration) have been cured or waived.  The Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the principal of, or interest, premium, if any, or Additional Interest, if any, on, the Notes.  The Company is required to deliver to the Trustee annually an Officers’ Certificate regarding compliance with the Indenture, and, so long as any Notes are outstanding, the

Exhibit 1 to App - 11

Company is required within 30 days of any Company Officer becoming aware of any Default or Event of Default, unless such Default or Event of Default has been cured before the end of the 30-day period, to deliver to the Trustee a statement describing such Default or Event of Default, its status and what action the Company is taking or proposes to take in respect thereof.

14.                               Defeasance and Discharge.  The Notes are subject to defeasance and discharge upon the terms and conditions specified in the Indenture.

15.                               No Recourse Against Others.  No director, officer, partner, employee, incorporator, manager or past, present or future shareholder or other owner of Capital Stock of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Subsidiary Guarantees or the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for the issuance of the Notes.

16.                               Authentication.  This Note shall not be valid until authenticated by the manual signature of an authorized signatory of the Trustee or an authenticating agent.

17.                               Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18.                               Additional Rights of Holders of Transfer Restricted Securities.  In addition to the rights provided to Holders of the Notes under the Indenture, Holders of Transfer Restricted Securities shall have all the rights set forth in the Registration Rights Agreement dated as of June 27, 2014, among the Company and the Initial Purchasers (the “Registration Rights Agreement”).

19.                               CUSIP Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers and corresponding ISIN numbers to be printed on the Notes and the Trustee may use CUSIP and corresponding ISIN numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

20.                               Governing Law.  THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Exhibit 1 to App - 12

21.                               Successors.  In the event a successor assumes all the obligations of the Company under the Notes and the Indenture, pursuant to the terms thereof, the Company will be released from all such obligations.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture or the Registration Rights Agreement.  Requests may be made to:

Sanchez Energy Corporation

1111 Bagby Street, Suite 1800

Houston, Texas 77002

Attention: Chief Financial Officer

Exhibit 1 to App - 13

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                                            agent to transfer this Note on the books of the Company.  The agent may substitute another to act for him.

Date:	Your Signature:
Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[Include the following only if the Private Placement Legend is included hereon]

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to one year after the later of the date of original issuance of such Notes (or the date of any subsequent reopening of the Notes) and the last date, if any, on which such Notes were owned by the Company or any Affiliate of the Company (or, in the case of Regulation S Notes, prior to the expiration of the Distribution Compliance Period), the undersigned confirms that such Notes are being transferred in accordance with their terms:

CHECK ONE BOX BELOW

(1)              ☐      to the Company or any Subsidiary thereof; or

(2)              ☐      pursuant to an effective registration statement under the Securities Act of 1933 the (“Securities Act”); or

Exhibit 1 to App - 14

(3)              ☐      to a person who the undersigned reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) that is purchasing for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act; or

(4)              ☐      pursuant to offers and sales to non-U.S.  persons that occur outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act; or

(5)              ☐      pursuant to Rule 144 under the Securities Act; or

(6)              ☐      pursuant to another exemption from registration under the Securities Act.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if box (4), (5) or (6) is checked, the Trustee shall be entitled to require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Signature

Exhibit 1 to App - 15

TO BE COMPLETED BY PURCHASER IF (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company and any Guarantors as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

Notice: To be executed by an executive officer

Exhibit 1 to App - 16

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, check the box below:

☐ Section 4.10	☐ Section 4.15

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount (in minimum denomination of $2,000 or integral multiples of $1,000 in excess of $2,000) you elect to have purchased: $

Dated:

(Sign exactly as your name appears on the other side of this Note)

Soc. Sec. or Tax Identification No.:

Signature Guarantee:	(signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Exhibit 1 to App - 17

[TO BE ATTACHED TO GLOBAL NOTE]

SCHEDULE A

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signatory of authorized officer of Trustee or Notes Custodian

Exhibit 1 to App - 18

EXHIBIT 2 TO RULE 144A/REGULATION S APPENDIX

[FORM OF FACE OF EXCHANGE NOTE]*/

*/                                     If the Note is to be issued in global form, add the Global Notes Legend from Exhibit 1 to Rule 144A/Regulation S Appendix and the attachment from such Exhibit 1 captioned “[TO BE ATTACHED TO GLOBAL NOTES] — SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE.”

All references to “Additional Interest” in the Note shall be deleted unless if, at the date of issuance of the Exchange Note, any Registration Default (as defined in the Registration Rights Agreement) has occurred with respect to the related Initial Notes during the interest period in which such date of issuance occurs.

Exhibit 2 to App - 1

SANCHEZ ENERGY CORPORATION

No. [ ]	$
CUSIP No. [ ]
ISIN No. [ ]

6.125% Senior Note due 2023

Sanchez Energy Corporation, a Delaware corporation, promises to pay to                           , or registered assigns, the principal sum of                Dollars [or such greater or lesser amount as may be indicated on Schedule A hereto](1) on January 15, 2023.

Interest Payment Dates:  January 15 and July 15

Record Dates:  January 1 and July 1

Additional provisions of this Note are set forth on the other side of this Note.

(1)  If this is a Global Note, add this provision.

Exhibit 2 to App - 2

In WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

Dated: , 20

SANCHEZ ENERGY CORPORATION

By:
Name:
Title:

Exhibit 2 to App - 3

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the Notes
referred to in the within-mentioned Indenture:
Dated:

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

Exhibit 2 to App - 4

[FORM OF REVERSE SIDE OF EXCHANGE NOTE]

6.125% Senior Note due 2023

Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.                                      Interest.  Sanchez Energy Corporation, a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 6.125% per annum from June 27, 2014 until maturity and shall pay any Additional Interest payable pursuant to Section 5 of the Registration Rights Agreement referred to below.  The Company will pay interest and Additional Interest, if any, semi-annually in arrears on January 15 and July 15 of each year (each an “Interest Payment Date”), commencing January 15, 2015.  If an Interest Payment Date falls on a day that is not a Business Day, the interest payment to be made on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest will accrue solely as a result of such delayed payment.  Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance; provided that if there is no existing Default or Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date, except in the case of the original issuance of Notes, in which case interest shall accrue from the date of authentication.  The Company shall pay (i) interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% higher than the then applicable interest rate on the Notes to the extent lawful and (ii) interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and any Additional Interest (without regard to any applicable grace periods) from time to time on demand at the rate that is 1% higher than the then applicable interest rate on the Notes to the extent lawful.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.                                      Method of Payment.  The Company will pay interest on the Notes (except defaulted interest) and any Additional Interest to the Persons who are registered Holders of Notes at the close of business on the January 1 or July 1 next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.11 of the Indenture with respect to defaulted interest.  Holders must surrender Notes to the Paying Agent to collect payments of principal and premium, if any, together with accrued and unpaid interest and Additional Interest, if any, due at maturity.  The Notes will be payable as to principal, interest, premium, if any, and Additional Interest, if any, at the office or agency of the Company maintained for such purpose, or, at the option of the Company, payment of interest and any Additional Interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds to an account in the United States of America will be required with respect to any amounts due on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent.  Notwithstanding the foregoing, if this Note is a Global Note, payment may be made pursuant to the Applicable Procedures of the Depository as permitted in the Indenture.  Such payment shall

Exhibit 2 to App - 5

be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.                                      Paying Agent and Registrar.  Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar.  The Company may appoint and change any Paying Agent or Registrar without notice to any Holder.  The Company or any of its Subsidiaries may act in any such capacity.

4.                                      Indenture.  The Company issued the Notes under an Indenture dated as of June 27, 2014 (“Indenture”) among the Company, the Guarantors party thereto, and the Trustee.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S.  Code §§ 77aaa-77bbbb).  Any conflict between the Notes and the Indenture will be governed by the Indenture. Each Holder, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as the same may be amended from time to time. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.  The Notes are unsecured senior obligations of the Company, and the aggregate principal amount of the Notes is unlimited.

5.                                      Optional Redemption.

(a)                                 Except as set forth in subparagraphs (b), (c) and (d) of this Paragraph 5, the Company shall not have the option to redeem the Notes prior to July 15, 2018.  On or after July 15, 2018, on any one or more occasions, the Company shall have the option to redeem the Notes, in whole or in part at any time, upon prior notice as set forth in Paragraph 6, at the redemption prices (expressed as percentages of principal amount) of the Notes redeemed set forth below, plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning on July 15 of the years indicated below:

YEAR	PERCENTAGE
2018	103.063%
2019	101.531%
2020 and thereafter	100.000%

(b)                                 Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, at any time prior to July 15, 2017, the Company may on one or more occasions redeem up to 35% of the aggregate principal amount of Notes (including any Additional Notes) issued under the Indenture at a redemption price of 106.125% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and Additional Interest, if any, thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the redemption date), in an amount not greater than the net cash proceeds of one or more Equity Offerings; provided that, with respect to each such redemption, (i) at least 65% of the aggregate principal amount of Notes (including any Additional Notes) originally issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding any Notes held by the Company and its

Exhibit 2 to App - 6

Subsidiaries) and (ii) such redemption occurs within 180 days of the date of the closing of the related Equity Offering.

(c)                                  Prior to July 15, 2018, the Company may redeem on one or more occasions all or part of the Notes at a redemption price equal to the sum of (1) the principal amount thereof, plus (2) the Make Whole Premium at the redemption date, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the redemption date).

(d)                                 The Notes may also be redeemed, as a whole, following certain Change of Control Offers, at the redemption price and subject to the conditions set forth in the last paragraph of Section 4.15 of the Indenture.

6.                                      Notice of Redemption.  Notice of redemption will be given at least 30 days but not more than 60 days (except as otherwise provided in the Indenture if the notice is issued in connection with a Legal Defeasance, Covenant Defeasance or Discharge) before the redemption date to each Holder whose Notes are to be redeemed at its registered address.  If given in the manner provided for in Section 3.03 of the Indenture, the notice of optional redemption shall be conclusively presumed to have been delivered whether or not a Holder receives such notice.  Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 in excess of $2,000, unless all of the Notes held by a Holder are to be redeemed.  On and after the redemption date interest and Additional Interest, if any, cease to accrue on the Notes or portions thereof called for redemption.  The notice of redemption with respect to a redemption described in paragraph 5(c) above need not set forth the Make Whole Premium but only the manner of calculation thereof.

7.                                      Mandatory Redemption.

(a)                                 Except as set forth in Paragraph 7(b) and Paragraph 8 below, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes or to repurchase the Notes at the option of the Holders.

(b)                                 If the closing of the Catarina Acquisition does not occur on or prior to August 31, 2014, or if the Purchase and Sale Agreement is terminated at any time prior thereto, the Company shall redeem the Initial Notes, upon not less than one Business Day’s and no more than ten Business Days’ notice, or such other minimum period as is required by DTC, at the Special Mandatory Redemption Price.

8.                                      Repurchase at Option of Holder.

(a)                                 Within 30 days following the occurrence of a Change of Control, unless the Company has previously or concurrently exercised its right to redeem all of the Notes as described in paragraph 5 above, the Company shall make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of each Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of settlement (the “Change of Control Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an Interest

Exhibit 2 to App - 7

Payment Date that is on or prior to the Change of Control Settlement Date.  Within 30 days following a Change of Control, unless the Company has previously or concurrently exercised its right to redeem all of the Notes as described in paragraph 5 above, the Company shall give a notice of the Change of Control Offer to each Holder and the Trustee describing the transaction that constitutes the Change of Control and setting forth the procedures governing the Change of Control Offer as required by Section 4.15 of the Indenture.

(b)                                 On the 366th day after an Asset Sale (or, at the Company’s option, any earlier date), if the aggregate amount of Excess Proceeds then exceeds $25.0 million, the Company shall commence an offer to all Holders of Notes (an “Asset Sale Offer”) pursuant to Section 3.09 of the Indenture, and to all holders of any Pari Passu Indebtedness then outstanding, to purchase the maximum principal amount of Notes and such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the date of settlement, in accordance with the procedures set forth in the Indenture.  If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or any Restricted Subsidiary may use such remaining Excess Proceeds for any purpose not otherwise prohibited by the Indenture.  If the aggregate principal amount of Notes and Pari Passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the agent or trustee for the Pari Passu Indebtedness shall select the Pari Passu Indebtedness to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess of $2,000, shall be purchased).  Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes.

9.                                      Guarantees.  The payment by the Company of the principal of and interest, premium, if any, and Additional Interest, if any, on, the Notes is fully and unconditionally guaranteed on a joint and several senior unsecured basis by each of the Guarantors to the extent set forth in the Indenture.

10.                               Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes due on transfer or exchange.  The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.  Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

11.                               Persons Deemed Owners.  The registered Holder of a Note may be treated as its owner for all purposes.

Exhibit 2 to App - 8

12.                               Amendment, Supplement and Waiver.  Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of a majority in principal amount of the then outstanding Notes, and any existing Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes.  Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented (1) to cure any ambiguity, defect or inconsistency, (2) to provide for uncertificated Notes in addition to or in place of certificated Notes, (3) to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of Notes and Subsidiary Guarantees pursuant to Article 5 of the Indenture, (4) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, (5) to secure the Notes or the Subsidiary Guarantees pursuant to the requirements of Section 4.12 of the Indenture or otherwise, (6) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture, (7) to add any additional Guarantor with respect to the Notes or to evidence the release of any Guarantor from its Subsidiary Guarantee in accordance with Article 10 of the Indenture, (8) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, (9) to evidence or provide for the acceptance of appointment under the Indenture of a successor Trustee, (10) to conform the text of the Indenture, the Subsidiary Guarantees or the Notes to any provision described in the “Description of Notes” contained in the Offering Memorandum or (11) to provide for the conversion, transfer or redomestication of the Company in accordance with the last paragraph of Section 5.01 of the Indenture.

13.                               Defaults and Remedies.  Events of Default include: (i) default for 30 days in the payment when due of interest or Additional Interest, if any, on the Notes; (ii) default in payment when due of the principal of or premium, if any, on the Notes when due at their Stated Maturity, upon optional redemption, upon required repurchase, upon acceleration or otherwise; (iii) (x) failure by the Company to comply with Section 3.10 or Section 5.01 of the Indenture or to consummate a purchase of Notes when required pursuant to the provisions of Section 3.09 or 4.15 of the Indenture or (y) failure by the Company, after written notice has been given by certified mail, (1) to the Company by the Trustee or (2) to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, to consummate a purchase of Notes when required pursuant to Section 4.10 and, in the case of clause (y), such failure shall continue for a period of 30 days; (iv) failure by the Company for 180 days after written notice has been given by certified mail to the Company from the Trustee or to the Company and the Trustee from the Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with Section 4.03 of the Indenture; (v) failure by the Company for 60 days after written notice has been given by certified mail to the Company from the Trustee or to the Company and the Trustee from the Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with any of its other agreements in the Indenture or the Notes; (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Initial Issuance Date, if such default (a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of any grace period provided in such Indebtedness (a

Exhibit 2 to App - 9

“Payment Default”) or (b) results in the acceleration of such Indebtedness prior to its Stated Maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more; provided, however, that if any such Payment Default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 60 days from the continuation of such Payment Default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default (but not any consequential acceleration of the Notes) shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree; (vii) failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $20.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid, discharged or stayed for a period of 60 consecutive days; (viii)(a) any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or (b) any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee, except in each case, by reason of the release of such Subsidiary Guarantee in accordance with the provisions of the Indenture; and (ix) certain events of bankruptcy, insolvency or reorganization with respect to the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken as a whole, would constitute a Significant Subsidiary as specified in Section 6.01(i) or 6.01(j) of the Indenture.  If any Event of Default occurs and is continuing, the Trustee, by notice to the Company, or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes, by notice to the Company and the Trustee, may declare all the Notes to be due and payable immediately.  Notwithstanding the preceding, in the case of an Event of Default arising from such events of bankruptcy, insolvency or reorganization described in Section 6.01(i) or 6.01(j) of the Indenture, all outstanding Notes will become due and payable immediately without further action or notice.  Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power conferred on it.  The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, interest, premium, if any, or Additional Interest) if a committee of Responsible Officers in good faith determines that withholding notice is in their interests.  The Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may on behalf of the Holders of all the Notes rescind an acceleration and its consequences if the rescission would not conflict with any judgment, decree or applicable law and if all existing Events of Default (except with respect to nonpayment of principal, interest, premium, if any, or Additional Interest, if any, that have become due solely because of the acceleration) have been cured or waived.  The Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the principal of, or interest, premium, if any, or Additional Interest, if any, on, the Notes.  The Company is required to deliver to the Trustee annually an Officers’ Certificate regarding compliance with the Indenture, and, so long as any Notes are outstanding, the

Exhibit 2 to App - 10

Company is required within 30 days of any Company Officer becoming aware of any Default or Event of Default, unless such Default or Event of Default has been cured before the end of the 30-day period, to deliver to the Trustee a statement describing such Default or Event of Default, its status and what action the Company is taking or proposes to take in respect thereof.

14.                               Defeasance and Discharge.  The Notes are subject to defeasance and discharge upon the terms and conditions specified in the Indenture.

15.                               No Recourse Against Others.  No director, officer, partner, employee, incorporator, manager or past, present or future shareholder or other owner of Capital Stock of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Subsidiary Guarantees or the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for the issuance of the Notes.

16.                               Authentication.  This Note shall not be valid until authenticated by the manual signature of an authorized signatory of the Trustee or an authenticating agent.

17.                               Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18.                               CUSIP Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers and corresponding ISIN numbers to be printed on the Notes and the Trustee may use CUSIP and corresponding ISIN numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

19.                               Governing Law.  THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

20.                               Successors.  In the event a successor assumes all the obligations of the Company under the Notes and the Indenture, pursuant to the terms thereof, the Company will be released from all such obligations.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture.  Requests may be made to:

Sanchez Energy Corporation
1111 Bagby Street, Suite 1800
Houston, Texas 77002
Attention: Chief Financial Officer

Exhibit 2 to App - 11

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                                            agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:
Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Exhibit 2 to App - 12

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, check the box below:

☐ Section 4.10	☐ Section 4.15

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount (in minimum denomination of $2,000 or integral multiples of $1,000 in excess of $2,000) you elect to have purchased: $

Dated:

(Sign exactly as your name appears on the other side of this Note)

Soc. Sec. or Tax Identification No.:

Signature Guarantee:
(signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.  Exhibit 2 to App - 12

Exhibit 2 to App - 13

ANNEX A

SANCHEZ ENERGY CORPORATION

AND

THE GUARANTORS NAMED HEREIN

6.125% SENIOR NOTES DUE 2023

FORM OF SUPPLEMENTAL INDENTURE

DATED AS OF                      ,

U.S. BANK NATIONAL ASSOCIATION,

AS TRUSTEE

This SUPPLEMENTAL INDENTURE, dated as of                       ,                (this “Supplemental Indenture”) is among Sanchez Energy Corporation, a Delaware corporation (the “Company”), [                        ] (the “Guaranteeing Subsidiary”), which is a subsidiary of the Company, each of the existing Guarantors (as defined in the Indenture referred to below) and U.S. Bank National Association, a national banking association, as Trustee.

RECITALS

WHEREAS, the Company and the Trustee entered into an Indenture, dated as of June 27, 2014 (as heretofore amended, supplemented or otherwise modified, the “Indenture”), pursuant to which the Company has issued 6.125% Senior Notes due 2023 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall become a Guarantor (as defined in the Indenture);

WHEREAS, Section 9.01(g) of the Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Indenture in order to add any additional Guarantor with respect to the Notes, without the consent of the Holders of the Notes; and

WHEREAS, all acts and things prescribed by the Indenture, by law and by the Articles of Incorporation and the Bylaws (or comparable constituent documents) of the Company, of the Guarantors and of the Trustee necessary to make this Supplemental Indenture a valid instrument legally binding on the Company, the Guarantors and the Trustee, in accordance with its terms, have been duly done and performed;

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Company, the Guaranteeing Subsidiary, the other Guarantors and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

Section 1.                                           Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture.

Section 2.                                           Relation to Indenture.  This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 3.                                           Effectiveness of Supplemental Indenture.  This Supplemental Indenture shall become effective immediately upon its execution and delivery by the Company, the Guaranteeing Subsidiary, the other Guarantors and the Trustee.

Section 4.                                           Agreement to Guarantee.  The Guaranteeing Subsidiary hereby agrees, by its execution of this Supplemental Indenture, to be bound by the provisions of the Indenture applicable to Guarantors to the extent provided for in Article 10 thereof. The Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.  The Guaranteeing Subsidiary agrees to be bound by all of the provisions of the

Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

Section 5.                                           Ratification of Obligations.  Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms.

Section 6.                                           The Trustee.  Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture.  This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

Section 7.                                           Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 8.                                           Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

SANCHEZ ENERGY CORPORATION

By:
Name:
Title:

GUARANTEEING SUBSIDIARY:

[ ]

By:
Name:
Title:

EXISTING GUARANTORS:(1)

TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

(1)  Insert signature blocks for each of the Guarantors existing at the time of execution of this Supplemental Indenture.